Exhibit 99.2
SUMMARY
The Restructuring and Senior Refinancing Transaction
     This offer to exchange Old Notes for New Notes and solicitation of acceptances of the Prepackaged Plan are part of, and are being conducted pursuant to, the Restructuring, which may be accomplished either through an out-of-court process that includes the Exchange Offer or, in the alternative, if the conditions to the Exchange Offer are not satisfied or waived, through the in-court Prepackaged Plan. The Restructuring is designed to improve our liquidity over time by decreasing our outstanding consolidated debt and significantly reducing our annual interest expense, and it consists of two transactions:
•	the exchange of Old Notes for New Notes; and

•	the cancellation of senior indebtedness in an aggregate principal amount of $110 million plus accrued PIK interest, which will eliminate our Tranche C term loan.
     On October 15, 2009, we refinanced our senior debt pursuant to a transaction in which third parties and affiliated entities acquired our then-existing $136.5 million senior secured credit facility indebtedness and amended the credit agreement governing such indebtedness. As a result of this senior debt refinancing, (1) an affiliate of ACON Investments, L.L.C. named Tranche Holdings, LLC now holds the Tranche A term loan, which has an aggregate principal amount of $19.7 million, (2) a Morris affiliate holds the Tranche B term loan, which has an aggregate principal amount of $6.8 million plus accrued PIK interest since the date of the Existing Credit Agreement, and (3) certain Morris affiliates now hold the Tranche C term loan, which has an aggregate principal amount of $110 million plus accrued PIK interest since the date of the Existing Credit Agreement. In this Offering Memorandum and Disclosure Statement, we refer to this senior debt refinancing as the “Senior Refinancing Transaction.” Pursuant to the Support Agreement, on or before 150 days after the consummation of the Exchange Offer or the Prepackaged Plan, we must refinance our Tranche A term loan and we may, at our option, refinance our Tranche B term loan, in each case through one or more new credit facilities provided solely by one or more commercial banks unaffiliated with us. If the Tranche A term loan and/or the Tranche B term loan is refinanced in this way, the refinanced debt will rank senior in right of payment to the New Notes. For more detailed information regarding the Restructuring and the completed and planned refinancing of our senior debt, see “The Restructuring — Senior Refinancing Transaction and Related Transactions in Connection with the Restructuring.”
Our Business Post-Restructuring
     Following the consummation of the Recapitalization Plan or the Prepackaged Plan, we will continue to pursue our broader business restructuring strategy. The Restructuring — whether implemented through the out-of-court or in-court process — will enable us to continue as a going concern. On the effective date of the Restructuring, we expect to use our available cash in excess of $7 million, after the payment of restructuring costs and expenses, to prepay our senior indebtedness, and will be dependent upon this remaining $7 million of available cash and our cash flow from operations for our liquidity. In conjunction with a refinancing of the remaining portion of our Tranche A term loan, which has an aggregate principal amount of $19.7 million, and our Tranche B term loan, which has an aggregate principal amount of $6.8 million plus accrued PIK interest since the date of the Existing Credit Agreement, we intend to seek a $10 million revolving working capital facility, which we refer to as the “Working Capital Facility,” to provide our primary source of liquidity (other than cash flow from operations), and to use all remaining available cash to further reduce the senior indebtedness.
     After the Restructuring, the New Notes Indenture generally requires that cash flow from operations be used to repay any remaining Tranche A term loan (or the refinanced Tranche A and Tranche B term loans, if applicable) and/or the Working Capital Facility, if applicable, and then the New Notes and any remaining Tranche B term loan on a pro rata basis.
     Thus, so long as the New Notes are outstanding, we do not expect to have any significant reserves of cash or liquidity beyond a limited amount of cash on hand or a Working Capital Facility of $10 million. After the Restructuring, if our monthly average available cash (including amounts available under any Working Capital

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Facility) falls below $2 million, then we would be in default under the New Notes Indenture and our Amended Credit Agreement, and our ability to continue as a going concern could be in jeopardy.
     After the Restructuring, we will continue to focus on owning and operating newspapers and other publications in small and mid-size communities. We also will continue to implement strategies for responding to declining revenues and changing market conditions, including by restructuring the operations of our businesses and implementing various initiatives to increase revenues and decrease costs of the Company. We believe that our streamlined business model, combined with cost-cutting initiatives, will improve our ability to return to sustained profitability.
Summary of the Exchange Offer

Overview	We are offering an aggregate of $100 million principal amount of New Notes in exchange for an aggregate of $278,478,000 principal amount of Old Notes, plus any accrued and unpaid interest thereon.

Holders of Old Notes will receive their pro rata share of the New Notes in full satisfaction of the principal amount of, plus all accrued and unpaid interest through the consummation of the Exchange Offer on, the Old Notes so tendered and accepted. See “The Exchange Offer — Terms of the Exchange Offer.”

None of Morris Publishing, its subsidiaries, their respective boards of directors or comparable bodies, the exchange agent, the information agent, their legal advisors, their financial advisors or any of their respective affiliates makes any recommendation as to whether holders of Old Notes should exchange Old Notes for New Notes in the Exchange Offer.

Conditions to Completion of the Exchange Offer
The Exchange Offer is subject to the satisfaction of certain conditions, including (1) the minimum tender condition, which requires that at least 99% of the aggregate principal amount of outstanding Old Notes be validly tendered and not withdrawn in the Exchange Offer, (2) our having received the requisite approval of the Old Notes Indenture Amendment, and (3) the absence of an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that might prohibit, prevent, or delay consummation of the Exchange Offer. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

Expiration Date
The Exchange Offer will expire at 11:59 p.m. New York City time, on January 12, 2010. We may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer, but we may not extend the Expiration Date beyond January 12, 2010 without an amendment to or waiver of the Support Agreement.

Procedures for Tendering Old Notes
If you wish to participate in the Exchange Offer and your Old Notes are held by a nominee, such as a bank, broker, dealer, trust company or other nominee, you must instruct that nominee to tender your Old Notes on your behalf. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Acceptance of Old Notes for Exchange and Delivery of New Notes
We will accept any Old Notes that are properly tendered for exchange before 11:59 p.m., New York City time, on the Expiration Date. The New Notes will be delivered within 3 business days after expiration and acceptance of the Exchange Offer, subject to satisfaction of the terms and conditions of the Exchange Offer, including without limitation, the minimum tender condition. See “The Exchange Offer — Acceptance of Old Notes for Exchange and Delivery of New Notes.”

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Exchange Date	We will notify the exchange agent of the date that Old Notes are deemed to have been accepted for exchange.

Withdrawal of Tenders
If you tender your Old Notes for exchange in the Exchange Offer and later wish to withdraw them, unless you are restricted from doing so by the Support Agreement, you may do so at any time before 11:59 p.m., New York City time, on the Expiration Date. See “The Exchange Offer — Withdrawal of Tenders.”

Consequences of Failure to Tender
Claims with respect to any Old Notes not tendered in the Exchange Offer will be effectively subordinated to claims with respect to any New Notes (to the extent of the value of the collateral securing the New Notes). In addition, due to the Old Notes Indenture Amendment, holders of Old Notes will have fewer protections and remedies upon the effectiveness of the Exchange Offer. For a description of the consequences of failing to exchange your Old Notes in this case, see “Risk Factors — Risks to Holders of Non-Tendered Old Notes.”

Consequences of Failure to Consummate the Exchange Offer
If the conditions of the Exchange Offer are not satisfied but the Prepackaged Plan is accepted, we will pursue the Prepackaged Plan. Although we would seek authority from the Bankruptcy Court on the petition date to continue to use the prepetition lenders’ cash collateral or to enter into debtor-in-possession financing, there can be no assurance that the Bankruptcy Court would grant this relief or that the bankruptcy case would not disrupt operations or cause the Company to lose revenue. No decision has been made by the board of directors to file petitions for relief under chapter 11 of the Bankruptcy Code (outside the context of the Prepackaged Plan). See “Risk Factors — Risks Related to NOT Accepting the Exchange Offer and Rejecting the Prepackaged Plan.”

Exchange Agent
Wilmington Trust Company is the exchange agent for the Exchange Offer. The address and facsimile and telephone numbers of the exchange agent are listed on the back cover page of this Offering Memorandum and Disclosure Statement.

Information Agent
Ipreo Holdings LLC is the information agent for the Exchange Offer. The address and telephone number of the information agent are listed on the back cover page of this Offering Memorandum and Disclosure Statement.

Accounting Treatment	For a description of the accounting treatment of the Restructuring, see “Accounting Treatment.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations for holders of the New Notes, see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer. Old Notes that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and canceled.
Summary of the Prepackaged Plan

Overview
We have prepared the Prepackaged Plan as an alternative to the Recapitalization Plan for accomplishing the Restructuring if the conditions to completion of the Recapitalization Plan, including, for example, the minimum tender condition, are not satisfied or waived (to the extent waivable), but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to any non-accepting impaired claims classes.

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The Prepackaged Plan consists of a plan of reorganization under chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the Recapitalization Plan. A copy of the Prepackaged Plan is attached to this Offering Memorandum and Disclosure Statement as Exhibit A. If confirmed, the Prepackaged Plan will bind all of our creditors, regardless of whether such creditors voted to accept or reject the Prepackaged Plan. See “The Prepackaged Plan.”

Under the Prepackaged Plan, holders of Old Notes and the lenders under our Existing Credit Agreement (as well as the holders of all other claims and equity interests) would receive essentially the same treatment with respect to their claims as they would receive under the Recapitalization Plan. Existing holders of our equity would continue to hold such equity. See “The Prepackaged Plan.”

If we do not receive acceptances from a sufficient number of holders of Old Notes to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, and the Prepackaged Plan is not otherwise confirmed through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to any non-accepting impaired claims classes, the Prepackaged Plan will not be confirmed or become effective.

Voting Record Date
The voting record date for determining the holders of claims entitled to vote on the Prepackaged Plan is December 9, 2009, which we refer to as the “Voting Record Date.” See “The Prepackaged Plan — Holders of Claims Entitled to Vote — Voting Record Date.”

Conditions to the Effectiveness of the Prepackaged Plan	The Prepackaged Plan will not be effective until the conditions set forth below have been satisfied or waived:

•   the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to the Requisite Holders and the administrative agent for the Company’s secured lenders;

•   the Prepackaged Plan and certain related supplemental documents are in form and substance reasonably acceptable to the Company, the Requisite Holders and the administrative agent for the Company’s secured lenders;

•   all actions, documents, certificates and agreements necessary to implement the Prepackaged Plan have been effected or executed and delivered to the required parties and, to the extent required, filed with the appropriate governmental entities in accordance with applicable laws;

•   all other documents and agreements necessary to implement the Prepackaged Plan have been executed and delivered by all necessary parties, and all other required actions have occurred or have been otherwise satisfied or waived;

• the Support Agreement, the Escrow Agreement and the Company’s tax sharing agreement remain in full force and effect and have not been terminated;

• the Company has paid all undisputed fee claims of the Ad Hoc Committee Advisors and the indenture trustee; and

•   no event of default has occurred and is continuing under the Existing Credit Agreement, other than an event of default related to the default on the payment of interest when due in respect of the Old Notes.

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We retain the right to waive any condition in our sole and absolute discretion, subject to our obligations under the Support Agreement and applicable law. See “The Prepackaged Plan — Conditions to the Effective Date of the Prepackaged Plan.”

Tabulation Agent
Kurtzman Carson Consultants LLC is the tabulation agent. The address and telephone number of the tabulation agent are listed on the back cover page of this Offering Memorandum and Disclosure Statement.

Comparison of the New Notes and Old Notes
     The following is a brief summary of the terms of the New Notes, compared against the terms of the Old Notes. For a more detailed description of the New Notes, see “Description of the New Notes.”

	Old Notes	New Notes
Securities Offered	As of the date of this Offering Memorandum and Disclosure Statement, there are outstanding approximately $278.5 million aggregate principal amount of 7% Senior Subordinated Notes due 2013, plus accrued and unpaid interest after we failed to make the February 1, 2009 and August 1, 2009 interest payments thereon	$100 million aggregate principal amount of Floating Rate Secured Notes due 2014

Issuers	Morris Publishing and Morris Publishing Finance	Same as Old Notes

Indenture Trustee	Wilmington Trust FSB, as successor Trustee	Wilmington Trust FSB, referred to as the “Trustee”

Maturity Date	August 1, 2013	Four years and six months after the date of original issuance (i.e., four years and six months after the effective date of the Exchange Offer or Prepackaged Plan, as the case may be).

Interest	7% per year, payable semiannually in cash on each February 1 and August 1, commencing on February 1, 2004
•   If the $19.7 million Tranche A term loan has not been repaid or refinanced on or prior to the date of the original issuance of the New Notes, interest on the New Notes will be payable quarterly in arrears in cash, at a rate of 5% per year, and the New Notes also will accrue paid-in-kind interest (i.e., interest that is not payable in cash but instead is added to the principal amount) at a rate of 10% per year, compounded quarterly in arrears, from the date of original issuance until the earlier of (a) repayment in full of the Tranche A term loan and (b) the maturity of the New Notes.

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	Old Notes	New Notes

•   In the event of a refinancing of the Tranche A term loan through which the Tranche A term loan is repaid in full, either alone or in conjunction with a refinancing of our Tranche B term loan, the New Notes will accrue interest at a rate of 5% per year plus the highest regular interest rate payable on the refinanced debt, with a minimum aggregate interest rate of 10% per year. While any such refinanced debt remains outstanding, interest on the New Notes will be payable quarterly in arrears, 50% in cash and 50% paid-in-kind. For example, if the refinanced debt has a per year interest rate of 7%, the per-year interest rate of the New Notes will be 12% (payable 6% in cash and 6% paid-in-kind).

•   At such time as neither the Tranche A term loan nor any refinanced debt is outstanding, the New Notes will accrue interest at a rate per year of 10%, payable quarterly in arrears in cash, until maturity.

See “Description of the New Notes — Principal, Maturity and Interest.”

Guarantees	Each of our existing and future restricted subsidiaries, other than the co-issuer Morris Publishing Finance, has jointly, severally and unconditionally guaranteed the Old Notes on a senior subordinated basis. All of our existing subsidiaries are restricted subsidiaries. We may designate a restricted subsidiary as an unrestricted subsidiary, and terminate its guarantee, under procedures set forth in the Old Notes Indenture, including, until the effectiveness of the Old Notes Indenture Amendment, compliance with the “Limitation on Restricted Payments” covenant.	Each of our existing and future restricted subsidiaries, other than the co-issuer Morris Publishing Finance, will jointly, severally and unconditionally guarantee the New Notes on a second priority secured basis. Such guarantees of the New Notes are referred to as the “Guarantees.” All of our existing subsidiaries will be restricted subsidiaries. We may designate a restricted subsidiary as an unrestricted subsidiary, and terminate its Guarantee, under procedures set forth in the New Notes Indenture. See Exhibit B for a list of the guarantor subsidiaries, which are referred to as “Guarantors,” and “Description of the Notes — Guarantees” for a more detailed description of the Guarantees.

Security and Ranking	The Old Notes are our unsecured senior subordinated obligations and are subordinated to all of our existing and future senior debt, including secured indebtedness under the Existing Credit Agreement, rank equally with all of our existing and future senior subordinated debt and rank senior to all of our future subordinated debt.	The New Notes and the related Guarantees will be secured, senior subordinated obligations of the Company and the Guarantors and will be secured by a second lien on substantially all of the assets of Morris Publishing, Morris Publishing Finance and the Guarantors that currently secure our existing first lien indebtedness. See “Description of the New Notes — Collateral and Security.”
	The guarantees by our restricted subsidiaries are subordinated to existing and future senior debt of such subsidiaries, including each such subsidiary’s guarantee of the indebtedness	The New Notes will rank: • junior in right of payment to the Tranche A

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	Old Notes	New Notes
under the Existing Credit Agreement. The guarantees rank equally with all of the guarantors’ existing and future senior subordinated debt, and rank senior to all of the guarantors’ future subordinated debt.

The Old Notes are effectively subordinated to all of our and our restricted subsidiaries’ existing and future secured debt to the extent of the value of collateral securing each debt. The Old Notes are effectively subordinated to all existing and future liabilities, including trade payables, of any subsidiary that is not a guarantor. At this time, other than Morris Publishing’s subsidiary, Morris Publishing Finance, which is a co-issuer of the Old Notes and will be a co-issuer of the New Notes, we have no non-guarantor subsidiaries.	term loan (or, if refinanced, to such refinanced debt) and any Working Capital Facility;

•   equal in right of payment with the Tranche B term loan, but if the Tranche B term loan is refinanced on or before 150 days after the consummation of the Restructuring with a new facility provided solely by a commercial bank unaffiliated with us, the New Notes would rank junior to this refinanced debt; and

•   senior in right of payment to any current and future subordinated obligations of Morris Publishing, Morris Publishing Finance and the Guarantors.

The New Notes and the Guarantees effectively will be senior to all existing and future unsecured obligations of Morris Publishing, Morris Publishing Finance and the Guarantors, including the Old Notes, to the extent of the value of the assets securing the New Notes. The New Notes effectively are subordinated to all existing and future liabilities, including trade payables, of any subsidiary that is not, or any future subsidiary that does not become, a Guarantor. At the time the New Notes are originally issued, other than Morris Publishing’s subsidiary, Morris Publishing Finance, which will be a co-issuer of the New Notes, we have no non-Guarantor subsidiaries.

See “Description of the New Notes — The Intercreditor Agreement and Subordination.”

Intercreditor Agreement	There was no intercreditor agreement with respect to the Old Notes.	The Trustee, the Tranche B term loan lender and the agent for the Tranche A term loan will enter into an intercreditor agreement in respect of the collateral securing all such obligations, as well as obligations related to the Tranche B term loan. This intercreditor agreement is referred to as the “Intercreditor Agreement.” The Intercreditor Agreement will include provisions relating to payment subordination, lien subordination, turnover obligations with respect to proceeds of collateral, restrictions on exercise of remedies, releases of collateral, restrictions on amendments to senior and junior lien documentation, bankruptcy related provisions and other intercreditor matters. The Intercreditor Agreement is designed to provide the lenders of any refinanced debt with the benefits of senior creditor status when we refinance the Tranche A term loan and, if applicable, the Tranche B term loan, with a commercial bank unaffiliated with us within 150 days of the consummation of the

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	Old Notes	New Notes
Restructuring. If and when we enter into the Working Capital Facility, we expect that the Intercreditor Agreement will be amended to provide the lender of the Working Capital Facility with the benefits of senior creditor status. See “Description of the New Notes — The Intercreditor Agreement and Subordination.”

Mandatory Redemption with Excess Free Cash Flow	Not applicable.	Generally, free cash flow will be used, on a monthly basis, first to repay the Tranche A term loan (or the refinanced debt if the Tranche A term loan is refinanced either alone or in conjunction with a refinancing of the Tranche B term loan), and second to redeem the New Notes and to repay the Tranche B term loan on a pro rata basis, at 100% of their respective principal amounts, plus any accrued and unpaid interest to the date of payment. Such payments will not be required if and to the extent such payments would reduce the Company’s cash working capital balance below $7 million, unless the Company has established the Working Capital Facility. See “Description of the New Notes — Redemptions and Repurchases — Mandatory Redemption.”

If the Company establishes a Working Capital Facility, the cash working capital balance and any excess free cash flow generally will be used, on a monthly basis, to repay the Tranche A term loan, any refinanced debt and any Working Capital Facility, and then to redeem the New Notes and to repay the Tranche B term loan on a pro rata basis, at 100% of their respective principal amounts, plus any accrued and unpaid interest to the date of payment.

Repurchase upon a Change of Control	Subject to certain qualifications or exceptions, we are obligated to repurchase the Old Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of a change of control.	Subject to certain qualifications or exceptions, we will be obligated to repurchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase upon the occurrence of a change of control. This repurchase obligation will be subordinate to repayment of the Tranche A term loan and, if applicable, the refinanced debt if the Tranche A term loan is refinanced either alone or in conjunction with a refinancing of the Tranche B term loan and the Working Capital Facility. See “Description of the New Notes — Redemptions and Repurchases — Repurchase upon a Change of Control.”

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	Old Notes	New Notes
Optional Redemption	We may redeem some or all of the Old Notes at any time at a redemption price equal to approximately 102.3% of the aggregate principal amount of the Old Notes redeemed in the twelve-month period commencing on August 1, 2009, approximately 101.2% of the aggregate principal amount of the Old Notes redeemed in the twelve-month period commencing August 1, 2010 and 100% of the aggregate principal amount of the Old Notes redeemed thereafter, plus accrued and unpaid interest, if any, to the date of redemption.	We may redeem some or all of the New Notes at any time at a redemption price equal to 103% of the aggregate principal amount of the New Notes redeemed in the first year after issuance of the New Notes, 102% of the aggregate principal amount of the New Notes redeemed in the second year after issuance of the New Notes, 101% of the aggregate principal amount of the New Notes redeemed in the third year after issuance of the New Notes and 100% of the aggregate principal amount of the New Notes redeemed thereafter, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the New Notes — Redemptions and Repurchases — Optional Redemption.”

Repurchase upon Event of Loss	Not applicable.	If the proceeds from an event of loss are not reinvested as permitted in the New Notes Indenture, we will be required to use these proceeds first to prepay the Tranche A term loan or other senior debt. The Existing Credit Agreement does not permit us to reinvest proceeds from an event of loss and requires that these proceeds first be applied to reduce the balance of the Tranche A term loan. With any remaining proceeds, we will offer to repurchase New Notes and reduce the balance of the Tranche B term loan, on a pro rata basis, at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of the New Notes — Redemptions and Repurchases — Repurchase upon Event of Loss.”

Repurchase upon Consummation of an Asset Sale	The Old Notes are subject to repurchase by us, at the option of holders of Old Notes, with any net cash proceeds arising from an asset sale that remain after prepaying our senior indebtedness or reinvesting in replacement assets as permitted by the Old Notes Indenture. Such proceeds are required to be applied on a pro rata basis to repay indebtedness that ranks pari passu with the Old Notes and redeem the Old Notes at a redemption price of 100% of the principal amount of the Old Notes being repurchased, plus accrued and unpaid interest to the date of repurchase.	The New Notes will be subject to repurchase by us, at the option of holders of New Notes, on a pro rata basis with the Tranche B term loan, with any net cash proceeds arising from an asset sale that remain after prepaying our senior indebtedness for a repurchase price, payable in cash, equal to 101% of their respective principal amounts plus accrued and unpaid interest to the repurchase date. See “Description of the New Notes — Redemptions and Repurchases — Repurchase upon Consummation of an Asset Sale.”

Covenants	The Old Notes Indenture currently restricts our ability and the ability of our restricted subsidiaries to, among other things:	Same as Old Notes, except that the New Notes Indenture contains certain additional covenants, including financial covenants. See “Description of the New Notes — Certain Covenants.”

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	Old Notes	New Notes
• incur additional debt and issue preferred stock;

• make certain distributions, investments and other restricted payments;

• create certain liens;

• enter into transactions with affiliates;

• limit the ability of restricted subsidiaries to make payments to us;

• merge, consolidate or sell substantially all of our assets;

• issue preferred stock of a restricted subsidiary;

• sell certain assets; and

• enter into new lines of business.

Upon the effectiveness of the Old Notes Indenture Amendment, however, we and our subsidiaries no longer will be subject to the above-described covenants, so the holders of Old Notes who do not tender no longer will enjoy the protection (and associated remedies) of such restrictions.

Governing Law	New York law.	Same as Old Notes.

Book-Entry Form	The Old Notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Old Notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities, except in limited circumstances.	Same as Old Notes.

Market Trading	The Old Notes are not listed for trading on any securities exchange.	The New Notes will not be listed for trading on any securities exchange.

The New Notes will be new securities for which there is currently no market. There can be no assurance that a liquid market for the New Notes will develop or be maintained.

Public Reporting	Under the Old Notes Indenture, we were required to file all regular periodic reports with the SEC as a voluntary filer.	Under the New Notes Indenture, we will be required to file all regular periodic reports with the SEC as a voluntary filer.

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Risks to Holders of New Notes
     The following risks specifically apply only to holders of New Notes issued in the Exchange Offer or pursuant to the Prepackaged Plan and should be considered, along with the other risk factors, by eligible holders. There are additional risks attendant to being an investor in our debt securities that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “— Risks Related to Our Business and Industry,” “— Risks Relating to our Ownership and Management Structure” and “— Risks Relating to Legal Proceedings.”
Even if we successfully consummate the Restructuring, our indebtedness and other obligations will continue to be significant. If the current economic environment does not improve, we may not be able to generate sufficient cash flow from operations to satisfy our obligations as they come due, and, as a result, we would need additional funding, which may be difficult to obtain.
     Even if we successfully consummate the Restructuring, we will continue to have a significant amount of indebtedness and other obligations that are likely to have several important consequences to our business. For example, our indebtedness and other obligations could:
•	require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our indebtedness and other obligations, which would reduce the funds available to fund working capital, capital expenditures and other general corporate purposes in running our businesses;

•	make it more difficult for us to satisfy our obligations;

•	limit our ability to withstand competitive pressures;

•	make us more vulnerable to any continuing downturn in general economic conditions and adverse developments in our industry and business; and

•	reduce our flexibility in responding to changing business and economic conditions.
     If we are unable to return to sustained profitability as a result of the Restructuring, and/or if current economic conditions do not improve in the foreseeable future, we may not be able to generate sufficient cash flow from operations in the future to allow us to service our debt (including the New Notes, any remaining Old Notes, our debt under the Existing Credit Agreement and any other debt we may incur, such as the Working Capital Facility), pay our other obligations as required and make necessary capital expenditures, in which case we likely would need to dispose of additional assets and/or minimize capital expenditures and/or try to raise additional financing. If these alternatives are not available in a timely manner or on satisfactory terms or are not permitted under our existing agreements, we may default on our debt obligations. Such a default could result in the acceleration of all our debts or have other serious adverse consequences for the holders of the New Notes.
Even if we successfully consummate the Restructuring, inadequate liquidity could materially adversely affect our future business operations.
     Even if the Exchange Offer is consummated successfully, we will require significant additional funding during 2010 and beyond to manage and operate our businesses. Given the current business environment, our liquidity needs could be significantly higher than we currently anticipate. Our ability to maintain adequate liquidity through 2010 and beyond, following consummation of the Exchange Offer, will depend on our ability to enter into the Working Capital Facility, refinance our Tranche A term loan, successfully operate our business, continue to curtail operating expenses and capital spending, and, potentially, complete various asset sales. Our forecasted liquidity needs are highly sensitive to changes in each of these and other factors.
     Even if we successfully consummate the Exchange Offer, implement our business restructuring strategy, obtain sufficient financing from third-party sources to continue operations, and successfully operate our businesses, we may be required to execute asset sales or other capital-generating actions over and above our normal finance activities and cut back or eliminate other programs that are important to the future success of our businesses.

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     The terms of the New Notes Indenture will require us to use our cash flow from operations to repay our indebtedness, subject to our ability to maintain a relatively small amount of cash ($7 million) if we do not have a Working Capital Facility of up to $10 million. If we incur losses from operations, we may not have sufficient liquidity to continue our business.
The effective exchange ratios for the Exchange Offer will not reflect any independent valuation of the Old Notes or the New Notes.
     We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the effective exchange ratio or the relative values of the Old Notes or the New Notes. If you tender your Old Notes, you may or may not receive as much value as you would if you choose to keep them.
The New Notes Indenture and our Existing Credit Agreement contain restrictions that limit our flexibility in operating our business.
     The New Notes Indenture and our Existing Credit Agreement contain various covenants that limit our ability to engage in specified types of transactions. Subject to the limitations and exceptions set forth in the New Notes Indenture and our Existing Credit Agreement, these covenants restrict our ability to, among other things:
•	incur liens, other than customary permitted liens;

•	incur indebtedness, other than customary permitted indebtedness;

•	make material modifications or amendments to affiliate agreements or other agreements;

•	engage in affiliate transactions;

•	engage in certain specified investments;

•	engage in mergers, dispositions, asset sales and other fundamental changes;

•	engage in equity pledges;

•	incur capital expenditures in excess of $10 million in the aggregate during any calendar year;

•	reduce the amount of cash on hand plus availability under a Working Capital Facility, if applicable, below $2 million;

•	take any actions that could cause us to violate any financial covenants;

•	change the nature of our business; and

•	make certain restricted payments.
     A breach of any of these covenants, or any other covenant in the New Notes Indenture, could result in a default under the New Notes Indenture or our Existing Credit Agreement. In addition, any debt agreements we enter into in the future (including the Working Capital Facility) may further limit our ability to enter into certain types of transactions.
     Our ability to comply with these covenants is partly dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the New Notes Indenture or our Existing Credit Agreement, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt. Any future credit agreement we enter into may contain similar or even more restrictive covenants.

99-12

The New Notes provide for paid-in-kind interest.
     A portion of the interest on the New Notes will be paid as paid-in-kind interest, which is interest added to the principal and not paid in cash. In such circumstances, holders of New Notes only will receive cash value for such interest at maturity or upon a redemption or repurchase of the New Notes, in accordance with the terms of the New Notes Indenture.
We do not expect to have the funds necessary to repay the New Notes at maturity.
We do not expect to have access to sufficient funds to repay the New Notes at maturity. Absent significant improvements in our business, we will require third-party financing to repay the New Notes at maturity. Our ability to obtain third-party financing may be dependent upon an improvement in credit markets in general, and specifically an improvement in the availability of financing to the newspaper industry. We cannot assure you that we will be able to obtain that financing.
We may not have the funds necessary to redeem or repurchase the New Notes upon a change in control or in certain other circumstances, as required by the New Notes Indenture.
The New Notes Indenture requires us to offer to redeem or repurchase the New Notes upon the occurrence of a change in control and in certain other circumstances on the terms set forth in the New Notes Indenture. If we do not have or have access to sufficient funds to redeem or repurchase the New Notes, then we would not be able to redeem or repurchase your New Notes when required to do so. We likely would require third-party financing to be able to redeem or repurchase your New Notes in these circumstances. Our ability to obtain third-party financing may be dependent upon an improvement in credit markets in general, and specifically an improvement in the availability of financing to the newspaper industry. We cannot assure you that we will be able to obtain that financing.
The value of the collateral securing the New Notes may be insufficient to provide for payment in full of the New Notes.
     No appraisal of the value of the collateral has been made in connection with the Exchange Offer by us or any other party retained by us. The value of the collateral in the event of enforcement against the collateral or our liquidation will depend on market and economic conditions, the availability of buyers and other factors. The value of the collateral securing the New Notes may be insufficient to satisfy the claims of the holders thereof. Such value may be materially diminished or impaired by any bankruptcy, reorganization or other proceedings involving us or any of our subsidiaries or by the regulatory consequences thereof or by any of the other matters discussed in these risk factors, as well as factors beyond our control and the control of our creditors.
     By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Some of the collateral may have no significant independent value apart from the other pledged assets. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, competition or other future trends or uncertainties. In addition, the New Notes Indenture and related security documents will provide only limited covenant protections with respect to the collateral, and may not protect you against actions that could be taken by us that could impair the value of the collateral or the value of the subsidiaries whose stock is pledged to secure the New Notes.
     The liens securing the New Notes and the Guarantees will be junior to the existing liens on such assets granted to certain of the creditors under the Existing Credit Agreement. The parties holding liens with higher priority than the liens securing the New Notes could proceed against the collateral subject to their respective liens. In that event, any proceeds received upon a realization of the collateral would be applied to amounts due to such creditors before any proceeds would be available to make payments on the New Notes. The value of the collateral may not be sufficient to repay the holders of the New Notes in addition to the other applicable lien holders. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the New Notes and other obligations secured by the same collateral, after payment in full of all obligations secured by higher-priority liens on the collateral.

99-13

Your right to receive payments on the New Notes is junior to our current and future senior indebtedness and the current and future senior indebtedness of the Guarantors.
     The New Notes will be subordinated in right of payment to the prior payment in full of our and the Guarantors’ respective current and future senior indebtedness, including the Tranche A term loan under our Existing Credit Agreement and any refinanced debt if the Tranche A term loan is refinanced within 150 days of the consummation of the Restructuring with a new facility provided solely by a commercial bank unaffiliated with us, either alone or in conjunction with a refinancing of the Tranche B term loan. As a result of the subordination provisions set forth in the New Notes Indenture and the Intercreditor Agreement, in the event of the bankruptcy, liquidation or dissolution of us or any Guarantor, our assets or the assets of the applicable Guarantor would be available to pay obligations under the New Notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable Guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the New Notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the New Notes (other than interest payments that are paid in-kind) and the subsidiary Guarantees will be prohibited in the event of a payment default on our Existing Credit Agreement, and may be prohibited in any future senior indebtedness.
The New Notes and the Guarantees are effectively subordinated to all of our and our Guarantors’ secured indebtedness and all indebtedness of any non-Guarantor subsidiaries.
     The New Notes and the Guarantees are secured by a second lien on substantially all of our assets and the assets of our Guarantors. Certain of the lenders under our Existing Credit Agreement are secured by a first lien on substantially all of our and our subsidiaries’ assets and by a pledge of the stock of all of the Guarantors. If we or any of the Guarantors declare bankruptcy, liquidate or dissolve, or if payment under the Existing Credit Agreement or any of our other secured indebtedness is accelerated, our secured Tranche A term loan lender is entitled to exercise the remedies available to a secured lender under applicable law and have a claim on those assets before the holders of the New Notes. As a result, the New Notes are effectively subordinated to our and our subsidiaries’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the New Notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of November 30, 2009, we had $137.4 million of secured indebtedness outstanding under our Existing Credit Agreement.
     Some of our future subsidiaries may not be Guarantors on the New Notes, and some of our existing subsidiaries may be released from their Guarantees upon becoming an unrestricted subsidiary in the manner provided in the New Notes Indenture. Payments on the New Notes are only required to be made by us and, to the extent we default, by the Guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the New Notes. The New Notes are structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the New Notes. In the event of a bankruptcy, liquidation or dissolution of any non-Guarantor subsidiary, holders of its indebtedness, its trade creditors and holders of its preferred equity generally are entitled to payment on their claims from assets of that subsidiary before any assets are made available for distribution to us. However, under some circumstances, the terms of the New Notes permit our non-Guarantor subsidiaries to incur additional specified indebtedness. Upon the original issuance of the New Notes, other than Morris Publishing’s subsidiary Morris Publishing Finance, which will be a co-issuer of the New Notes, we will have no non-Guarantor subsidiaries.
The Guarantors do not prepare or file separate financial statements, and our financial statements do not include condensed consolidating financial information for the Guarantors.
     Separate financial statements of the Guarantors or condensed consolidating information of Morris Publishing and Morris Finance (which, together, we refer to as the “Issuers”) and the Guarantors are not available and are not included in this Offering Memorandum and Disclosure Statement. The Issuers have not included either separate financial statements or footnotes with condensed consolidating financial information for the Guarantors as may be required under SEC rules. We are currently evaluating whether the SEC rules require the Issuers to include such financial information with respect to the Guarantors in the consolidated financial statements, and if so, what are the appropriate remedies for the Issuers to take with respect to past and future financial statements.

99-14

     If we conclude that we need to file additional financial information with respect to the Guarantors, then we will incur additional costs related to the preparation and filing of such financial statements. In addition, since both our Old Notes Indenture and New Notes Indenture require us to provide financial statements in conformity with those required by SEC rules, the lack of any required information would be a technical default in either indenture until cured.
Rights of holders of New Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral.
     Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by or on behalf of the secured party. The liens on the collateral securing the New Notes may not be fully perfected with respect to the claims of the New Notes if the subordinated lien collateral agent is not able to or does not take the actions required to fully perfect any of such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest be perfected at the time such property and rights are acquired and identified. There can be no assurance that the subordinated lien collateral agent will monitor the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The subordinated lien collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or perfect any security interest. A failure to take these actions may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties. To the extent that the security interests created by the security documents with respect to any collateral are not perfected, the subordinated lien collateral agent’s rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.
The collateral securing the New Notes is subject to casualty risks.
     We will be obligated to maintain insurance pursuant to the terms of the New Notes Indenture. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part, or against which we may not obtain adequate insurance. As a result, it is possible that insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the New Notes.
The New Notes are new issues of securities, and an active trading market for the New Notes may not develop.
     The New Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. If any of the New Notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount. The liquidity of any market for the New Notes will depend upon various factors, including:
•	the number of holders of the New Notes;

•	the overall market for similar securities;

•	prevailing interest rates;

•	our financial condition, performance or prospects;

•	the prospects for companies in our industry generally; and

•	general economic conditions.
     Accordingly, we cannot assure you that a trading market or liquidity will develop for the New Notes. Any decline in trading prices, regardless of the cause, may adversely affect the trading markets, if any, and liquidity for the New Notes.

99-15

     Historically, the trading market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the trading market for the New Notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the New Notes.
The exchange of Old Notes for New Notes pursuant to the Exchange Offer or the Prepackaged Plan, and the cancellation of certain indebtedness will result in cancellation of indebtedness income to us.
     We expect that a substantial amount of cancellation of indebtedness income will be recognized for U.S. federal income tax purposes as a result of the consummation of the Exchange Offer or the Prepackaged Plan — in an amount equal to the excess of the amount of indebtedness (including any accrued interest previously deducted) on the Old Notes discharged over the aggregate issue price of the New Notes. We refer to this cancellation of indebtedness income as the “COD Income.”
     The Company is not itself a taxpaying entity for U.S. federal income tax purposes, but rather is classified as a disregarded entity of its indirect parent, Shivers Trading & Operating Company, referred to as “Shivers,” through Shivers’ wholly owned subsidiary, MPG Newspaper Holdings, LLC (also a disregarded entity of Shivers and referred to as “MPG Holdings”). Shivers is a member of a consolidated group for U.S. federal income tax purposes, the parent of which is Questo, Inc., referred to as “Questo.”
     Pursuant to a tax sharing agreement, which we refer to as the “Tax Sharing Agreement,” among Shivers, the Company, MPG Holdings, Morris Communications and Questo, the Company may have an obligation to pay to other members of its consolidated group its hypothetical federal income tax liability, calculated on a stand-alone basis, as if the Company were an independent C corporation for U.S. federal income tax purposes; Questo has an obligation to indemnify the Company for any tax liability of Questo or any affiliate (other than the Company) that may be asserted against the Company. Consequently, the anticipated COD Income could cause the Company to have a liability to Questo pursuant to the Tax Sharing Agreement. The discussion below considers this potential liability in terms of the “tax consequences” to the Company as a result of the COD Income, as determined for purposes of the Tax Sharing Agreement.
     Any COD Income to the Company (for purposes of the Tax Sharing Agreement) would be excluded from the Company’s taxable income if the discharge of indebtedness either (i) occurs while the Company is insolvent (but only to the extent of such insolvency), or (ii) occurs pursuant to the Prepackaged Plan. Insolvency for this purpose is measured immediately before the debt cancellation and equals the excess of the Company’s liabilities over the fair market value of the Company’s assets. Any COD Income not excluded under the foregoing exclusions could be offset to the extent of any available net operating losses, which we refer to as the “NOLs” for the current year or carried forward from prior years of the Company. Alternatively, pursuant to the American Recovery and Reinvestment Act of 2009, the Company could elect to defer the inclusion of any portion of the COD Income, with the portion so deferred becoming includible in income ratably over a five-taxable year period beginning in 2014, at which time such income generally could be offset by any then-existing tax attributes (to the extent of applicable limitations).
     Thus, under the rules described above, the Company should not have any tax liability pursuant to the Tax Sharing Agreement as a result of the COD Income if the Prepackaged Plan is consummated, and, if instead the Exchange Offer is consummated, only should have liability under the Tax Sharing Agreement as a result of the COD Income if (i) the total amount of COD Income recognized exceeds the insolvency of the Company, and (ii) the Company does not have sufficient available NOLs to offset such excess.
     In addition, the Company will be required to reduce certain of its “tax attributes” (again, as determined for purposes of applying the Tax Sharing Agreement) to the extent COD Income is excluded from the Company’s taxable income under either of the exclusions described above. The tax attributes subject to reduction, which we refer to as the “Attributes,” include Company NOLs, capital losses and certain tax credits (in each case, whether current or carryforward), as well as the Company’s tax basis in its assets, but only to the extent the Company’s aggregate tax basis in its assets exceeds the Company’s total remaining liabilities measured after the event of debt cancellation. Attribute reduction occurs after, and consequently does not impact, the determination of the Company’s tax liability for the year in which the COD Income is realized.

99-16

Holders of New Notes may incur tax liabilities prior to receiving interest payments.
     The New Notes will be treated as issued with original issue discount (or “OID”) for U.S. federal income tax purposes, and, accordingly, U.S. Holders will be subject to special rules relating to the accrual of such OID and its inclusion in income. U.S. Holders generally must include OID in income for U.S. federal income tax purposes as it accrues regardless of such holder’s regular accounting method. As a result, U.S. Holders will be required to include OID in income in advance of the receipt of cash attributable to such income. Generally, the amount of OID includes any interest paid-in kind, and may also include the amount (if any) by which the stated principal amount of the New Notes exceeds the fair market value of the New Notes (or the Old Notes) at the time of the consummation of the Exchange Offer or the Prepackaged Plan. Due to the potential variation in interest payable under the terms of the New Notes, the amount and timing of OID accrual will generally be determined based upon a projected payment schedule prepared by us (solely for U.S. federal income tax purposes) in accordance with applicable regulations. See “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders — U.S. Federal Income Tax Consequences of the New Notes.”
We may not be able to refinance our Tranche A term loan or enter into a Working Capital Facility on satisfactory terms or at all, and other alternative borrowing options may not be available to us.
     If the Restructuring is consummated, the Tranche A term loan will mature 150 days after the consummation of the Restructuring, and the Support Agreement requires us to refinance the Tranche A term loan within this time period. We may be unable to enter into a new facility on satisfactory terms or not at all. If we fail to refinance the Tranche A term loan and cannot repay the Tranche A term loan at maturity, this would constitute an event of default under the Existing Credit Agreement.
     Following the consummation of the Exchange Offer, we will endeavor to enter into the Working Capital Facility. We may not be able to enter into such a facility on satisfactory terms or at all, and other alternative borrowing options may not be available to us. If we are unable to enter into the Working Capital Facility on satisfactory terms, our ability to respond to changes in business and economic conditions may be significantly restricted, and we may be prevented from engaging in transactions or developing business opportunities that otherwise might be beneficial to us.

99-17

CAPITALIZATION
     The table below sets forth as of September 30, 2009 on a consolidated basis:
•	our actual capitalization;

•	our As Adjusted capitalization to reflect the completion of the Senior Refinancing Transaction on October 15, 2009; and

•	our As Adjusted capitalization to reflect the completion of the Senior Refinancing Transaction and the Restructuring, whether accomplished through the Recapitalization Plan or the Prepackaged Plan.
     This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offering Memorandum and Disclosure Statement and the historical consolidated financial statements and related notes that are contained in Exhibit C, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, each of which is incorporated by reference into this Offering Memorandum and Disclosure Statement.

Pro Forma Consolidated Condensed Unaudited Capitalization Table
	As of September 30, 2009
								Total
		Adjustments		Adjustments				Adjustments
		for Senior	Pro Forma	For		Adjustments		to Pro Forma
		Refinancing	for Senior	Cancellation		For Exchange		for Senior	Pro Forma
		Transaction	Refinancing	of Tranche C		of Old Notes		Refinancing	for
($’s in thousands)	Actual	(a)	Transaction	Term Loan		for New Notes		Transaction	Restructuring

Cash and cash equivalents:	$26,738	$—	$26,738	$—		$—		$—	$26,738

Prior Credit Agreement
Revolving Debt	60,000	(60,000)	—	—		—		—	—
Tranche A Term Loan	76,500	(76,500)	—	—		—		—	—

Total	136,500	(136,500)	—	—		—		—	—

Existing Credit Agreement
Tranche A Term Loan	—	19,700	19,700	—		—		—	19,700
Tranche B Term Loan	—	6,800	6,800	—		—		—	6,800
Tranche C Term Loan	—	110,000	110,000	(110,000	)(b)	—		(110,000)	—

Total	—	136,500	136,500	(110,000)		—		(110,000)	26,500

Old Notes Indenture
Old Notes	278,478	—	278,478	—		(278,478)		(278,478)	—

New Notes Indenture
Stated principal amount of New Notes	—	—	—	—		100,000	(d)	100,000	100,000
Additional cash out flows	—	—	—	—		83,949	(e)	83,949	83,949

Total cash out flows on New Notes	—	—	—	—		183,949		183,949	183,949

Total debt	414,978	—	414,978	(110,000)		(94,529)		(204,529)	210,449

Member’s deficiency in assets:

Member’s deficit	(839,274)	—	(839,274)	91,983	(b)(c)	—		91,983	(747,291)

Retained earnings	550,405	—	550,405	—		145,322	(f)	145,322	695,727

Loan receivable from Morris Communications
Loan receivable	(24,500)	—	(24,500)	24,500		—		24,500	—
Interest earned on loan receivable	6,483	—	6,483	(6,483	)(c)	—		(6,483)	—

Net receivable	(18,017)	—	(18,017)	18,017		—		18,017	—

Total member’s deficiency in assets	(306,886)	—	(306,886)	110,000		145,322		255,322	(51,564)

Total capitalization:	$81,354	$—	$81,354	$—		$50,793		$50,793	$132,147

(a)	Pursuant to the Senior Refinancing Transaction, the revolving debt and term loans under our Prior Credit Agreement were converted into three tranches of term loans: a Tranche A term loan that has an aggregate principal amount of $19.7 million, a Tranche B term loan that has an aggregate principal amount of $6.8 million plus accrued PIK interest since the date of the Existing Credit Agreement, and a Tranche C term loan that has an aggregate principal amount of $110 million plus accrued PIK interest since the date of the Existing Credit Agreement. For a detailed description of the Senior Refinancing Transaction, see “The Restructuring — Senior Refinancing Transaction and Related Transactions in Connection with the Restructuring.”

(b)	As part of the Recapitalization Plan, our Tranche C term loan, which has an aggregate principal amount of $110 million plus accrued PIK interest since the date of the Existing Credit Agreement, will be cancelled in repayment of

99-18

approximately $24.5 million of the loan receivable from Morris Communications and as a contribution to capital of approximately $85.5 million.

(c)	The $6.5 million in interest included in the loan receivable from Morris Communications was reclassified to member’s interest.

(d)	Assumes 100% of the $278.5 million in stated principal amounts of Old Notes are exchanged for $100 million in stated principal amounts of New Notes in the Exchange Offer.

(e)	The total amount of future cash payments on the New Notes in excess of the $100 million in stated principal amounts of the New Notes (assuming 100% participation). The New Notes have a maturity of four and one-half years and we have assumed a maximum interest rate of 15%, with 10% PIK interest. The actual amounts of future cash payments may be lower if, as expected, the floating interest rate on the New Notes is reduced and/or if principal payments are made prior to maturity.

(f)	The $113.8 million gain on cancellation of indebtedness is the excess of the $278.5 million aggregate amount outstanding on the Old Notes plus $22.7 million accrued interest over the $183.9 million total cash out flows on New Notes, less the $3.5 million unamortized loan costs. The impact of the cancellation of indebtedness on the deferred tax asset and retained earnings was $31.5 million. The income tax provision recognizes no gain on cancellation of debt and reflects no tax attribute reductions as a result of the cancellation of debt.

99-19

UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the transactions contemplated by the Recapitalization Plan, which include (1) the Exchange Offer, and (2) the cancellation of approximately $110 million of senior indebtedness, which will eliminate our Tranche C term loan, and also shows the effect of the Senior Refinancing Transaction which closed on October 15, 2009. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transactions contemplated by the Recapitalization Plan occurred at the beginning of the periods presented, nor is it indicative of our future financial positions or results of operations.
     The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, gives effect to the Recapitalization Plan as if it had occurred on September 30, 2009. The unaudited income statements for the year ended December 31, 2008 and the nine months ended September 30, 2009, give effect to the Recapitalization Plan as if it had occurred on January 1, 2008.
     Due to the fact that the transactions contemplated by the Recapitalization Plan have not yet been completed, the selected pro forma financial information assumes that:
•	100% of the Old Notes, including all accrued and unpaid interest thereon, are exchanged for $100 million of New Notes in the Exchange Offer; and

•	the Restructuring is effected through the consummation of the Recapitalization Plan as opposed to the Prepackaged Plan.
     The selected unaudited pro forma financial information has been derived from our consolidated financial statements for the quarterly period ended September 30, 2009 which are included in our Quarterly Report on Form 10-Q for that period, which is incorporated by reference herein, and our consolidated financial statements for the year ended December 31, 2008 which are included in Exhibit C and should be read in conjunction with the sections of this Offering Memorandum and Disclosure Statement titled “Selected Historical Consolidated Financial Data.” The below unaudited financial statements have been prepared on the assumption that we have the ability to continue as a going concern and do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

99-20

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2009
($’s in thousands)

	Historical	Adjustment		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,738	$—		$26,738
Accounts receivable, net of allowance for doubtful accounts	25,540	—		25,540
Inventories	2,157	—		2,157
Assets held for sale	2,025	—		2,025
Current portion of deferred income taxes	715	—		715
Income taxes receivable	5,295	1,313	(a)	6,608
Prepaid and other current assets	2,459	—		2,459

Total current assets	64,929	1,313		66,242

NET PROPERTY AND EQUIPMENT	97,388	—		97,388

OTHER ASSETS:
Intangible assets, net of accumulated amortization	7,474	—		7,474
Deferred loan costs and other assets, net of accumulated amortization of	5,673	(3,484	)(b)	2,189

Total other assets	13,147	(3,484)		9,663

Total assets	$175,464	$(2,171)		$173,293

LIABILITIES AND MEMBER’S DEFICIENCY IN ASSETS
CURRENT LIABILITIES:
Accounts payable	$5,275	$—		$5,275
Accrued interest	22,955	(22,742	)(c)	213
Due to Morris Communications	3,426	—		3,426
Deferred revenues	12,622	—		12,622
Accrued employee costs	4,798	—		4,798
Other accrued liabilities	2,469	—		2,469
Current portions of long-term debt:	414,978	(399,384	)(j)	15,594

Total current liabilities	466,523	(422,126)		44,397
LONG-TERM DEBT, less current portion	—	194,855		194,855
DEFERRED INCOME TAXES, long-term portion	13,024	(30,222	)(a)	(17,198)
OTHER LONG TERM LIABILITIES	2,803	—		2,803

Total liabilities	482,350	(257,493)		224,857
MEMBER’S DEFICIENCY IN ASSETS:
Member’s deficit	(839,274)	91,983	(f)(g)	(747,291)
Retained earnings	550,405	145,322	(h)(a)	695,727

Loan receivable from Morris Communications
Loan receivable	(24,500)	24,500	(f)	—
Interest earned on loan receivable	6,483	(6,483	)(g)	—

Net receivable	(18,017)	18,017		—

Total member’s deficiency in assets	(306,886)	255,322		(51,564)

Total liabilities and member’s deficiency in assets	$175,464	$(2,171)		$173,293

99-21

Debt Pro Forma Summary
As of September 30, 2009
($’s in thousands)

	Historical	Adjustment		Pro Forma
Prior Credit Agreement
Revolving Debt	$60,000	$(60,000	)(d)	$—
Tranche A Term Loan	76,500	(76,500	)(d)	—

Total	136,500	(136,500)		—

Existing Credit Agreement
Tranche A Term Loan	—	19,700	(d)	19,700
Tranche B Term Loan	—	6,800	(d)	6,800
Tranche C Term Loan	—	110,000	(d)	110,000
Tranche C Term Loan	—	(110,000	)(f)	(110,000)

Total	—	26,500		26,500

Old Notes Indenture
Old Notes	278,478	(278,478	)(e)	—

New Indenture
Stated principal amount of New Notes	—	100,000	(e)	100,000
Additional cash out flows	—	83,949	(e)(i)	83,949

Total cash out flows on New Notes	—	183,949		183,949

Total debt	414,978	(204,529	)(j)	210,449

Less: current portion	414,978	(399,384)		15,594

Total long-term debt-less current portion	$—	$194,855		$194,855

Notes to Unaudited Pro Forma Balance Sheet and Debt Pro Forma Summary
Adjustments:

(a)	To reflect the impact of the cancellation of indebtedness on the deferred tax asset. The income tax provision recognizes no gain on cancellation of debt and reflects no tax attribute reductions as a result of the cancellation of debt. Change in income tax receivable relates to the benefit derived from writing off the deferred loan costs. See (b).

(b)	To cancel previously capitalized debt issuance costs related to the Old Notes.

(c)	To cancel previously accrued interest expense related to the Old Notes.

(d)	To reflect the Senior Refinancing Transaction.

(e)	To reflect the issuance of New Notes in exchange for 100% of the Old Notes.

(f)	To reflect the cancellation of the Tranche C term loan, which has a principal amount of $110 million plus accrued interest, in repayment of approximately $24.5 million of the loan receivable from Morris Communications and as a contribution to capital of approximately $85.5 million pursuant to the Recapitalization Plan.

(g)	To reclassify the $6.5 million in interest included in the $24.5 million loan receivable from Morris Communications to members interest.

(h)	Includes the $113.8 million in gain on the Exchange Offer representing the difference between the carrying value of the Old Notes, including accrued interest and debt issuance costs, and the estimated total future cash out flows of the New Notes issued (assuming 100% participation in the Exchange Offer).

(i)	The total amount of potential future cash payments on the New Notes in excess of the $100 million in stated principal amounts of the New Notes (assuming 100% participation). The New Notes have a maturity of four and one-half years and we have assumed a maximum interest rate of 15%, with 10% PIK interest. The actual amounts of future cash payments may be lower if, as expected, the floating interest rate on the New Notes is reduced and/or if principal payments are made prior to maturity.

(j)	The components of total current liabilities on the balance sheet are shown on the Debt Pro Forma Summary and reflect the principal amount of the term loans as of October 15, 2009, the date of the Senior Refinancing Transaction.

99-22

Unaudited Pro Forma Condensed Consolidated
Income Statement for the Nine Months
Ended September 30, 2009
($’s in thousands)

	Historical	Adjustment		Pro Forma
TOTAL NET OPERATING REVENUES:	$190,004	$—		$190,004

TOTAL OPERATING EXPENSES:	183,552	(7,994	)(a)	175,558

OPERATING INCOME	6,452	7,994		14,446

OTHER EXPENSES (INCOME):

Interest expense, including amortization of debt issuance costs	20,714	(20,714	)(b)	—
Interest expense related to Existing Credit Agreement	—	3,105	(c)	3,105

Total interest expense	20,714	(17,609)		3,105

Net write-off of note receivable	7,538	—		7,538
Other, net	(765)	—		(765)

Total other expense, net	27,487	(17,609)		9,878

(LOSS) INCOME BEFORE INCOME TAXES	(21,035)	25,603		4,568
(BENEFIT) PROVISION FOR INCOME TAXES	(7,871)	9,688	(d)	1,817

NET (LOSS) INCOME	(13,164)	15,915		2,751

Notes to Unaudited Pro Forma Income Statement for the Nine Months Ended September 30, 2009
Adjustments:

(a)	To remove debt restructuring costs related to the loans under the Prior Credit Agreement and the Old Notes. These costs would not have been incurred if the Restructuring had occurred on January 1, 2008.

(b)	To remove interest expense and amortization of debt issuance costs related to the loans under the Prior Credit Agreement and the Old Notes.

(c)	Interest expense related to the Tranche A term loan, which has an outstanding principal amount of $19.7 million ($2.2 million paid in cash at a fixed rate of 15% per year) and the Tranche B term loan, which has an outstanding principal amount of $7.9 million including $1.1 million of PIK interest in 2008 (plus $0.8 million of PIK interest in 2009 at a fixed rate of 15% per year) under the Existing Credit Agreement. During the nine-month period, the term loans are not refinanced and no excess cash is utilized to repay the Tranche A term loan.

(d)	To reflect income tax impact of (a), (b), and (c).

99-23

Unaudited Pro Forma Condensed Consolidated
Income Statement for the Twelve Months
Ended December 31, 2008
($’s in thousands)

	Historical	Adjustment		Pro Forma
TOTAL NET OPERATING REVENUES:	$321,829	$—		$321,829

TOTAL OPERATING EXPENSES:	442,125	—		442,125

OPERATING LOSS	(120,296)	—		(120,296)

OTHER EXPENSES (INCOME):

Interest expense, including amortization of debt issuance costs	30,110	(30,110	)(a)	—
Interest expense related to Existing Credit Agreement	—	4,034	(b)	4,034

Total interest expense	30,110	(26,076)		4,034

Gain from cancellation of debt (“COD”)	—	(113,787	)(c)	(113,787)

Pre-tax gains on repurchases of Old Notes	(9,271)	9,271	(d)	—
Other, net	(1,279)	—		(1,279)

Total other expense (income), net	19,560	(130,592)		(111,032)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(139,856)	130,592		(9,264)
PROVISION (BENEFIT) FOR INCOME TAXES	568	(16,626	)(e)	(16,058)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(140,424)	147,218		6,794

LOSS FROM DISCONTINUED OPERATIONS	(248)	—		(248)

NET(LOSS) INCOME	$(140,672)	$147,218		$6,546

Notes to Unaudited Pro Forma Income Statement for the Twelve Months Ended December 31, 2008
Adjustments:

(a)	To remove interest and loan amortization costs related to Old Notes and the Prior Credit Agreement.

(b)	To include interest expense related to the Tranche A term loan, which has an outstanding principal amount of $19.7 million ($3 million paid in cash at a fixed rate of 15% per year) and the Tranche B term loan, which has an outstanding principal amount of $6.8 million (plus $1.1 million of PIK interest at a fixed rate of 15% per year) under the Existing Credit Agreement. During the twelve-month period, the term loans are not refinanced and no excess cash is utilized to repay the Tranche A term loan.

(c)	Represents the difference between the carrying value of the Old Notes, including accrued interest and net of unamortized debt issuance costs, and the estimated total potential future cash out flows of the New Notes issued on the completion of the Exchange Offer, net of costs associated with the Exchange Offer, as set forth below:

($’s in thousands)	Historical	Adjustment	Pro Forma
Total principal amount outstanding on Old Notes	$—	$(278,478)	$(278,478)
Accrued interest expense related to Old Notes	—	(22,742)	(22,742)
Unamortized loan costs related to Old Notes	—	3,484	3,484
Stated principal amount of New Notes	—	100,000	100,000
Additional cash outflows on New Notes	—	83,949	83,949
The total principal amount outstanding on the Old Notes, the accrued interest expense related to the Old Notes and the unamortized loan costs related to the Old Notes are all as of September 30, 2009.
The additional cash outflows on the New Notes represents the total amount of future cash payments on the New Notes in excess of the $100 million in stated principal amounts of the New Notes (i.e., the interest payments thereon), assuming 100% participation. The New Notes have a maturity of four and one-half years, and we have assumed a maximum interest rate of 15%, with 10% PIK interest. The actual amount of future cash payments may be lower if, as expected, the floating interest rate on the New Notes is reduced and/or if principal payments are made prior to maturity.

99-24

(d)	To remove pre-tax gains on repurchases of Old Notes. During 2008, we repurchased $21.5 million of our $300 million of outstanding principal amount of our Old Notes for a total purchase price, including accrued interest, of $12.5 million. The pre-tax gains on these transactions was $9.3 million. These repurchases would not have occurred and we would not have incurred the pre-tax gain if the Restructuring had occurred on January 1, 2008.

(e)	To reflect income tax impact of (a), (b), (c) and (d). The income tax provision recognizes no gain on COD and reflects no tax attribute reductions as a result of the cancellation of debt.

99-25

DESCRIPTION OF THE NEW NOTES
     The following is a summary of the material terms of the New Notes and the New Notes Indenture. While we believe this summary includes the material terms of the New Notes and the New Notes Indenture, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the New Notes, the New Notes Indenture, the Intercreditor Agreement and the Guarantees. Copies of these documents are available upon request. We encourage you to read these documents carefully in their entirety.
     The New Notes will be issued under the New Notes Indenture, which will be entered into by Morris Publishing and Morris Publishing Finance, the Guarantors and Wilmington Trust FSB, as Trustee and collateral agent.
     The terms of the New Notes include those stated in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the “TIA.”
     When we refer to “Morris Publishing,” “the Company,” “we,” “us” and “our” in this section, we refer only to Morris Publishing and not its subsidiaries. When we refer to the “Issuers” in this section, we refer to Morris Publishing and Morris Publishing Finance, together, and not their subsidiaries.
Brief Description of the New Notes
     The New Notes will:
•	be limited to $100 million aggregate principal amount, plus the principal amount of any additional New Notes issued in payment of paid-in-kind (PIK) interest;

•	bear interest that will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on a date we anticipate to be April 1, 2010:
•	at an aggregate rate of 15% per year, which will be payable 5% per year in cash and 10% per year in PIK interest added to the principal amount of the New Notes when due, from the date of original issuance until the earlier of (1) the repayment in full of the Tranche A term loan and (2) the maturity of the New Notes;

•	in the event the Tranche A term loan is refinanced and paid in full, either alone or in connection with a refinancing of the Tranche B term loan, for so long as any of this refinanced debt remains outstanding, at a rate of 5% per year plus the highest regular, non-default interest rate payable on this refinanced debt, with a minimum aggregate interest rate of 10% per year, payable 50% in cash and 50% in PIK interest; and

•	at such time as neither the Tranche A term loan nor any refinanced debt is outstanding, at a rate of 10% per year, payable in cash.
•	be secured by a second lien on substantially all of the assets of the Issuers and will rank:
•	junior in right of payment to the Tranche A term loan, any refinanced debt if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility;

•	equal in right of payment to the Tranche B term loan;

•	senior in right of payment to any current and future subordinated obligations of the Issuers; and

•	effectively senior to all existing and future unsecured obligations of the Issuers (including the Old Notes) to the extent of the value of the assets securing the New Notes;
•	be guaranteed by each of Morris Publishing’s existing and future subsidiaries, other than Morris Publishing Finance, which is an Issuer, on a second priority secured basis, subject to our right to terminate the Guarantee of a subsidiary pursuant to procedures set forth in the New Notes Indenture, as described under “— Guarantees,” where each Guarantee will be subordinated to senior indebtedness of the applicable Guarantor on the same basis as the New Notes will be subordinated to senior indebtedness of the applicable Issuer;

•	be subject to redemption if the Issuers have excess free cash flow at the end of any month, which will first be used to repay indebtedness under the Tranche A term loan, any refinanced debt if the Tranche A term loan is

99-26

refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility, and then will be applied on a pro rata basis to repay indebtedness under the Tranche B term loan and redeem the New Notes at a redemption price of 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to the date of redemption, subject to the terms of the Intercreditor Agreement, as set forth under “— Redemptions and Repurchases — Mandatory Redemption with Excess Free Cash Flow”;

•	be subject to repurchase by the Issuers, at the option of holders of New Notes, upon the occurrence of a change of control at a repurchase price, payable in cash, equal to 101% of the principal amount of the New Notes repurchased plus accrued and unpaid interest to the date of repurchase, which repurchase obligation will be subordinate to the prior repayment of the Tranche A term loan and, if applicable, any refinanced debt if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility, as set forth under “— Redemptions and Repurchases — Repurchase upon a Change of Control”;

•	be subject to redemption at any time at a redemption price equal to 103% of the aggregate principal amount of the New Notes being redeemed if the redemption occurs in the first year after original issuance, which percentage declines to 102% of the aggregate principal amount of the New Notes being redeemed if the redemption occurs in the second year after original issuance, 101% of the aggregate principal amount of the New Notes being redeemed if the redemption occurs in the third year after original issuance and 100% of the aggregate principal amount of the New Notes being redeemed if the redemption occurs any time thereafter, plus accrued and unpaid interest, if any, to the date of redemption, as set forth under “— Redemptions and Repurchases — Optional Redemption”;

•	if the proceeds arising from an event of loss are not reinvested as permitted by the New Notes Indenture, be subject to repurchase by the Issuers, at the option of holders of New Notes, with proceeds arising from an event of loss (which proceeds also will be used to reduce the balance of the Tranche B term loan), at a repurchase price, payable in cash, equal to 101% of the principal amount of the New Notes being repurchased, plus accrued and unpaid interest to the repurchase date, which repurchase obligation will be subordinate to the prior repayment of the Tranche A term loan, any refinanced debt if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility, as set forth under “— Redemptions and Repurchases — Repurchase upon Event of Loss”;

•	be subject to repurchase by the Issuers, at the option of holders of New Notes, with any net cash proceeds arising from an asset sale that remain after prepaying any senior indebtedness of the Issuers (which will also be used to reduce the balance of the Tranche B term loan), at a repurchase price, payable in cash, equal to 101% of the principal amount of the New Notes being repurchased, plus accrued and unpaid interest to the repurchase date, as set forth under “— Redemptions and Repurchases — Repurchase upon Consummation of an Asset Sale”;

•	mature four years and six months after the date of issuance (i.e., four years and six months after the effective date of the Exchange Offer or Prepackaged Plan, as the case may be); and

•	contain covenants that restrict the ability of the Issuers and the Guarantors to, among other things:
•	incur additional indebtedness, subject to certain exceptions;

•	declare dividends and make certain other payments and investments;

•	create certain liens;

•	engage in mergers or other fundamental changes; and

•	engage in certain transactions with affiliates.
     The New Notes initially will be issued in book-entry form only in denominations of $1 and whole multiples thereof. The New Notes are represented by permanent global certificates deposited with, or on behalf of DTC and registered in the name of DTC or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC. Beneficial interests in the New Notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for New Notes in certificated form except in limited circumstances. For more information regarding conversion, registration of transfer and exchange of global New Notes held in DTC, see “— Book-Entry, Delivery and Form.”

99-27

     No sinking fund is provided for the New Notes. The New Notes will be subject to defeasance, as set forth under “— Legal Defeasance and Covenant Defeasance.”
Principal, Maturity and Interest
     The aggregate principal amount of New Notes that may be issued under the New Notes Indenture will be limited to $100 million, plus the principal amount of any additional New Notes issued in payment of paid-in-kind (PIK) interest.
     The New Notes will mature four years and six months after their date of issuance.
     Regular interest on the New Notes will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on a date we anticipate to be April 1, 2010, to the persons who are registered holders of the New Notes at the close of business on December 15, March 15, June 15 and September 15 immediately preceding the applicable interest payment date. Regular interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance, as follows:
•	From the date of issuance of the New Notes until the earlier of (1) the repayment of the Tranche A term loan and (2) the maturity of the New Notes, regular interest will accrue as follows:
•	cash interest at the rate of 5% per year; and
•	PIK interest at the rate of 10% per year, which will increase the outstanding balance of the New Notes.
•	In the event of a refinancing of the Tranche A term loan through which the Tranche A term loan is repaid in full, either alone or in conjunction with a refinancing of the Tranche B term loan, for so long as any of this refinanced debt remains outstanding, the New Notes will accrue interest at a rate of 5% per year plus the highest regular, non-default interest rate payable on this refinanced debt, but in no event will this aggregate interest rate be lower than 10% per year. This interest will be payable 50% in cash and 50% in PIK interest, which will increase the outstanding balance of the New Notes. By way of example, if the refinanced debt has an annual interest rate of 7%, the annual interest rate on the New Notes will be 12% and will be payable 6% in cash and 6% in PIK interest.

•	At such time as neither the Tranche A term loan nor any refinanced debt is outstanding, the New Notes thereafter will accrue cash interest at the rate of 10% per year until maturity.
     The Issuers will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code or other similar federal or state law) during any period in which an Event of Default (which is defined in “— Events of Default; Remedies; Waiver”) has occurred and is continuing at a rate equal to (1) if any portion of the Tranche A term loan then remains outstanding, 4% per year in excess of the then applicable regular interest rate described above, to the extent lawful, which default interest will be paid in PIK interest and (2) if the Tranche A term loan has been paid in full, 2% per year in excess of the then applicable regular interest rate described above, to the extent lawful, which default interest will be paid in cash. The Issuers also will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code or other similar federal or state law) on overdue installments of interest (without regard to any applicable grace period) at the same rate, to the extent lawful.
     The Issuers will pay principal and interest on global notes (as well as any redemption or repurchase price), except as described in the next paragraph with respect to PIK interest, by wire transfer of immediately available funds. The Issuers will pay such amounts on the New Notes in registered certificated form, which we refer to as “Certificated Notes,” at the office or agency of the Issuers maintained for such purpose, or by mailing a check to the holders of New Notes at their registered addresses.
     PIK interest on global notes will be payable by increasing the principal amount of the New Notes by an amount equal to the amount of PIK Interest for the applicable quarterly interest period (rounded up to the nearest whole dollar), or, if necessary, pursuant to requirements of DTC or otherwise, by authenticating a new global note executed by the Issuers with such increased principal amount. PIK interest on Certificated Notes will be payable by issuing additional New Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuers, authenticate and deliver such New Notes for original issuance to the applicable holders on the relevant record date.
     The New Notes will not be entitled to the benefit of any mandatory sinking fund.

99-28

Redemptions and Repurchases
     Optional Redemption
     The Issuers will have the ability to redeem the New Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of the principal amount redeemed) if the New Notes are redeemed during the twelve-month period commencing on the date the New Notes are originally issued or the anniversary thereof, as applicable, of the year indicated below:

Year	Percentage
2010	103.0%
2011	102.0%
2012	101.0%
2013 and thereafter	100.0%
     In addition, the Issuers will pay accrued and unpaid interest on the New Notes redeemed to the date of redemption. Installments of interest that are due and payable on or prior to the redemption date will be payable to the registered holders of the New Notes as of the relevant record date for the payment of such installment of interest.
     At least 30 days and not more than 60 days before the redemption date, the Issuers will send a notice of redemption by first-class mail to each holder of New Notes, with a copy to the Trustee. This notice will state, among other things, the redemption price, the date fixed for the redemption and the procedures holders of New Notes must follow for the Issuers to redeem their New Notes. Holders of New Notes that are being redeemed will be required to surrender these New Notes to the paying agent in order to collect the redemption price and interest, if any.
     Repurchase upon a Change of Control
     Upon the occurrence of a Change of Control, as defined below, the Issuers will be required to make a binding offer to each holder of New Notes to repurchase all or a portion of such holder’s New Notes at a purchase price, to be paid in cash, equal to 101% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest to the date of purchase. Installments of interest that are due and payable on or prior to the repurchase date will be payable to the registered holders of the New Notes as of the relevant record date for the payment of such installment of interest. The New Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
     A “Change of Control” will be deemed to have occurred upon the occurrence of one or more of the following events:
•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Morris Publishing to any individual or entity or any group of related individuals or entities for purposes of Section 13(d) of the Exchange Act (which is referred to as a “Group”), together with any affiliates thereof, other than to the Permitted Holders (as defined below);

•	the approval by the holders of capital stock of Morris Publishing of any plan or proposal for the liquidation or dissolution of Morris Publishing;

•	any individual, entity or Group (other than the Permitted Holders and any entity formed solely for the purpose of owning capital stock of Morris Publishing) becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Morris Publishing;

•	the replacement of a majority of the board of directors of Morris Publishing over a two-year period from the directors who constituted the board of directors of Morris Publishing at the beginning of such period, if the replacement was not approved by a vote of at least a majority of the directors of Morris Publishing then still in office who either were members of the board of directors at the beginning of this period or whose election as a member of such Board of Directors previously was approved in this manner; or

•	the Permitted Holders cease to own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Morris Publishing.

99-29

     “Permitted Holders” means, as of the date of determination, (1) William S. Morris III, William S. Morris IV, Mary S. Morris, J. Tyler Morris and Susie Morris Baker; (2) immediate family members (including spouses and direct descendants) of the persons described in clause (1); (3) any trusts created for the benefit of the individuals or entities described in clauses (1), (2) or (4) or any trust for the benefit of any such trust; or (4) in the event of the incompetence or death of any of the persons described in clauses (1) and (2), such person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, capital stock of Morris Publishing.
     Within 30 days following any Change of Control, the Issuers will send a written notice of the Change of Control and the resulting repurchase right by first-class mail to each holder of New Notes, with a copy to the Trustee. This notice will state, among other things, the transaction or transactions constituting the Change of Control, the repurchase price for the New Notes to be repurchased, the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed, except to the extent a longer period will be required by law) and the procedures holders of New Notes must follow to require the Issuers to repurchase their Notes.
     Prior to mailing the notice referred to above, but in any event within 30 days following any Change of Control, the Issuers will be required pursuant to the New Notes Indenture to:
•	either (1) repay in full and terminate all commitments constituting senior indebtedness of Morris Publishing, including the Tranche A term loan, the refinanced debt if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility, to the extent the terms of these instruments require repayment upon a Change of Control or (2) offer to repay in full and terminate all commitments constituting such senior indebtedness and to repay the indebtedness owed to (and terminate the commitments of) each lender that has accepted such offer; or

•	obtain the requisite consents under the documents evidencing such senior indebtedness to permit the repurchase of the New Notes.
     The Issuers will be obligated to comply with the covenant described in the immediately preceding paragraph before they will be required to either repurchase New Notes or send the notice to holders of New Notes regarding the repurchase right. The Issuers’ failure to comply with the covenant described in the immediately preceding paragraph (and any resulting failure to send a notice to holders of New Notes regarding the repurchase right) may (with notice and lapse of time) constitute an Event of Default described in the third bullet point, but will not constitute an Event of Default described in the second bullet point, in the section entitled “— Events of Default; Remedies; Waiver — Events of Default.”
     The Issuers will not be required to make an offer to repurchase New Notes upon a Change of Control if a third party makes this offer in lieu of the Issuers in compliance with the requirements set forth in the New Notes Indenture and purchases all New Notes validly tendered and not withdrawn by holders of New Notes.
     An offer to repurchase New Notes upon a Change of Control may be made in advance of a Change of Control, conditional upon such Change of Control, if, at the time of making such offer, a definitive, binding agreement that specifically contemplates a Change of Control has been executed by all the parties thereto.
     If an offer to repurchase New Notes upon a Change of Control is made, there can be no assurance that the Issuers will have available funds sufficient to pay the repurchase price for all of the New Notes that might be delivered by holders of New Notes seeking to accept such offer. In the event the Issuers are required to repurchase outstanding New Notes pursuant to an offer to repurchase New Notes upon a Change of Control, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. There can be no assurance that the Issuers would be able to obtain such financing, however.
     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of New Notes upon a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the New Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Change of Control” provisions of the New Notes Indenture by virtue thereof.

99-30

     Repurchase upon Event of Loss
     Upon the occurrence of an Event of Loss, as defined below, with respect to any Collateral (which is defined in “— The Intercreditor Agreement and Subordination — Lien Priority”) securing the New Notes with a fair market value (or replacement cost, if insured for its full replacement cost) in excess of $1 million, within 180 days after the receipt of the Net Loss Proceeds of such Event of Loss, the Issuers or the applicable Guarantor, at their option, may apply the Net Loss Proceeds, as defined below, from such Event of Loss in accordance with the terms of the New Notes Indenture:
•	to the rebuilding, repair or construction of improvements to the affected Collateral or the investment in replacement assets; or

•	if permitted by the Intercreditor Agreement, to the repayment of the Tranche A term loan or any other senior indebtedness secured by a lien on the Collateral subject to the Event of Loss (and, if such indebtedness is revolving credit indebtedness, other than the Working Capital Facility, if applicable, to correspondingly reduce commitments with respect thereto with no obligation to repurchase or redeem any New Notes).
     Any Net Loss Proceeds that are not invested or applied in the manner set forth in the prior paragraph in accordance with the terms and conditions set forth in the New Notes Indenture are referred to as the “Excess Loss Amount.”
     An “Event of Loss” means, with respect to any property, any:
•	loss, destruction or damage of such property; or

•	condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation or requisition of the use of such property, or settlement in lieu thereof.
     “Net Loss Proceeds” means the aggregate cash proceeds received by an Issuer or any of its restricted subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs of recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), and any taxes attributable to such Event of Loss paid or payable by an Issuer or any of its restricted subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
     If the Company or the applicable restricted subsidiary has entered into a definitive agreement on commercially reasonable terms, negotiated on an arms-length basis, to apply Net Loss Proceeds to the rebuilding, repair or construction of improvements to the affected Collateral or to the investment in replacement assets within this 180-day period, the Company may extend this 180-day period for an additional 180 days. The day after the expiration of this period, as extended by the Company, is referred to as the “Event of Loss Trigger Date.”
     Within 25 days following the Event of Loss Trigger Date, or, if the board of directors of Morris Publishing determines not to apply the Net Loss Proceeds relating to such Event of Loss in the manner described in the first paragraph of this section, then within 30 days following such determination (if earlier than the date that is 25 days following the Event of Loss Trigger Date), the Issuers will make an offer to all holders of New Notes and the holder of the Tranche B term loan to purchase the maximum principal amount of New Notes and to reduce the balance of the Tranche B term loan that may be purchased and reduced out of the Excess Loss Proceeds, on a pro rata basis, at a price, to be paid in cash, equal to 101% of the respective principal amount plus accrued and unpaid interest to the repurchase date. Installments of interest that are due and payable on or prior to the repurchase date will be payable to the registered holders of the New Notes as of the relevant record date for the payment of such installment of interest.
     If the offer price for the aggregate principal amount of Notes tendered and for the reduction of the Tranche B term loan pursuant to an offer to repurchase New Notes upon an Event of Loss exceeds the amount of the Excess Loss Amount, the Trustee will select the New Notes to be purchased on a pro rata basis in authorized denominations based on the aggregate principal amount of the Notes so tendered. To the extent that the offer price for the aggregate amount of New Notes tendered and for the reduction of the Tranche B term loan pursuant to an offer to repurchase New Notes upon an Event of Loss is less than the Excess Loss Amount, any remaining Excess Loss Amount will be released to the Issuers for use for any purposes, subject to the terms of the New Notes Indenture.
     Within 25 days following the Event of Loss Trigger Date or, if the board of directors of Morris Publishing determines not to apply the Net Loss Proceeds relating to such Event of Loss in the manner described in the first paragraph of this section, then within 30 days following such determination (if earlier than the date that is 25 days following the Event of Loss Trigger

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Date), the Issuers will send a written notice of the repurchase right arising from the Event of Loss by first class mail to each holder of New Notes, with a copy to the Trustee. This notice will state, among other things, the Excess Loss Amount, the repurchase price for the New Notes to be repurchased, the repurchase date (which will be no earlier than 20 business days from the date the offer is made, or such longer period as may be required by law) and the procedures holders of New Notes must follow to require the Issuers to repurchase their New Notes. Upon receiving this notice, holders of New Notes may elect to tender their New Notes in whole or in part in integral multiples of $1,000.
     To the extent that the New Notes are not being repurchased in full, the paying agent, within five days of the repurchase date, will mail to each holder of New Notes being repurchased the amount due in connection with such New Notes, and the Issuers will promptly issue a new New Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to transfer by book entry) to each such holder such New Note, in a principal amount equal to any unpurchased portion of the New Notes surrendered. In all instances, each such New Note will be issued in a principal amount of $l,000 or an integral multiple thereof.
     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of New Notes upon an Event of Loss. To the extent that the provisions of any securities laws or regulations conflict with the “Event of Loss” provisions of the New Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Event of Loss” provisions of the New Notes Indenture by virtue thereof.
      Repurchase upon Consummation of an Asset Sale
     Upon the consummation of any Asset Sale by Morris Publishing or any of its restricted subsidiaries, the cash proceeds relating to such Asset Sale, net of related reasonable out-of-pocket expenses and fees, taxes, repayment of indebtedness and appropriate amounts to be provided as reserves (which is referred to as “Net Cash Proceeds”), will be applied within 180 days after the receipt thereof to:
•	prepay any senior indebtedness of the Issuers, including, without limitation, the Tranche A term loan, the refinanced debt, if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, and any Working Capital Facility or any senior indebtedness of the Guarantors; and/or

•	make an offer to holders of New Notes and the holder of the Tranche B term loan to reduce the balance of the Tranche B term loan and to repurchase the maximum principal amount of New Notes, on a pro rata basis, that may be reduced and repurchased at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.
     “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer or disposition for value by Morris Publishing or any of its restricted subsidiaries (including any sale and leaseback transaction) to any individual or entity other than Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing of:
•	any capital stock of any restricted subsidiary of Morris Publishing; or

•	any other property or assets of Morris Publishing or any restricted subsidiary of Morris Publishing other than in the ordinary course of business;
except that an Asset Sale does not include:
•	a transaction or series of related transactions for which Morris Publishing or its restricted subsidiaries receive aggregate consideration of less than $1.0 million;

•	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Morris Publishing permitted by the “Merger, Consolidation and or Sale of Assets” covenant of the New Notes Indenture, which is summarized below in the section entitled “— Certain Covenants — Merger, Consolidation and Sale of Assets”;

•	any Restricted Payment (as defined in the section entitled “— Certain Covenants — Restricted Payments”) that is permitted by the “Restricted Payment” covenant of the New Notes Indenture, which is summarized

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below in the section entitled “— Certain Covenants — Restricted Payments,” or that constitutes a Permitted Investment (as defined below);

•	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

•	disposals or replacements of obsolete or worn out equipment; or

•	any Asset Swap (as defined in the section entitled “— Certain Covenants — Limitation on Asset Sales”) that is permitted by the “Asset Swap” covenant of the New Notes Indenture, which is summarized below in the section entitled “— Certain Covenants — Limitation on Asset Sales.”
     A “Permitted Investment” means
•	investments by Morris Publishing or any of its restricted subsidiaries in any individual or entity that is or will become immediately after such investment a restricted subsidiary of Morris Publishing or that will merge or consolidate into Morris Publishing or one of its subsidiaries;

•	investments in Morris Publishing or any of its restricted subsidiaries, so long as any investment evidencing such investment that is held by a non-Guarantor restricted subsidiary is unsecured and subordinated to Morris Publishing’s obligations with respect to the New Notes;

•	investments in cash or cash equivalents;

•	loans and advances to employees, directors and officers of Morris Publishing and its restricted subsidiaries (other than employees, directors and officers that are Permitted Holders or affiliates thereof) in the ordinary course of business for bona fide business purposes not in excess of $100,000 in the aggregate any one time outstanding;

•	(1) foreign exchange contracts, currency swap agreements or similar agreements or arrangements designed to protect Morris Publishing or any of its restricted subsidiaries against fluctuations in currency values or (2) interest swap arrangements, in either case that are entered into the ordinary course of Morris Publishing’s or its restricted subsidiaries’ businesses in accordance with the New Notes Indenture;

•	investments in the securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good-faith settlement of delinquent obligations of such trade creditors or customers;

•	investments represented by guarantees that are permitted under the New Notes Indenture;

•	investments, if the payment therefor is capital stock of Morris Publishing that is not Disqualified Capital Stock; and

•	any Asset Swap made in accordance with the covenant in the New Notes Indenture described in this Offering Memorandum and Disclosure Statement in the section entitled “— Limitation on Asset Sales.”
     Within 25 days following the date that is the first business day that is 100 days after the consummation of the applicable Asset Sale (or such earlier date, if any, as the board of directors of Morris Publishing or one of its restricted subsidiaries determines to apply the Net Cash Proceeds to make an offer to repurchase New Notes), the Issuers will send a written notice of the repurchase right arising from the consummation of the Asset Sale by first class mail to each holder of New Notes, with a copy to the Trustee. This notice will state, among other things, the amount of the Net Cash Proceeds that are being applied to repurchase New Notes, the repurchase price for the New Notes, the repurchase date (which will be no earlier than 20 business days from the date the offer is made, or such longer period as may be required by law) and the procedures holders of New Notes must follow to require the Issuers to repurchase their New Notes. Upon receiving this notice, holders of New Notes may elect to tender their New Notes in whole or in part in integral multiples of $1,000.
     To the extent that the New Notes are not being repurchased in full, the paying agent, within five days of the repurchase date, will mail to each holder of New Notes being repurchased the amount due in connection with such New Notes, and the Issuers will promptly issue a new New Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to transfer by book entry) to each such holder such New Note, in a principal amount equal to any unpurchased portion of the New Notes surrendered to the holder thereof. In all instances, each such New Note will be in a principal amount of $l,000 or an integral multiple thereof.

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     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of New Notes upon consummation of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the New Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Asset Sale” provisions of the New Notes Indenture by virtue thereof.
      Mandatory Redemption with Excess Free Cash Flow
     Subject to the terms of the Intercreditor Agreement (see “— The Intercreditor Agreement and Subordination”), not later than the 17th business day of each month, commencing the first full calendar month following the original issuance of the New Notes, if the Issuers have Excess Free Cash Flow for the one-month period ended on the last day of the previous month, the Issuers will be required to apply 100% of the amount of such Excess Free Cash Flow in the following priority:
•	to repay indebtedness under any Working Capital Facility;

•	to repay indebtedness under the Tranche A term loan or, if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, any refinanced debt;

•	on a pro rata basis, to repay indebtedness under the Tranche B term loan and redeem the New Notes at a redemption price of 100% of the aggregate principal amount of New Notes redeemed plus accrued and unpaid interest to the date of redemption. Installments of interest that are due and payable on or prior to the redemption date will be payable to the registered holders of the New Notes as of the relevant record date for the payment of such installment of interest.
If the terms of any Working Capital Facility, the Tranche A term loan or any refinanced debt provide for a different order of priority as between the Working Capital Facility and the Tranche A term loan or the refinanced debt, then the priority of payment as between these loans will be governed in accordance with these terms.
     “Excess Free Cash Flow” means, for any month, an amount, if positive, equal to (1) the amount of net cash provided by operating activities as shown on Morris Publishing’s consolidated cash flow statements for such month, plus (2) the Working Capital Balance (as defined below) on the last day of this month resulting from any drawdown under any revolving credit facility, including any Working Capital Facility, to the extent this Working Capital Balance is not either included in clause (1) of this definition or used in compliance with the New Notes Indenture prior to the date the officers’ certificate stating the amount of Excess Free Cash Flow for this month is delivered to the Trustee, less (3) the Cash Flow Adjustments for such month.
     “Cash Flow Adjustments” means the sum of the following for the Issuers and their subsidiaries during or for any applicable period and solely to the extent not accounted for in the Company’s net cash provided by operating activities in the consolidated cash flow statements for the applicable period:
•	capital expenditures (net of any proceeds of any related financings) permitted by the New Notes Indenture;

•	cash payments made in respect of any acquisitions of any businesses by Morris Publishing or its restricted subsidiaries permitted by the New Notes Indenture;

•	cash amounts paid in respect of permitted investments under the New Notes Indenture (other than any permitted investments held in the form of cash or cash equivalents);

•	scheduled principal payments and mandatory and voluntary prepayments of funded indebtedness (including capital lease obligations) permitted to be incurred pursuant to the New Notes Indenture, excluding any payments or prepayments in respect of any revolving credit indebtedness to the extent of the amounts borrowed on such revolving credit facility during the applicable period;

•	Net Cash Proceeds;

•	Net Loss Proceeds; and

•	cash interest payments on the New Notes (regardless of whether GAAP would treat such payments as interest expense).

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     “Working Capital Balance” means, for any day, the aggregate balance of cash and cash equivalents of Morris Publishing and its subsidiaries, excluding amounts of Net Cash Proceeds (and certain amounts that would constitute Net Cash Proceeds pending their use) and Net Loss Proceeds.
     The Issuers will not be required to make any payments or mandatory redemptions with respect to Excess Free Cash Flow in any given month unless (1) the amount of Excess Free Cash Flow for such month is equal to or in excess of $250,000 at the end of such month or (2) if Morris Publishing does not have in effect a Working Capital Facility, if the Working Capital Balance on the last day of the applicable month is less than $7 million. If Morris Publishing does not have a Working Capital Facility in effect at the end of such month, and the Working Capital Balance is more than $7 million, the Issuers will be required to apply only an amount of Excess Free Cash Flow that would reduce the Working Capital Balance on the last day of the applicable month to $7 million. With respect to the Excess Cash Flow Period containing the date of the original issuance of the New Notes, the Issuers will only be required to apply an amount of Excess Free Cash Flow for such period equal to the product of (1) (a) the amount of Excess Free Cash Flow for such calendar month divided by (b) the number of days in such period multiplied by (2) the number of days from the date of the original issuance of the New Notes to the end of the calendar month.
     Not later than 15 business days after the end of each month, the Issuers will deliver to the Trustee an officers’ certificate stating, among other things, the amount of Excess Free Cash Flow, if any, for that month and the amount of Excess Free Cash Flow that will be applied to redeem New Notes. As soon as practicable following the delivery of this officers’ certificate, the Issuers will send a notice of redemption by first-class mail to each holder of New Notes, with a copy to the Trustee. This notice will state, among other things, the redemption price, the date fixed for the redemption and the procedures holders of New Notes must follow for the Issuers to redeem their New Notes. Holders of New Notes that are being redeemed will be required to surrender these New Note to the paying agent in order to collect the redemption price and interest, if any.
     On the date the New Notes are issued, the Issuers will apply an amount equal to 100% of the cash they or their subsidiaries have on hand on such date to repay outstanding indebtedness in accordance with the priorities set forth in the first paragraph of this section, except that if Morris Publishing has not entered into a Working Capital Facility prior to this time, the Issuers will apply only an amount of cash that would reduce the aggregate cash that they or their subsidiaries have on hand to $7 million.
     On the date that Morris Publishing enters into the Working Capital Facility, it shall apply an amount equal to 100% of the amount of the Working Capital Balance as of such date to repay outstanding indebtedness in accordance with the priorities set forth in the first paragraph of this section.
      Selection of Notes to be Redeemed or Repurchased; Other Procedural Matters
     In the event that less than all of the Notes are to be redeemed or repurchased, the Trustee will select the New Notes or portions thereof to be redeemed or repurchased either:
•	in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed; or

•	on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.
     Notwithstanding the foregoing, if less than all of the New Notes are to be redeemed in connection with any repurchase upon the occurrence of an Event of Loss or upon the consummation of an Asset Sale, the Trustee shall select the New Notes or portions thereof in accordance with the procedures set forth above under the section “— Repurchase Upon Event of Loss.”
     New Notes and portions thereof selected for repurchase or redemption will be in amounts of $1,000 or integral multiples of $1,000, except that if all of the New Notes of a holder are to be redeemed, the entire outstanding amount of New Notes held by such holder, even if not a multiple of $1,000, will be redeemed. In the case of a mandatory redemption with Excess Free Cash Flow, New Notes to be redeemed will be in amounts of $1 or integral multiples of $1.
     On and after the applicable redemption or repurchase date, interest will cease to accrue on the New Notes or portions thereof being redeemed or repurchased as long as the Issuers have deposited with the paying agent funds in satisfaction of the applicable redemption or repurchase price. If the Issuers default in making payment, interest will be paid on the unpaid principal, from the applicable redemption date, until such principal is paid, and on any interest not paid on such unpaid principal, at the applicable default rate of interest in accordance with the New Notes Indenture.

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The Intercreditor Agreement and Subordination
      Subordination
     Pursuant to the Intercreditor Agreement, the New Notes and the Tranche B term loan will be subordinated in right of payment to the prior payment in full in cash of the Tranche A term loan. Accordingly, the Issuers and the Guarantors will be prohibited from making any payment or distribution of any kind with respect to the New Notes and the Tranche B term loan, including with respect to principal and interest and the redemption or repurchase of the New Notes, in the following circumstances:
•	an event of default or default has occurred that arises from the failure to make any payment of principal, premium, if any, or interest, fees, costs and expenses on the Tranche A term loan when due and payable, after giving effect to any cure or grace period, that permits the holder of the Tranche A term loan (or the administrative agent under the Existing Credit Agreement) to accelerate the maturity of the Tranche A term loan; or

•	any other event of default or default occurs with respect to the Tranche A term loan that permits the holder of the Tranche A term loan (or the administrative agent under the Existing Credit Agreement) to accelerate the maturity of the Tranche A term loan, and the Trustee receives notice of such default, referred to as a “Payment Blockage Notice,” from the administrative agent under the Existing Credit Agreement.
Payments on and distributions with respect to the New Notes and the Tranche B term loan may resume:
•	in the case of a payment event of default or default, upon the earlier of:
•	the date on which such event of default or default has been cured or waived or otherwise ceases to exist; and

•	the date on which the Tranche A term loan has been paid in full; and
•	in case of any other event of default or default, upon the earlier of:
•	the date on which such event of default or default is cured or waived or otherwise ceases to exist; and

•	unless the Tranche A term loan has been declared due and payable, 180 days after the date of delivery of the applicable Payment Blockage Notice.
     No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No non-payment event of default or default that existed on the date of delivery to the Trustee of any Payment Blockage Notice shall be made the basis for the commencement of any other payment blockage period unless such event of default or default has been cured or waived for a period of not less than 90 days. No more than five payment blockage periods may be initiated during the term of the Intercreditor Agreement. With respect to payment blockages initiated on account of a non-payment event of default or default, the Issuers and the Guarantors may pay, and the holders of New Notes and the Tranche B term loan may retain, any payments and distributions before receipt of the Payment Blockage Notice. Interest will accrue on the New Notes and the Tranche B term loan during a payment blockage period.
     The failure to make a payment or distribution with respect to the New Notes by reason of the subordination provisions of the Intercreditor Agreement will not prevent the occurrence of an Event of Default or Default under the New Notes Indenture. A “Default” under the New Notes Indenture means an event or condition which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
     Any payments or distributions received by the Subordinated Lien Collateral Agent (as defined below), the holders of New Notes or the holder of the Tranche B term loan in violation of the subordination provisions of the Intercreditor Agreement are required to be held for the benefit of the holder of the Tranche A term loan.
     Amounts that have been deposited into trust in the manner described in the section entitled “— Legal Defeasance and Covenant Defeasance” will not be subject to the subordination provisions described above so long as the deposits were made in accordance with the New Notes Indenture and the Existing Credit Agreement and the deposits did not violate the subordination provisions of the Intercreditor Agreement at the time they were made.

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      Lien Priority
     Pursuant to the Intercreditor Agreement, the liens held for the benefit of the holders of the New Notes and the Tranche B term loan on the Collateral (as defined below) securing the New Notes and the Tranche B term loan, respectively, will be junior and subordinate in all respects to the liens securing the Tranche A term loan until the payment in full of the Tranche A term loan. Wilmington Trust FSB (the “Subordinated Lien Collateral Agent”) will act as collateral agent for both the holders of the New Notes and the holder of the Tranche B term loan.
     “Collateral” means assets, real or personal, tangible or intangible, wherever located, then owned or thereafter acquired by Morris Publishing, Morris Publishing Finance or any subsidiary guarantor pursuant to the Existing Credit Agreement then or at any time thereafter subject to a lien securing or purporting to secure any senior indebtedness of Morris Publishing, Morris Publishing Finance or such subsidiary guarantors, including the Tranche A term loan, or subordinated indebtedness of Morris Publishing, Morris Publishing Finance or such subsidiary guarantors, including the New Notes and the Tranche B term loan, including, in each case, all proceeds of such assets, except that “Collateral” does not include collateral that is held by Morris Communications or an affiliate thereof that is not an Issuer or a Guarantor or any proceeds thereof.
     The Intercreditor Agreement will impose limitations on the ability of the Issuers and the Guarantors to grant or permit any additional liens on any assets to secure the New Notes or the Tranche B term loan until the payment in full of the Tranche A term loan. Similar restrictions are imposed on the ability of the Issuers and the Guarantors to grant or permit any additional liens on any assets that are held by the Issuers or the Guarantors to secure the Tranche A term loan until the payment in full of the New Notes and the Tranche B term loan.
     Any payments or distributions of or with respect to Collateral that are received by the Subordinated Lien Collateral Agent, the Trustee, the holders of New Notes or the holder of the Tranche B term loan in violation of the Intercreditor Agreement will be required to be held for the benefit of the holder of the Tranche A term loan and distributed in accordance with the distribution provisions described under “— Exercise of Rights” below.
     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of either of the Issuers, holders of the New Notes may recover less ratably than the holder of the Tranche A term loan or may recover nothing at all. See “Risk Factors.”
      Exercise of Rights
     Except as described in this section, until the payment in full of the Tranche A term loan, the Intercreditor Agreement will prohibit the Subordinated Lien Collateral Agent, holders of New Notes and the holder of the Tranche B term loan from taking, without the prior written consent of the administrative agent for the Tranche A term loan, any of the following actions (which we refer to, collectively, as “Enforcement Actions”):
•	the commencement of any action or proceeding, whether judicial or otherwise, for the enforcement of such party’s rights and remedies with respect to Collateral, including commencement of any receivership, foreclosure proceedings or other actions against, or any other sale of, collection on, or disposition of, any Collateral, or any exercise of remedies with respect to the Collateral under the New Notes Indenture and the Existing Credit Agreement and related documents, including any proceeding (which is referred to as an “Insolvency Proceeding”), whether voluntary or involuntary, for the purposes of dissolution, winding up, liquidation, arrangement or reorganization of Morris Publishing, Morris Publishing Finance or any Guarantor, or their respective successors or assigns, whether in bankruptcy, insolvency, arrangement, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Morris Publishing, Morris Publishing Finance, any Guarantor or their respective successors or assigns;

•	notifying any third-party account debtors of Morris Publishing, Morris Publishing Finance or any Guarantor to make payment directly to such entity or to any of its agents or other individuals or entities acting on its behalf; or

•	the exercise of any right of set-off against Morris Publishing, Morris Publishing Finance or any Guarantor.
     Until the payment in full of the Tranche A term loan, if an Enforcement Event (as defined below) has occurred and is continuing, the Subordinated Lien Collateral Agent, on behalf of the holders of the New Notes and the holder of the Tranche B term loan, will be required to give the administrative agent for the Tranche A term loan written notice thereof (which we refer to as the “Enforcement Event Notice”).

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     An “Enforcement Event” means:
•	an Event of Default arising out of the failure to make any payment of principal of, premium, if any, or interest, fees, costs and expenses on the New Notes when due and payable, after giving effect to any cure or grace period;

•	an Event of Default under the New Notes, the New Notes Indenture or any related collateral document (other than as described in the preceding bullet point) and the acceleration by the holders of New Notes of the maturity of all the New Notes in accordance with the terms of the New Notes Indenture; or

•	the commencement of an insolvency proceeding with respect to Morris Publishing, Morris Publishing Finance or any Guarantor.
     Notwithstanding the foregoing, the Subordinated Lien Collateral Agent, the holders of New Notes and the holder of the Tranche B term loan may take an Enforcement Action in connection with an Enforcement Event after the passage of a period of 180 days since the date of delivery to the administrative agent for the Tranche A term loan of an Enforcement Event Notice (which we refer to as the “Standstill Period”), so long as with respect to any Enforcement Event Notice delivered solely in connection with an Enforcement Event constituting a payment Event of Default or Default in connection with the New Notes, such Event of Default or Default is then continuing. In no event, however, will the Subordinated Lien Collateral Agent, the holders of New Notes or the holder of the Tranche B term loan be permitted to take any Enforcement Action if, notwithstanding the expiration of the Standstill Period, the administrative agent for the Tranche A term loan has commenced and is diligently pursuing the exercise of its rights or remedies (including any Enforcement Action) with respect to all or any material portion of the Collateral.
     Additionally, subject to the foregoing rights of the Subordinated Lien Collateral Agent, the holders of New Notes and the holder of the Tranche B term loan and certain exceptions specified in the Intercreditor Agreement, the holder of the Tranche A term loan and the administrative agent for the Tranche A term loan will have the exclusive right to enforce rights, exercise remedies and make determinations regarding release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Subordinated Lien Collateral Agent, the holders of the New Notes and the holder of the Tranche B term loan, and the Subordinated Lien Collateral Agent will take any action reasonably requested by the administrative agent for the Tranche A term loan in order to effectuate any such enforcement, exercise, release or disposition.
     Upon any distribution as a result of any Enforcement Action or the receipt of any other payment or distribution with respect to the Collateral or any other assets of Morris Publishing, Morris Publishing Finance or any Guarantor, the proceeds thereof (including insurance and condemnation proceeds) shall be distributed in the order of, and in accordance with, the following priorities:
•	first, if the Enforcement Action is taken or entitled to be taken by the administrative agent under the Existing Credit Agreement or the Subordinated Lien Collateral Agent, to the payment of all reasonable and documented out-of-pocket costs and expenses, commissions and taxes of the administrative agent under the Existing Credit Agreement or the Subordinated Lien Collateral Agent, as applicable, incurred in connection with taking such Enforcement Action or other realization, including all reasonable and documented expenses (including attorneys’ fees and expenses), liabilities and advances made or incurred in connection therewith;

•	second, to the extent not previously paid, to the administrative agent under the Existing Credit Agreement, until the payment in full of the Tranche A term loan; and

•	third, to the extent not previously paid, to the Subordinated Lien Collateral Agent for distribution pursuant to the subordinated indebtedness collateral documents, which will provide for a pro rata distribution as between the New Notes and the Tranche B term loan, until the payment in full of all subordinated indebtedness.
      Consent to Certain Transactions
     The Subordinated Lien Collateral Agent and the holders of the New Notes and the Tranche B term loan may amend, supplement and modify the New Notes Indenture and related documents, or waive any term thereof, without the consent of the administrative agent under the Existing Credit Agreement and the holder of the Tranche A term loan, so long as such amendment, supplement, modification or waiver does not:

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•	increase the principal amount then outstanding under the New Notes Indenture or any related document (other than any amendment which has the effect of capitalizing interest or fees accruing thereunder by adding such amounts to the principal amount of the New Notes);

•	increase any rate of interest that is paid in cash;

•	amend or modify any covenant or Event of Default in the New Notes Indenture or any related document in such a manner as to make such covenant or Event of Default materially more restrictive to, or materially increase the obligations of, Morris Publishing, Morris Publishing Finance and the Guarantors; or

•	contravene the provisions of the Intercreditor Agreement.
Pursuant to the Existing Credit Agreement, Morris Publishing may not consent to any modification, supplement or waiver with respect to the New Notes Indenture or any related document without the prior written consent of the administrative agent under the Existing Credit Agreement.
     The administrative agent under the Existing Credit Agreement and the holder of the Tranche A term loan may amend, supplement and modify the Existing Credit Agreement and related documents, or waive any term thereof, without the consent of the Subordinated Lien Collateral Agent or the holders of the New Notes and the Tranche B term loan, subject to certain limitations set forth in the Intercreditor Agreement, including with respect to increasing the aggregate principal amount or the interest rate of the loans outstanding under the Existing Credit Agreement.
      Refinancing of Term Loans
     If Morris Publishing refinances the Tranche A term loan substantially contemporaneously with the payment in full of the indebtedness arising in connection with the Tranche A term loan (which refinancing also may include a refinancing of the Tranche B term loan substantially contemporaneously with the payment in full of the indebtedness arising in connection with the Tranche B term loan) in a transaction or transactions that are permitted by the terms of the New Note Indenture, and Morris Publishing gives written notice of this refinancing to the Subordinated Lien Collateral Agent, then the refinanced debt automatically will be treated as if it were “senior indebtedness” or the “Tranche A term loan” for all purposes under the Intercreditor Agreement, including for purposes of the order and priority of liens and rights in respect of Collateral, so long as the principal amount of the refinanced debt does not exceed the Senior Indebtedness Cap Amount (as defined below), as in effect immediately prior to such refinancing. Subsequent to this refinancing, the Subordinated Lien Collateral Agent and the Trustee will, among other things, enter into such documents and agreements as the collateral agent under the documents evidencing the refinanced debt reasonably may request in order to provide to such replacement collateral agent the rights, remedies and powers and authorities contemplated by the Intercreditor Agreement.
     “Senior Indebtedness Cap Amount” means, as of any date of determination, $19.7 million (i.e., the aggregate principal amount of the commitment of the holder of the Tranche A term loan to make or continue a Tranche A term loan on October 15, 2009), less all payments of principal on the Tranche A term loan made prior to the date of determination, plus $6.8 million (i.e., the aggregate principal amount of the Tranche B term loan on October 15, 2009), plus all paid-in-kind interest on the Tranche B term loan, which paid-in-kind interest has accrued or been added to the principal of the Tranche B term loan, as applicable, prior to the date of determination.
      Entry into Working Capital Facility
     The New Notes Indenture will provide that if the Issuers enter into a Working Capital Facility, the Subordinated Lien Collateral Agent will enter into any amendments to the Intercreditor Agreement that are necessary to provide the lender of the Working Capital Facility the benefits of the status of a holder of “senior indebtedness” under this agreement and to subordinate the New Notes to the Working Capital Facility, upon the request of Morris Publishing pursuant to an officers’ certificate and an opinion of counsel certifying that the Working Capital Facility is permitted under the New Notes Indenture and that the proposed amendment would accomplish this subordination, and each holder of New Notes, by its acceptance of a New Note, directs the Subordinated Lien Collateral Agent to enter into this amendment.
      Option to Purchase
     Upon the acceleration of all of the indebtedness under the Tranche A term loan in accordance with the Existing Credit Agreement (and without prejudice to the enforcement of the rights and remedies of the administrative agent under the Existing Credit Agreement or the holder of the Tranche A term loan with respect to the Collateral), the holders of New Notes will have the option to purchase without recourse or warranty all, but not less than all, of the indebtedness outstanding under the Tranche A term loan at the time of such purchase and all other rights, obligations and claims of the holder of the Tranche A term loan

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(with certain exceptions set forth in the Intercreditor Agreement) for a purchase price equal to the aggregate amount of all of the outstanding indebtedness under the Tranche A term loan, together with accrued and unpaid interest thereon and fees to the date of payment of such amount and all other amounts then payable to the holder of the Tranche A term loan under the Existing Credit Agreement and related documents, including any applicable prepayment fee so long as the prepayment fee does not exceed the Borrower Fee Cap (as such term is defined in the Existing Credit Agreement). The holder of the Tranche A term loan has agreed to provide the Subordinated Lien Collateral Agent a copy of any acceleration notice at the time that such notice is provided to Morris Publishing and the holders of New Notes will have the option, exercisable within ten business days of the receipt of such notice, to provide five business days prior written irrevocable notice of the exercise of their purchase option in connection therewith.
Guarantees
     The Guarantors will unconditionally jointly and severally guarantee the Issuers’ obligations under the New Notes Indenture and the New Notes on a senior subordinated basis. Each Guarantee also is secured by a second priority security interest in, and lien on, substantially all of the assets of the applicable Guarantor. Each Guarantee will be subordinated to senior indebtedness of the applicable Guarantor on the same basis as the New Notes will be subordinated to senior indebtedness of the applicable Issuer. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
     A Guarantee of a Guarantor will be automatically and unconditionally released:
•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation), if the Issuers apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the New Notes Indenture;

•	in connection with any sale of all of the capital stock of that Guarantor, if the Issuers apply the Net Cash Proceeds of that sale in accordance with the applicable provisions of the New Notes Indenture;

•	if Morris Publishing designates that Guarantor as an unrestricted subsidiary in accordance with the applicable provisions of the New Notes Indenture; or

•	upon the payment in full of the New Notes.
     Separate financial statements of the Guarantors are not included in this Offering Memorandum and Disclosure Statement because such Guarantors are jointly and severally liable with respect to the Issuers’ obligations pursuant to the New Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Issuers are substantially equivalent to the net assets, earnings and equity of the Issuers on a consolidated basis.
Certain Covenants
     The New Notes Indenture will contain the following covenants, among others.
      Limitation on Incurrence of Additional Indebtedness
     The New Notes Indenture will provide that Morris Publishing will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of:
•	any indebtedness (other than Permitted Indebtedness, which is defined below); or

•	any indebtedness which represents an extension, modification, refinancing, or renewal of any indebtedness in an aggregate amount in excess of $100,000 in any calendar year, other than:
•	indebtedness constituting a trade payable or similar obligation to a trade creditor; or

•	extensions, modifications, refinancings or renewals in the ordinary course of business.
     “Permitted Indebtedness” means, without duplication, each of the following:
•	indebtedness under the New Notes in an aggregate principal amount not to exceed $100 million (plus the amount of any PIK interest), plus any amounts in respect of potential interest payments, including payments

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with respect to PIK interest added to principal, under the New Notes that may be treated as indebtedness in accordance with GAAP;

•	indebtedness incurred pursuant to the Tranche A term loan, the Tranche B term loan, if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, the refinanced debt, and the Working Capital Facility;

•	other indebtedness of Morris Publishing and its restricted subsidiaries outstanding on the date the New Notes are issued less the amount of any scheduled amortization payments or mandatory prepayments, in each case, when actually paid, or permanent reductions thereon;

•	indebtedness of Morris Publishing or any of its restricted subsidiaries under any interest swap arrangement entered into to protect Morris Publishing or any of its restricted subsidiaries from fluctuations in interest rates;

•	indebtedness under any foreign exchange contract, currency swap agreement or similar agreement or arrangement designed to protect Morris Publishing or any of its restricted subsidiaries against fluctuations in currency values so long as such contract, agreement or arrangement does not increase the indebtedness of Morris Publishing and its restricted subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

•	indebtedness of a restricted subsidiary of Morris Publishing to either Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing for so long as such indebtedness is held by Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing or the holder of a lien permitted under the New Notes Indenture, in each case subject to no lien held by an individual or entity other than Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing or the holder of a lien permitted under the New Notes Indenture;

•	indebtedness of Morris Publishing to a wholly-owned restricted subsidiary of Morris Publishing for so long as such indebtedness is held by a wholly-owned restricted subsidiary of Morris Publishing or the holder of a lien permitted under the New Notes Indenture, in each case subject to no lien other than a lien permitted under the New Notes Indenture so long as any indebtedness of Morris Publishing to any wholly-owned restricted subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to Morris Publishing’s obligations under the New Notes Indenture;

•	indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business that is extinguished within two business days of incurrence;

•	indebtedness of Morris Publishing or any of its restricted subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

•	indebtedness of Morris Publishing and its restricted subsidiaries represented by capital lease obligations and purchase money indebtedness (i.e., indebtedness incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment) incurred in the ordinary course of business not to exceed in the aggregate $5 million at any one time outstanding;

•	indebtedness (which we refer to as “Refinancing Indebtedness”) represented by the refinancing by Morris Publishing or any of its restricted subsidiaries in exchange or replacement for any indebtedness incurred in accordance with the provisions of the New Notes Indenture summarized in the first or third bullet point above or this bullet point so long as this refinancing:
•	does not result in an increase in the aggregate principal amount of indebtedness of such entity as of the date of the refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such indebtedness and the amount of reasonable expenses incurred by Morris Publishing in connection with such refinancing); or

•	does not create indebtedness that does not satisfy the terms of the New Notes Indenture, including with respect to the maturity date and ranking of such indebtedness;
•	indebtedness represented by guarantees by Morris Publishing or its restricted subsidiaries of indebtedness otherwise permitted to be incurred under the New Notes Indenture; and

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•	indebtedness of Morris Publishing or any of its restricted subsidiaries consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets permitted under the New Notes Indenture.
     Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock (as defined below) in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for the purposes of determining compliance with this covenant.
      Restricted Payments
     The New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly:
•	declare or pay any dividend or make any distribution (other than dividends or distributions payable in capital stock of Morris Publishing that is not Disqualified Capital Stock (as defined below)) on or in respect of shares of Morris Publishing’s capital stock to holders of such capital stock;

•	purchase, redeem or otherwise acquire or retire for value any capital stock of Morris Publishing; or

•	make any Investment other than a Permitted Investment.
Each of the foregoing actions is referred to as a “Restricted Payment.”
     “Disqualified Capital Stock” means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the New Notes.
     The restrictions described above do not prohibit:
•	if no Default or Event of Default has occurred and is continuing, the acquisition of any shares of capital stock of Morris Publishing, either:
•	solely in exchange for shares of capital stock of Morris Publishing that is not Disqualified Capital Stock; or

•	through the application of net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of Morris Publishing) of shares of capital stock of Morris Publishing that is not Disqualified Capital Stock;
•	so long as no Default or Event of Default has occurred and is continuing, repurchases by Morris Publishing of common stock of Morris Publishing from officers, directors and employees of Morris Publishing or any of its subsidiaries (other than officers, directors and employees that are Permitted Holders or affiliates of Permitted Holders) or their authorized representatives upon the death, disability or termination of employment of such officers, directors and employees or the termination of a director’s seat on the board of directors of Morris Publishing, in an aggregate amount not to exceed $2 million in any calendar year; and

•	the payment of any dividend or distribution to the direct or indirect beneficial owners of shares of capital stock of Morris Publishing in an amount not to exceed the then maximum federal, state and local income tax liabilities arising from income of Morris Publishing and its restricted subsidiaries and attributable to them solely as a result of Morris Publishing (and any intermediate entity through which the holder owns such shares of capital stock) being a disregarded limited liability company, partnership or similar entity for federal income tax purposes.
      Limitation on Asset Sales
     The New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, consummate an Asset Sale unless:

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•	Morris Publishing or the applicable restricted subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

•	at least 75% of the consideration received by Morris Publishing or the restricted subsidiary, as the case may be, from such Asset Sale is in the form of cash, cash equivalents and/or assets of the same type and having the same general utility as the assets that were sold and is received at the time of such disposition; and

•	upon the consummation of the Asset Sale, Morris Publishing will apply, or cause such restricted subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale in the manner described above in the section entitled “— Redemptions and Repurchases — Repurchase upon Consummation of an Asset Sale.”
     In the event of a transfer of substantially all (but not all) of the property and assets of Morris Publishing and its restricted subsidiaries as an entirety to an individual or entity in a transaction that is permitted by the New Notes Indenture (see “— Merger, Consolidation and Sale of Assets”) that does not constitute a Change of Control, the successor corporation will be deemed to have sold the properties and assets of Morris Publishing and its restricted subsidiaries not so transferred for purposes of this covenant and will be required to comply with the covenant described in this section as if it were an Asset Sale. In addition, the fair market value of the properties and assets of Morris Publishing or its Restricted Subsidiaries deemed to have been sold will be deemed to be Net Cash Proceeds and shall be applied by Morris Publishing or its Restricted Subsidiaries as described above in the section entitled “— Redemptions and Repurchases — Repurchase upon Consummation of an Asset Sale.”
     Additionally, the New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its Restricted Subsidiaries to, engage in any concurrent purchase and sale or exchange of assets used or useful in the businesses of Morris Publishing and its restricted subsidiaries (which we refer to as an “Asset Swap”), unless:
•	at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

•	in the event such Asset Swap involves the transfer by Morris Publishing or any of its restricted subsidiaries of assets having an aggregate fair market value in excess of $25.0 million, either:
•	the terms of such Asset Swap are approved by a majority of the directors of Morris Publishing that are “independent” within the meaning of the New York Stock Exchange Listed Company Manual (which we refer to as “Independent Directors”), but in no event fewer than two Independent Directors; or

•	in the event there are fewer than two Independent Directors, Morris Publishing, prior to the consummation of such Asset Swap, obtains a favorable opinion as to the fairness of such Asset Swap from a financial point of view to Morris Publishing or the restricted subsidiary, as the case may be, from an independent financial advisor; and
•	in the event such Asset Swap involves the transfer by Morris Publishing or any of its restricted subsidiaries of assets having an aggregate fair market value in excess of $50 million, Morris Publishing, prior to the consummation of such Asset Swap, obtains a favorable opinion as to the fairness of such Asset Swap from a financial point of view to Morris Publishing or the restricted subsidiary, as the case may be, from an independent financial advisor.
Any Net Cash Proceeds received from an Asset Swap must be applied by the Issuers in the manner described above in the section entitled “— Redemptions and Repurchases — Repurchase upon Consummation of an Asset Sale.”
      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     The New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary of Morris Publishing to:
•	pay dividends or make any other distributions on or in respect of its capital stock;

•	make loans or advances to Morris Publishing or any of its restricted subsidiaries or to pay any indebtedness or other obligation owed to Morris Publishing or any of its restricted subsidiaries; or

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•	transfer any of its property or assets to Morris Publishing or any of its restricted subsidiaries, except in each case for such encumbrances or restrictions existing under or by reason of:
•	applicable law;

•	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any restricted subsidiary of Morris Publishing;

•	the New Notes Indenture, the New Notes and the related security documents;

•	any instrument governing indebtedness of such entity (or a subsidiary thereof) that exists at the time such entity becomes a restricted subsidiary of Morris Publishing or at the time it merges or consolidates with or into Morris Publishing or any of its subsidiaries or is assumed in connection with the acquisition of assets from such entity and, in each case, that was not incurred by such entity in connection with, or in anticipation or contemplation of, such entity becoming a restricted subsidiary of Morris Publishing or such acquisition, merger or consolidation, so long as the encumbrance or restriction is not applicable to any entity, or the properties or assets of any entity, other than the entity or the properties or assets of the entity so acquired;

•	the Tranche A term loan, the Tranche B term loan, if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, the refinanced debt, and the Working Capital Facility;

•	an agreement governing other senior indebtedness of the Issuers or the Guarantors that is permitted to be incurred under the New Notes Indenture, so long as the provisions relating to such encumbrances or restrictions are no less favorable to Morris Publishing in any material respect, as determined by the board of directors of Morris Publishing in its reasonable and good faith judgment, than the provisions contained in the documents evidencing the Tranche A term loan as in effect on the date of the original issuance of the New Notes;

•	restrictions on the transfer of assets subject to any lien permitted under the New Notes Indenture that are imposed by the holder of such lien;

•	restrictions imposed by any agreement to sell assets or capital stock permitted under the New Notes Indenture to any individual or entity pending the closing of such sale;

•	customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

•	an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in the third through the seventh bullet points above, so long as the provisions relating to such encumbrance or restriction are no less favorable to Morris Publishing in any material respect, as determined by the board of directors of Morris Publishing in its reasonable and good faith judgment, than the provisions relating to such encumbrance or restriction that are contained in the agreements referred to in the third through the seventh bullet points above.
      Limitation on Preferred Stock of Restricted Subsidiaries
     The New Notes Indenture will provide that Morris Publishing will not permit:
•	any of its restricted subsidiaries that is not an Issuer or a Guarantor to issue any preferred stock (i.e., capital stock of such entity that has preferential rights to any other capital stock of such entity with respect to dividends or redemptions or upon liquidation), other than to Morris Publishing or to a wholly-owned restricted subsidiary of Morris Publishing; or

•	permit any individual or entity, other than Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing, to own any preferred stock of any restricted subsidiary of Morris Publishing that is not an Issuer or a Guarantor.

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      Limitation on Liens
     The New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of Morris Publishing or any of its restricted subsidiaries (including pledging any common stock of any restricted subsidiary) whether owned on the date the New Notes are originally issued or acquired thereafter, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom except for:
•	liens securing the Tranche A term loan, the Tranche B term loan, if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, the refinanced debt, or the Working Capital Facility;

•	liens securing the New Notes and the Guarantees;

•	liens of Morris Publishing or a wholly-owned restricted subsidiary of Morris Publishing on assets of any restricted subsidiary of Morris Publishing;

•	liens securing Refinancing Indebtedness which is incurred to refinance any indebtedness which has been secured by a lien permitted under the New Notes Indenture and which has been incurred in accordance with the provisions of the New Notes Indenture, so long as these liens:
•	are no less favorable to the holders of New Notes in any material respect and are not more favorable to the lienholders in any material respect than the liens in respect of the indebtedness being refinanced; and

•	do not extend to or cover any property or assets of Morris Publishing or any of its restricted subsidiaries not securing the indebtedness so refinanced; and
•	other permitted liens under the New Notes Indenture.
      Prohibition on Incurrence of Senior Subordinated Debt
     The New Notes Indenture will provide that Morris Publishing will not, and will not permit any restricted subsidiary that is a Guarantor to, incur or suffer to exist indebtedness that is senior in right of payment to the New Notes or such Guarantor’s Guarantee, as the case may be, and subordinate in right of payment to any other indebtedness of Morris Publishing or such Guarantor, as the case may be.
      Financial Covenants
     The New Notes Indenture will provide that Morris Publishing will not permit the Total Leverage Ratio (as defined below) to exceed the following amounts at any time during the following respective periods:

Period	Total Leverage Ratio
January 1, 2010 to December 31, 2010	5.5 to 1
January 1, 2011 to March 31, 2011	5.5 to 1
April 1, 2011 to June 30, 2011	5.5 to 1
July 1, 2011 to September 30, 2011	5.25 to 1
October 1, 2011 to December 31, 2011	5.25 to 1
January 1, 2012 to December 31, 2012	5.0 to 1
January 1, 2013 to December 31, 2013	4.75 to 1
January 1, 2014 to December 31, 2014	4.50 to 1

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     The “Total Leverage Ratio” means, of any date of determination, with respect to any entity, the ratio of:
•	the sum of (1) the aggregate outstanding consolidated indebtedness of such entity for borrowed money (exclusive of trade payables), net of cash and cash equivalents and (2) except to the extent included in the previous clause (1), the aggregate liquidation preference of any preferred stock of the restricted subsidiaries of such entity (exclusive of such preferred stock, if any, held by such entity), on a consolidated basis in accordance with U.S. generally accepted accounting principles (which we refer to as “GAAP”); to

•	the Consolidated EBITDA (as defined below) of such entity during the last four full fiscal quarters ending on or prior to such determination date for which financial statements are available.
     “Consolidated EBITDA” means, with respect to any entity, for any period, the sum (without duplication) of:
•	the Consolidated Net Income (as defined below) for such entity;

•	to the extent Consolidated Net Income has been reduced thereby:
•	all income taxes of such entity and its restricted subsidiaries paid or accrued in accordance with GAAP for such period, other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;

•	the consolidated interest expense of such entity for such period, which is equal to the sum of, without duplication:
•	the aggregate of the interest expense of such entity for such period determined on a consolidated basis in accordance with GAAP;

•	the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by such entity and its restricted subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

•	an amount equal to the product of (1) the aggregate dividends paid on Disqualified Capital Stock during such period and (2) a fraction, the numerator of which is one and the denominator of which is one minus such entity’s then effective combined tax rate, to the extent paid.
•	the aggregate depreciation, amortization and other non-cash expenses of such entity and its restricted subsidiaries reducing Consolidated Net Income of such entity for such period (excluding any charge constituting an extraordinary item or loss or any charge that requires an accrual of or reserve for cash charges for any future period) less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such entity and its restricted subsidiaries in accordance with GAAP; and

•	non-recurring cash restructuring charges for such entity and its restricted subsidiaries incurred during calendar years 2009 and 2010 in connection with the New Notes Indenture, the Existing Credit Agreement, the Support Agreement, the Prior Credit Agreement and all negotiations and transactions directly related to the foregoing agreements.
     “Consolidated Net Income” means, with respect to any entity, for any period, the aggregate net income (or loss) of such entity and its restricted subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, excluding:
•	after-tax gains from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

•	after-tax items classified as extraordinary gains or losses;

•	the net income (but not loss) of any restricted subsidiary of such entity to the extent that the declaration of dividends or similar distributions by such restricted subsidiary of that income is restricted by a contract, operation of law or otherwise;

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•	the net income of any entity, other than a restricted subsidiary of such entity, except to the extent of cash dividends or distributions paid to such entity or a wholly-owned restricted subsidiary of such entity by such entity;

•	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the original issuance of the New Notes;

•	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued;

•	in the case of a successor to such entity by consolidation or merger or as a transferee of such entity, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

•	dividends or distributions to the direct or indirect beneficial owners of shares of capital stock of Morris Publishing in an amount not to exceed the then maximum federal, state and local income tax liabilities arising from income of Morris Publishing and its restricted subsidiaries and attributable to them solely as a result of Morris Publishing (and any intermediate entity through which the holder owns such shares of capital stock) being a disregarded limited liability company, partnership or similar entity for federal income tax purposes.
     The New Notes Indenture also will provide that Morris Publishing will not permit the Cash Interest Coverage Ratio (as defined below) to be less than the following amounts at any time during the following respective periods:

Period	Cash Interest Coverage Ratio
January 1, 2010 to December 31, 2010	1.8 to 1
January 1, 2011 to December 31, 2011	1.8 to 1
January 1, 2012 to December 31, 2012	1.8 to 1
January 1, 2013 to December 31, 2013	1.9 to 1
January 1, 2014 to December 31, 2014	2.1 to 1
     The “Cash Interest Coverage Ratio” means, as of any date, the ratio of Consolidated EBITDA during the preceding four fiscal quarters to the Consolidated Interest Expense required to be paid in cash during the preceding four fiscal quarters, excluding any interest accrued on the Old Notes that are not outstanding at such time.
     “Consolidated Interest Expense” means, as of any date and for any entity, the sum of, without duplication:
•	the aggregate of the interest expense of such entity and its restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (1) any amortization of debt discount and amortization or write-off of deferred financing costs; (2) the net costs under interest rate swap obligations; (3) all capitalized interest; and (4) the interest portion of any deferred payment obligation;

•	the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by such entity and its restricted subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

•	an amount equal to the product of (1) the aggregate dividends paid on Disqualified Capital Stock during such period and (2) a fraction, the numerator of which is one and the denominator of which is one minus such entity’s then effective combined tax rate, to the extent paid.
     Notwithstanding any requirements under GAAP that would require an alternative calculation solely with respect to the matters set forth in clauses (1) and (2) of this paragraph, the financial covenants set forth above will be calculated, where applicable, such that (1) the aggregate principal amount of the New Notes in no event exceeds the aggregate principal amount from time to time outstanding under the terms of the New Notes, including, without limitation, any PIK interest that has been added to such principal amount, and (2) interest expense on the New Notes shall be treated as the amount designated as interest under the terms of the New Notes.

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     The New Notes Indenture will provide that Morris Publishing will test its compliance with these financial covenants quarterly, on March 31, June 30, September 30 and December 31 of each year, and report on its results in compliance with the terms of the New Notes Indenture. See “— Reports” below.
     Merger, Consolidation and Sale of Assets
     The New Notes Indenture will provide that Morris Publishing will not, in a single transaction or series of related transactions, consolidate or merge with or into any entity, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any restricted subsidiary of Morris Publishing to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Morris Publishing’s assets (determined on a consolidated basis for Morris Publishing and Morris Publishing’s restricted subsidiaries) whether as an entirety or substantially as an entirety to any entity, unless:
•	either:
•	Morris Publishing is the surviving or continuing corporation; or

•	the entity (if other than Morris Publishing) formed by such consolidation or into which Morris Publishing is merged or the entity that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Morris Publishing and its restricted subsidiaries substantially as an entirety (which we refer to as the “Surviving Entity”):
•	is a corporation, limited liability company or limited partnership organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

•	expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all of the New Notes and the performance of every covenant of the New Notes and the New Notes Indenture on the part of Morris Publishing to be performed or observed;
•	immediately after giving effect to such transaction and, if applicable, the assumption by supplemental indenture contemplated above (including giving effect to any indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Morris Publishing or the Surviving Entity, as the case may be:
•	has a consolidated stockholders’ or members’ equity, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to the Disqualified Capital Stock of such entity (which we refer to as “Consolidated Net Worth”) that is equal to or greater than the Consolidated Net Worth of Morris Publishing immediately prior to such transaction; and

•	is able to incur at least $1 of additional indebtedness (other than Permitted Indebtedness) pursuant to the “Financial Covenants” covenant in the New Notes Indenture, as described above in the section entitled “— Financial Covenants”;
•	immediately before and immediately after giving effect to such transaction and, if applicable, the assumption by supplemental indenture contemplated above (including, without limitation, giving effect to any indebtedness incurred or anticipated to be incurred and any lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or is continuing; and

•	Morris Publishing or the Surviving Entity has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the New Notes Indenture and that all conditions precedent in the New Notes Indenture relating to such transaction have been satisfied.
     For purposes of the foregoing, the transfer of all or substantially all of the properties or assets of one or more restricted subsidiaries of Morris Publishing will be deemed to be the transfer of all or substantially all of the properties and assets of Morris Publishing if the capital stock of such restricted subsidiary or subsidiaries constitutes all or substantially all of the properties and assets of Morris Publishing.
     Notwithstanding the first three bullet points above, Morris Publishing will be able to merge with an affiliate that is an entity that has no material assets or liabilities and that has been organized solely for the purpose of reorganizing Morris Publishing in another jurisdiction.

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     The New Notes Indenture will provide that, upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Morris Publishing in accordance with the foregoing in which Morris Publishing is not the Surviving Entity, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, Morris Publishing under the New Notes Indenture, the New Notes and the security documents relating thereto with the same effect as if such Surviving Entity had been named as Morris Publishing under the New Notes Indenture. Morris Publishing will not be relieved from its obligation to pay the principal, or interest, or any repurchase price or redemption price, with respect to the New Notes except in the case of a sale of all Morris Publishing’s assets that meets the requirements set forth in the New Notes Indenture and described above.
     The New Notes Indenture will provide that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the applicable Guarantee and the New Notes Indenture in connection with any transaction complying with the “Limitation on Asset Sales” covenant of the New Notes Indenture, which is described above under “— Limitation on Asset Sales”) will not, and Morris Publishing will not cause or permit any Guarantor to, consolidate with or merge with or into any entity other than Morris Publishing or any other Guarantor unless:
•	the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia;

•	such entity assumes all of the obligations of the Guarantor on the Guarantee;

•	immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

•	immediately after giving effect to such transaction and the use of any net proceeds from such transaction on a pro forma basis, Morris Publishing could satisfy the provisions of the New Notes Indenture with respect to Consolidated Net Worth and the incurrence of additional indebtedness that are summarized in the second bullet point of the first paragraph of this section.
     Any merger or consolidation of a Guarantor with and into Morris Publishing (with Morris Publishing being the surviving entity) or another Guarantor that is a wholly-owned restricted subsidiary of Morris Publishing need only comply with the fourth bullet point set forth in the first paragraph of this section (with respect to obtaining an officer’s certificate and an opinion of counsel).
     Limitations on Transactions with Affiliates
     The New Notes Indenture will provide that Morris Publishing will not, and will not permit any of its restricted subsidiaries to:
•	directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its affiliates (which we refer to as “Affiliate Transactions”), other than:
•	the following Affiliate Transactions:
•	reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Morris Publishing or any of its restricted subsidiaries as determined in good faith by Morris Publishing’s board of directors or senior management;

•	Affiliate Transactions between or among Morris Publishing and any of its restricted subsidiaries that are Guarantors or exclusively between or among such restricted subsidiaries, so long as the transactions are not otherwise prohibited by the New Notes Indenture;

•	the Management and Services Agreement or an amendment of or replacement to this agreement, so long as any amendment or replacement is not more disadvantageous to the holders of New Notes in any material respect than the Management and Services Agreement in effect on the date the New Notes are originally issued (see “The Restructuring — Overview of our Operations — Shared Services”);

•	Restricted Payments permitted by the New Notes Indenture;

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•	transactions in the ordinary course of business that are conducted on an arm’s length basis, exclusively between Morris Publishing or any of its restricted subsidiaries and a joint venture to which Morris Publishing or any of its restricted subsidiaries is a party, so long as the other party or parties to the joint venture are not affiliates of Morris Publishing, any of its restricted subsidiaries or any Permitted Holder; and

•	the Existing Credit Agreement, the Intercreditor Agreement and the security and other documents executed in connection with the foregoing, as amended in accordance with the Intercreditor Agreement.
•	Affiliate Transactions in the ordinary course of business on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from an individual or entity that is not an affiliate of Morris Publishing or such restricted subsidiary; or
•	materially amend, modify or waive any provisions of any agreement, whether written or oral, respecting an Affiliate Transaction in effect on the date the New Notes are initially issued, other than the Management and Services Agreement, which may be amended in the manner described above in the section entitled “The Restructuring — Overview of our Operations — Shared Services.”
     So long as any New Notes are outstanding, Morris Publishing will not, and will not permit any of its restricted subsidiaries to, make or permit to exist any intercompany loans from any Issuer or Guarantor to any of its affiliates that is not itself an Issuer or a Guarantor other than (1) the Tranche B term loan and (2) short-term intercompany payables between Morris Publishing and Morris Communications incurred in the ordinary course of business on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from an individual or entity unaffiliated with Morris Publishing or such restricted subsidiary consistent with past practices which are settled monthly.
     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1 million shall either:
•	be approved by a majority of the Independent Directors of Morris Publishing, but in no event fewer than two Independent Directors of Morris Publishing; or

•	in the event there are fewer than two such Independent Directors, Morris Publishing shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction from a financial point of view to Morris Publishing or such restricted subsidiary, as the case may be, from an independent financial advisor.
If Morris Publishing or any of its restricted subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5 million, Morris Publishing shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions from a financial point of view to Morris Publishing or the relevant restricted subsidiary, as the case may be from an independent financial advisor.
     Additional Subsidiary Guarantees
     The New Notes Indenture will provide that if Morris Publishing or any of its restricted subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any restricted subsidiary of Morris Publishing that is organized or existing under the laws of the United States or any state therof that is not a Guarantor, or if Morris Publishing or any of its restricted subsidiaries organizes, acquires or otherwise invests in another restricted subsidiary of Morris Publishing that is organized or existing under the laws of the United States or any state therof that has total assets with a book value in excess of $500,000, then Morris Publishing shall cause such transferee, acquiree or other restricted subsidiary to become a Guarantor of the New Notes in accordance with the terms set forth in the New Notes Indenture.
     Limitations on Activities of Morris Publishing
     The New Notes Indenture will provide that Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, engage in any business other than:

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•	the ownership and operation of regional, local and other newspapers and other businesses directly related to the newspaper operations of Morris Publishing and its restricted subsidiaries, including the gathering and dissemination of news and information; and

•	broadcast, electronic media and other businesses deriving a majority of revenue from advertising or subscriptions.
The foregoing does not prohibit Morris Publishing from continuing the business of any restricted subsidiary acquired in accordance with the terms of the New Notes Indenture.
     Limitations on Activities of Morris Publishing Finance
     The New Notes Indenture will provide that Morris Publishing Finance will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than:
•	the issue of capital stock to Morris Publishing or any wholly-owned restricted subsidiary of Morris Publishing; or

•	the incurrence of indebtedness as a co-obligor or guarantor of the New Notes, indebtedness under the Tranche A term loan, the Tranche B term loan, any Working Capital Facility or if the Tranche A term loan is refinanced, either alone or in conjunction with a refinancing of the Tranche B term loan, the refinanced debt, or any other indebtedness that is permitted to be incurred by Morris Publishing under the “Limitation on Incurrence of Additional Indebtedness” covenant of the New Notes Indenture, which is described above in the section entitled “— Limitation on Incurrence of Additional Indebtedness,” so long as the net proceeds of such indebtedness are retained by Morris Publishing or loaned to or contributed as capital to one or more of its restricted subsidiaries (other than Morris Publishing Finance), and activities incidental thereto.
Morris Publishing will not, and will not cause or permit any of its restricted subsidiaries to, engage in any transactions with Morris Publishing Finance in violation of the preceding sentence.
     Payments for Consent
     The New Notes Indenture will provide that Morris Publishing will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Notes Indenture or the New Notes, unless such consideration is offered to be paid and is paid to all holders of New Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     Reports
     The New Notes Indenture will provide that, whether or not required by the SEC, so long as any New Notes are outstanding, Morris Publishing will furnish to the holders of New Notes, including by making publicly available filings with the SEC:
•	beginning with reports for the first quarter ended after the date the New Notes are initially issued, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Morris Publishing were required to file such Forms and, with respect to the annual information only, a report thereon by Morris Publishing’s independent public accountants, in each case within the time periods specified in the SEC’s rules and regulations;

•	all current reports that would be required to be filed with the SEC on Form 8-K if Morris Publishing were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations; and

•	the certifications that would be required to be filed with the SEC pursuant to Section 302 of the Sarbanes-Oxley Act, if Morris Publishing were required to file such certifications, in each case within the time periods specified in such Section 302 and the SEC’s rules and regulations.

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     In addition, the New Notes Indenture will provide that, whether or not required by the SEC, Morris Publishing will file a copy of such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations.
     The New Notes Indenture will provide that Morris Publishing also will furnish the Trustee within 50 days after the end of each of the first three fiscal quarters and within 105 days after the end of the fourth fiscal quarter, beginning with the fiscal quarter ended December 31, 2009:
•	an officers’ certificate certifying (1) that no Default or Event of Default under the New Notes Indenture exists, or if any Default or Event of Default under the New Notes Indenture exists, specifying the nature and extent thereof and (2) the Total Leverage Ratio and the Cash Interest Coverage Ratio as of the last day of such quarter as well as the calculations performed to establish such ratios; and

•	a certificate providing, in reasonable detail, information about the costs incurred by it and being charged to it under the Management and Services Agreement during such fiscal quarter.
The portions of the officers’ certificate that certify the Total Leverage Ratio and the Cash Interest Coverage Ratio as of the last day of such quarter as well as the calculations performed to establish such ratios, and the certificate providing information about the costs incurred by and being charged to Morris Publishing under the Management and Services Agreement are to be treated as confidential, material, nonpublic information and shall not be disclosed or used as a basis to purchase or sell the New Notes or other securities of the Issuers unless and until the Issuers publicly disclose this information and shall not be used to the competitive advantage of any other business. If a holder of New Notes enters into a confidentiality agreement with the Issuers to maintain the confidentiality of this information and agrees not to use this information as a basis to purchase or sell the New Notes or other securities of the Issuers unless and until the Issuers publicly disclose this information, and not to use this information for the competitive advantage of any other business, then the Issuers will promptly deliver a copy of such certificate or certificates to any holder that makes a written request therefor.
     The New Notes Indenture will provide that the Issuers will deliver to the Trustee within 120 days after the end of each fiscal year a certificate signed by their principal executive officers, principal financial officers or principal accounting officers and stating that a review of the activities of the Issuers and the Guarantors and of their performance under the New Notes Indenture during such year has been made under his or her supervision and that, to the best of his or her knowledge, based on such review:
•	the Issuers and the Guarantors have complied with the conditions, covenants and other terms of the New Notes Indenture in all material respects, or, if there has been a Default or Event of Default, describing each such Default or Event of Default known to him or her;

•	no such event has occurred and is continuing which would prohibit the Issuers from making payments on account of the principal of or interest on the New Notes, or, if there has been such an event, describing such event; and

•	the Issuers and the Guarantors have complied in all material respects with all applicable laws and environmental laws, or, if there has been a material violation of such laws, describing each such violation.
     Additionally, the New Notes Indenture will provide that the Issuers will deliver to the Trustee, (1) promptly upon becoming aware of a Default or an Event of Default a certificate specifying such Default or Event of Default and (2) notification of the refinancing of the Tranche A term loan, either alone or in conjunction with a refinancing of the Tranche B term loan, as well as the interest rate payable on the refinanced debt.
     Upon request to the Trustee to take any action under any provision of the Indenture, the Issuers and/or the Guarantors generally will furnish to the Trustee (1) an officers’ certificate stating that all conditions precedent and covenants, if any, related to the proposed action have been satisfied and (2) an opinion of counsel stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
     Capital Expenditures
     The New Notes Indenture will provide that Morris Publishing will not, and will not permit any restricted subsidiary that is a Guarantor to, make or incur any capital expenditures not in the ordinary course of business, or make such capital expenditures in an aggregate amount (for Morris Publishing and all of its restricted subsidiaries) in excess of $10 million in any calendar year other than capital expenditures made with Net Loss Proceeds as permitted under the New Notes Indenture.

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     Working Capital Balance
     The New Notes Indenture will provide that, at times when there is no Working Capital Facility, Morris Publishing and its subsidiaries may maintain a Working Capital Balance in an aggregate amount equal to or greater than $5 million, so long as, at all times, the sum of (1) the average daily balance of Working Capital Balance during any calendar month plus (2) the average weekly balance of “excess availability” under the Working Capital Facility, during any calendar month, if applicable, is not less than $2 million in the aggregate. The New Notes Indenture will require Morris Publishing and its subsidiaries to maintain its cash, with the exception of no more than $500,000 at any time, in certain acceptable financial institutions.
     Board Observer
     The New Notes Indenture will provide that holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to designate a non-voting observer to attend each meeting of Morris Publishing’s board of directors as well as the board of directors, or comparable body, of each material subsidiary of Morris Publishing and each committee of those boards, or comparable bodies. The New Notes Indenture will provide that this observer may be excluded from access to any material or meeting if the board of directors votes in good faith, after advice of counsel, that such exclusion is necessary (1) to preserve the attorney-client privilege or (2) to avoid the impairment of Morris Publishing to enforce its rights under the New Notes Indenture in a bona fide dispute with the observer. See “Directors and Management — Board of Directors from and after the Closing of the Restructuring.”
Events of Default; Remedies; Waiver
     Events of Default
     Each of the following events will constitute an “Event of Default” under the New Notes Indenture:
•	the failure to pay interest on any New Notes when due and payable and such failure continues for a period of 30 days (whether or not the payment of interest is prohibited by the Intercreditor Agreement);

•	the failure to pay the principal on any New Notes when due and payable, whether at maturity, upon redemption, in connection with a repurchase or otherwise (whether or not the payment is prohibited by the Intercreditor Agreement);

•	a default in the observance or performance of any other covenant or agreement contained in the New Notes Indenture which continues for a period of 30 days after Morris Publishing receives written notice of the default from the Trustee or the holders of at least 25% of the outstanding principal amount of the New Notes (except in the case of a default with respect to the covenants regarding Changes of Control (see “— Redemptions and Repurchases — Repurchase upon a Change of Control”), limitations on Asset Sales (see “— Certain Covenants — Limitations on Asset Sales”), Events of Loss (see “— Redemptions and Repurchases — Repurchase upon Event of Loss”) and mergers, consolidations and sales of assets (“— Certain Covenants — Merger, Consolidation and Sale of Assets”), which will constitute an Event of Default immediately upon receipt of the written notice of the default);

•	the failure to pay at final maturity (giving effect to any applicable grace periods and extensions thereof) the stated principal amount of any indebtedness of Morris Publishing or any of its restricted subsidiaries, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Morris Publishing or such restricted subsidiary of notice of such acceleration), if the aggregate principal amount of such indebtedness is either (1) $5 million or more or (2) when aggregated with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case, with respect to which the 20-day period described above has elapsed), aggregates $10 million or more at any time;

•	one or more judgments in an aggregate amount in excess of $10 million has been rendered against Morris Publishing or any of its restricted subsidiaries which remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	any Guarantee of a Significant Subsidiary ceases to be in full force and effect, is declared to be null and void and unenforceable or is found to be invalid, or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of its release in accordance with the terms of the New Notes Indenture);

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•	the actual or asserted invalidity or impairment of any material provision in the New Notes Indenture, the New Notes or the security documents executed in connection with the New Notes;

•	the liens created by the security documents executed in connection with the New Notes at any time do not constitute valid and perfected liens on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Subordinated Lien Collateral Agent, free and clear of all other liens, or, except for expiration in accordance with its terms, any security document with respect to the New Notes for whatever reason is terminated or ceases to be in full force and effect, or the enforceability thereof shall be contested by Morris Publishing, Morris Publishing Finance or any Guarantor;

•	the interest rate payable on any refinanced debt resulting from the refinancing of the Tranche A term loan, either alone or in conjunction with the Tranche B term loan, exceeds LIBOR plus 970 basis points, as calculated on a per year basis (except that, if this refinanced debt bears a fixed rate of interest, the determination will be made on the date the refinanced debt is incurred);

•	any affiliate of Morris Publishing becomes a lender under the Tranche A term loan;

•	any Issuer or any of their restricted subsidiaries makes a payment of cash interest on the Tranche B term loan or makes any principal payment on, purchases, redeems, prepays or otherwise acquires for cash, any portion of the Tranche B term loan prior to the payment in full in cash of the principal and accrued and unpaid interest on the New Notes, except as expressly provided in the New Notes Indenture or in connection with the refinancing of the Tranche A term loan, either alone or in connection with a refinancing of the Tranche B term loan; and

•	specified events relating to the bankruptcy, insolvency or liquidation of an Issuer or any subsidiary of Morris Publishing that is a Significant Subsidiary.
“Significant Subsidiary” means a restricted subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.
     Remedies
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the New Notes and to enforce the New Notes Indenture.
     If an Event of Default described in the last bullet point above occurs and is continuing, then the principal amount of and the accrued and unpaid interest and premium on all outstanding New Notes automatically will become immediately due and payable. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding New Notes may declare the principal amount of and the accrued and unpaid interest on all of the outstanding New Notes to be due and payable by giving a written “notice of acceleration” to Morris Publishing and the Trustee. However, if there are any amounts outstanding under the Tranche A term loan or the loan or loans evidencing the debt used to refinance the Tranche A term loan (either alone or in conjunction with a refinancing of the Tranche B term loan), the New Notes will not become due and payable until the first to occur of (1) an acceleration under the Tranche A term loan or the refinanced debt, if applicable, or (2) five business days after receipt by Morris Publishing and the applicable trustee, agent or representative with respect to the Tranche A term loan or the refinanced debt, if applicable, of such notice of acceleration but only if the Event of Default is then continuing.
     The holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to the limitations specified in the New Notes Indenture.
     No holder of New Notes may pursue a remedy with respect to the New Notes or the New Notes Indenture, unless:
•	the holder gives to the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of the then outstanding New Notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

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•	the Trustee fails to comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of satisfactory indemnity; and

•	during such 60-day period the holders of a majority in principal amount of the then outstanding New Notes do not give the Trustee a direction inconsistent with the request.
     In no event may a holder of a New Note use the New Notes Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder of a New Note.
     The right of any holder of a New Notes to receive payment of, or premium, if any, and interest on the New Notes, on or after the applicable due date, or to bring suit for the enforcement of any such payment, shall not be impaired or affected without the written consent of such holder.
     If the Trustee collects any money in connection with an Event of Default, the Trustee, subject to the terms of the Intercreditor Agreement, will first pay money to the Trustee, the Subordinated Lien Collateral Agent, the registrar and their agents and attorneys for compensation, expenses and other sums in accordance with the New Notes Indenture, and then will pay money to holders of New Notes for amounts due and unpaid on the New Notes, ratably, in accordance with the New Notes Indenture.
     Waiver
     At any time after a declaration of acceleration with respect to the New Notes as described in the preceding section, the holders of a majority in principal amount of the New Notes may rescind and cancel such declaration and its consequences:
•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default have been cured or waived except the nonpayment of principal or interest that has become due solely because of the acceleration;

•	if interest on overdue installments of interest and overdue principal which has become due other than by such declaration of acceleration has been paid (except to the extent the payment of any such interest is unlawful);

•	if Morris Publishing has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of certain Events of Default with respect to bankruptcy, insolvency or liquidation, as described in the last bullet point in the definition of “Event of Default,” the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.
No such rescission will affect any subsequent Default or impair any right consequent thereto.
     The holders of a majority in principal amount of the New Notes may waive any existing or past Default or Event of Default under the New Notes Indenture, and its consequences, except a default in the payment of the principal of or interest on any New Notes.
     Notice
     Pursuant to the New Notes, Morris Publishing will be required to provide a statement to the Trustee upon becoming aware of any Default or Event of Default. In addition, as described above in the section entitled “— Certain Covenants — Reports,” Morris Publishing has agreed to provide a certificate to the Trustee quarterly which certifies that no Default or Event of Default under the New Notes Indenture exists, and, if any Default or Event of Default under the New Notes Indenture exists, specifying the nature and extent thereof and upon becoming aware of a Default or Event of Default and to notify the Trustee upon refinancing the Tranche A term loan (either alone or in conjunction with a refinancing of the Tranche B term loan). If a Default or Event of Default occurs and is continuing, the Trustee shall mail to each holder of New Notes a notice of any Default or Event of Default known to it within 90 days after it occurs. The Trustee may withhold from holders of New Notes notice of any Default or Event of Default (except if it relates to payment) if it determines that withholding notice is in the interest of holders of New Notes.

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Legal Defeasance and Covenant Defeasance
     The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes, which we refer to as “Legal Defeasance,” subject to their fulfillment of the conditions described below. Legal Defeasance means that the Issuers will be deemed to have paid and discharged the entire indebtedness represented by the outstanding New Notes, and the New Notes no longer will be deemed to be outstanding, except with respect to the following provisions, which will survive:
•	the rights of holders of New Notes to receive payments in respect of the principal of, premium, if any, and interest on the New Notes when are due;

•	the Issuers’ obligations concerning the issuance of temporary New Notes, the registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payments;

•	the rights, powers, trust, duties and immunities of the Trustee and the Issuers’ obligations in connection therewith; and

•	the provisions of the New Notes Indenture that govern Legal Defeasance.
     In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants set forth in the New Notes Indenture, which we refer to as “Covenant Defeasance,” subject to their fulfillment of the conditions described below. Thereafter, any omission to comply with such covenants shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events described under “Events of Default” (excluding, among others, non-payment of principal and interest and bankruptcy, insolvency or liquidation events) will no longer constitute Events of Default with respect to the New Notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
•	Morris Publishing must irrevocably deposit with the Trustee, in trust for the benefit of the holders if New Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the New Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

•	the Issuers must deliver to the Trustee an opinion of counsel confirming that, among other things, the holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance or Covenant Defeasance, as applicable, had not occurred, except that, in the case of Legal Defeasance, this opinion need not be delivered if all Notes that have not been previously delivered to the Trustee for cancellation:
•	have become due and payable; or

•	will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.
•	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowings);

•	such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a Default under the New Notes Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to the deposit and the grant of any lien securing such borrowings) or any other material agreement or instrument to which the Issuers or any of their subsidiaries is a party or by which Morris Publishing or any of its subsidiaries is bound;

•	the Issuers must have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of New Notes over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

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•	the Issuers must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

•	the Issuers must have delivered to the Trustee an opinion of counsel to the effect that:
•	the trust funds will not be subject to any rights of holders of senior indebtedness, including, without limitation, those arising under the New Notes Indenture; and

•	assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no holder of Notes is an insider of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and
•	certain other customary conditions precedent are satisfied.
Satisfaction and Discharge
     The Issuers may satisfy and discharge their obligations under the New Notes Indenture by depositing with the Trustee or delivering to the holders of New Notes, as applicable, after the New Notes have become due or payable, or when the Notes will become due and payable (or are to be called for redemption) within one year, an amount sufficient to pay all of the outstanding indebtedness on the New Notes and all other sums payable under the New Notes Indenture by them. Such satisfaction and discharge is subject to the terms set forth in the New Notes Indenture.
Modification of the New Notes Indenture
     Without Consent of Holders
     From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the holders of New Notes, may amend the New Notes Indenture for the purposes of curing ambiguities, defects or inconsistencies, or adding a Guarantor, so long as the change does not adversely affect the rights of any of the holders of New Notes in any material respect.
     With Consent of Holders
     Except for modifications requiring the consent of each affected holder of New Notes, which are described in the next paragraph, the New Notes Indenture and the New Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the New Notes). Subject to the terms of the New Notes Indenture, any existing Default or Event of Default or compliance with any provision of the New Notes Indenture or the New Notes may be waived with the consent of the holders of New Notes of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for the New Notes).
     The New Notes Indenture and the New Notes may not be amended or supplemented or any term thereof waived without the consent of the holder of each New Note affected by such amendment, supplement or waiver to:
•	reduce the principal amount of New Notes at maturity whose holders must consent to an amendment;

•	reduce the rate of, or change or have the effect of changing the time for payment of, interest, including defaulted interest, on any New Notes;

•	reduce the principal of, or change or have the effect of changing the fixed maturity of, any New Notes;

•	change the date on which any New Notes may be subject to redemption or reduce the redemption price therefor;

•	change the currency in which any New Notes are payable;

•	make any change to the provisions of the New Notes Indenture that protect the right of each holder of New Notes to receive payment of principal of and interest on such holder’s New Notes on or after the due date of the New Notes or to bring suit to enforce such payment or that permit holders of a majority in principal amount of New Notes to waive Defaults or Events of Default;

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•	after the Issuers’ obligation to purchase New Notes arises under the New Notes Indenture, to amend, change or modify in any material respect the obligation of the Issuers to make an offer to and consummate a repurchase of New Notes upon a Change of Control, an Event of Loss or an Asset Sale as described herein or, after the applicable Change of Control, Event of Loss or Asset Sale has occurred, to modify any of the provisions or definitions with respect thereto;

•	modify or change any provision of the New Notes Indenture affecting the ranking of the New Notes or any Guarantee in a manner which adversely affects the holders of New Notes; or

•	release Morris Publishing or any Guarantor that is a Significant Subsidiary of Morris Publishing from any of its obligations under its Guarantee or the New Notes Indenture other than in accordance with the terms of the New Notes Indenture.
     Other
     It will not be necessary for holders of New Notes to approve the particular form of any proposed amendment or waiver. Approval of the substance of any such proposed amendment or waiver will be sufficient.
     After an amendment, supplement or waiver becomes effective following approval by holders of New Notes, the Issuers will mail to each affected holder of New Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail this notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.
     No amendment of, or supplement or waiver to the New Notes Indenture may adversely affect the rights of the holders of any senior indebtedness of the Issuers or the Guarantors, including the Tranche A term loan, if the Tranche A term loan is refinanced (either alone or in conjunction with a refinancing of the Tranche B term loan), the refinanced debt or any Working Capital Facility, under the subordination provisions of the New Notes Indenture or the Intercreditor Agreement without the consent of each holder of the senior indebtedness affected thereby.
Governing Law
     The New Notes Indenture, the New Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
The Trustee
     The Trustee will not be required to exercise any of its rights and powers under the New Notes Indenture at the request of any holders of New Notes unless such holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.
     To the extent the Trustee may or is required under the New Notes Indenture, the Intercreditor Agreement or any related document to take any action (including making any determination, giving consents, exercising rights, powers or remedies, releasing or selling collateral), the Trustee may seek direction from the holders of a majority in aggregate principal amount of the then outstanding New Notes and may refrain from acting unless and until it has received direction from these holders.
     The Trustee may resign at any time by giving written notice thereof to us. The Trustee also may be removed by act of the holders of a majority in principal amount of the outstanding New Notes or by the Issuers under certain circumstances. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the New Notes Indenture.
     The New Notes Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the New Notes Indenture. During the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it by the New Notes Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     The Trustee or its affiliates may provide other services to us in the ordinary course of their business. The New Notes Indenture and the TIA contain certain limitations on the rights of the Trustee should it become a creditor of Morris Publishing, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security

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or otherwise. Subject to the TIA, the Trustee, in its individual or other capacity, will be permitted to become the owner or pledgee of New Notes and may otherwise deal with the Issuers or any affiliate of the Issuers with the same rights it would have if it were not the Trustee. However, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
     The Trustee will not be liable to any individual or entity for special, punitive, consequential or incidental loss or damage.
Collateral and Security
     Collateral and Security
     The New Notes and the Guarantees will be secured by a second priority security interest in, and a lien on, substantially all of the assets of the Issuers and the Guarantors. This security interest will be evidenced or created by security documents in favor of the Subordinated Lien Collateral Agent for the benefit of holders of New Notes and the holder of the Tranche B term loan, including, without limitation, a pledge and security agreement, to be executed on the date of the original issuance of the New Notes. Pursuant to the Intercreditor Agreement, the liens held for the benefit of the holders of the New Notes and the Tranche B term loan will be junior and subordinate in all respects to the liens securing the Tranche A term loan until the payment in full of the Tranche A term loan, as described above in “— The Intercreditor Agreement and Subordination — Lien Priority.” Each holder of New Notes, by its acceptance of a New Note, authorizes and expressly directs the Trustee and the Subordinated Lien Collateral Agent to take such action as may be necessary or appropriate to effectuate the subordination provisions set forth in the Intercreditor Agreement.
     If at any time, the Issuers or any Guarantor acquires in fee simple any real property with a fair market value of at least $3 million (or any entity which owns in fee simple any such real property becomes a Guarantor), the Issuers or such Guarantor, as applicable, will execute security documents with respect to this real property in accordance with the terms set forth in the New Notes Indenture.
     Release
     Collateral may be released from the security interest created for the benefit of holders of the New Notes at any time in accordance with the provisions of the New Notes Indenture, the Intercreditor Agreement or the related security documents. The release of any Collateral from the terms of the New Notes Indenture, the Intercreditor Agreement and the Security Documents shall not be deemed to impair the security under the New Notes Indenture in contravention of the provisions of the New Notes Indenture to the extent the Collateral is released pursuant to the terms of the Security Documents, the Indenture and the Intercreditor Agreement.
     The Subordinated Lien Collateral Agent shall release all liens held for the benefit of the holders of the New Notes in accordance with the terms of the Intercreditor Agreement upon the full and final payment and performance of all obligations of the Issuers and Guarantors under the New Notes Indenture, the New Notes and the Guarantees or in connection with the discharge of all obligations (other than certain obligations that expressly survive) under the New Notes Indenture, the Guarantees and the New Notes as described under the captions “— Satisfaction and Discharge” and “— Legal Defeasance and Covenant Defeasance” (including a release of a Guarantee of a Guarantor or the designation of a restricted subsidiary as an unrestricted subsidiary in accordance with the terms of the New Notes Indenture). In addition, subject to the terms of the Intercreditor Agreement, upon the request of the Company, the Subordinated Lien Collateral Agent will release collateral that is sold, conveyed or disposed of in compliance with the provisions of the New Notes Indenture, so long as the Company applies the Net Cash Proceeds from any Asset Sale in accordance with the New Notes Indenture.
     To the extent applicable, the Issuers shall comply with TIA Section 314(d) relating to the release of property from the lien and security interest of the security documents. Any certificate or opinion required by TIA Section 314(d) may be made by an officer of Morris Publishing, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected or approved by the Issuers in the exercise of reasonable care.
     Prior to any proposed release of Collateral, the Issuers shall furnish to the Trustee all documents required by TIA Section 314(d) and an opinion of counsel to the effect that such documents constitute all documents required by TIA Section 314(d). Notwithstanding anything to the contrary in the New Notes Indenture, the Issuers shall not be required to comply with TIA Section 314(d) if they determine, in good faith based on advice of counsel, that all or any portion of TIA Section 314(d) is

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inapplicable to one or a series of releases of Collateral or the SEC will not take any action against the Issuers for failure to comply with, or that the Issuers are exempt from, all or any portion of TIA Section 314(d).
     The Subordinated Lien Collateral Agent
     Each holder of New Notes, by its acceptance of a New Note, irrevocably appoints and designates the Subordinated Lien Collateral Agent to act as its agent under the New Notes Indenture, the Intercreditor Agreement and security documents related thereto. Actions taken by the Subordinated Lien Collateral Agent in accordance with the provisions of the New Notes Indenture and the security documents related thereto, and the exercise of any rights or remedies by the Subordinated Lien Collateral Agent, will be binding on all holders of New Notes.
     The Subordinated Lien Collateral Agent will take action with respect to any Default or Event of Default as directed by holders of a majority in aggregate principal amount of the then outstanding New Notes. To the extent the Subordinated Lien Collateral Agent may or is required under the New Notes Indenture, the Intercreditor Agreement or any related document to take any action (including making any determination, giving consents, exercising rights, powers or remedies, releasing or selling collateral), the Subordinate Lien Collateral Agent may seek direction from the holders of a majority in aggregate principal amount of the then outstanding New Notes and may refrain from acting unless and until it has received direction from these holders.
     The Subordinated Lien Collateral Agent will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the New Notes Indenture or any related security document or in the exercise of any of its rights or powers unless it has been offered security and indemnity satisfactory to it against potential costs and liabilities.
     The Subordinated Lien Collateral Agent may resign at any time by giving written notice to the Company, the Trustee and the holders of New Notes and, upon receipt of a resignation, the Company will appoint a successor collateral agent.
No Stockholder Rights for Holders of New Notes
     Holders of New Notes, as such, will not have any rights as stockholders of either of the Issuers (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).
No Personal Liability of Directors, Officers, Employees, Members and Shareholders
     No director, officer, employee or member of Morris Publishing, Morris Publishing Finance, the Guarantors, Morris Communications or any subsidiary of any of them, as such, will have any liability for any obligations under the New Notes, the New Notes Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of the New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of each New Note. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Authentication and Delivery of the New Notes
     Two officers of each of the Issuers will sign the New Notes by manual or facsimile signature. If an officer of Morris Publishing whose signature is on a New Note no longer holds that office at the time a New Note is authenticated, the New Note will nevertheless be valid. A New Note will not be valid until authenticated by the manual signature of the Trustee, which will be conclusive evidence that the New Note has been authenticated under the New Notes Indenture.
     The Trustee will authenticate New Notes for original issuance in an aggregate principal amount not to exceed $100 million. The Trustee shall act as the original authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Co-Issuers to authenticate New Notes.
Book-Entry, Delivery and Form
     Except as set forth below, New Notes will be issued in registered, global form in minimum denominations of $1 and integral multiples of $1 in excess thereof. The global notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

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     Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of Certificated Notes.
     Initially, the Trustee under the New Notes Indenture will act as paying agent and registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the registrar.
      Certain Procedures
     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to collectively as the “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, referred to collectively as, the “Indirect Participants.”
     Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
     DTC has also advised us that, pursuant to procedures established by it, (1) upon deposit of the New Notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes and (2) ownership of such interests in the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).
     All interests in a global note may be subject to the procedures and requirements of DTC. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of beneficial interests in the global notes:
•	will not have New Notes registered in their names;

•	will not receive physical delivery of New Notes in certificated form; and

•	will not be considered the registered owners or “holders” thereof under the New Notes Indenture for any purpose.
     Payments in respect of the principal of, premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the New Notes Indenture. Under the terms of the New Notes Indenture, we and the Trustee will treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the Trustee nor any of our or the Trustee’s agents has or will have any responsibility or liability for (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the

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records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     Interests in the global notes are expected to be eligible to trade in DTC’s settlement system and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “— Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
     DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account or accounts DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the New Notes, DTC reserves the right to exchange the global notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.
     Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
     Exchange of Book-Entry Notes for Certificated Notes
     A global note is exchangeable for Certificated Notes, i.e., definitive New Notes in registered certificated form, if:
•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we shall not have appointed a successor depositary within 120 days after receiving notice or becoming aware of such ineligibility;

•	we, at our option, and subject to DTC’s procedures, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

•	there shall have occurred or is continuing a Default or Event of Default with respect to the New Notes.
     Certificated New Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
      Same-Day Settlement and Payment
     Payments in respect of the New Notes represented by global notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the global noteholder. With respect to New Notes in certificated form, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated New Notes will also be settled in immediately available funds.

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THE PREPACKAGED PLAN
     WE HAVE NOT COMMENCED A CASE UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PREPACKAGED PLAN IN A PREPACKAGED PLAN PROCEEDING (WHICH MEANS A REORGANIZATION CASE UNDER THE BANKRUPTCY CODE AS CONTEMPLATED BY THE SUPPORT AGREEMENT) AT THIS TIME. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SOLICITS ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN IN THE EVENT THAT THE PREPACKAGED PLAN PROCEEDING IS COMMENCED AND THE PREPACKAGED PLAN IS FILED, AND IT CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.
     The following is a summary of the material terms and provisions of the Prepackaged Plan. While we believe this summary covers the material terms and provisions of the Prepackaged Plan, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Prepackaged Plan, which is included as Exhibit A hereto and which we incorporate by reference into this document.
     To allow us to effect a chapter 11 reorganization in the quickest and most cost efficient manner, we are soliciting acceptances of the Prepackaged Plan from holders of impaired claims entitled to vote under the Prepackaged Plan. Under the Prepackaged Plan, holders of Old Notes would receive the same treatment with respect to their claims as they would receive in the Recapitalization Plan. Existing holders of our equity would continue to hold such equity.
     We are soliciting acceptances of the Prepackaged Plan from the holders of our Old Notes pursuant to this Offering Memorandum and Disclosure Statement. In the event that the conditions to the Recapitalization Plan are not satisfied, including, for example, the minimum tender condition, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to any nonaccepting impaired claims classes, as an alternative to the Recapitalization Plan, we may elect and, under the terms of the Support Agreement, we are required, to seek confirmation of the Prepackaged Plan in a chapter 11 proceeding. The debtors in such cases would be Morris Publishing; Athens Newspapers, LLC; Broadcaster Press, Inc.; Homer News, LLC; Log Cabin Democrat, LLC; Morris Publishing Finance; MPG Allegan Property, LLC; MPG Holland Property, LLC; Southeastern Newspapers Company, LLC; Southwestern Newspapers Company, L.P.; The Oak Ridger, LLC; The Sun Times, LLC; Yankton Printing Company; Stauffer Communications, Inc.; and Florida Publishing Company, which we refer to collectively as the “Debtors.”
     IF THE PREPACKAGED PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, IT WILL BIND ALL OF OUR CLAIM AND EQUITY INTEREST HOLDERS, INCLUDING ALL HOLDERS OF OLD NOTES, REGARDLESS OF WHETHER THEY VOTED TO ACCEPT OR REJECT THE PREPACKAGED PLAN, OR VOTED AT ALL. THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE COMPANY WILL RECEIVE THE SAME TREATMENT AS THEY WOULD RECEIVE IN THE RECAPITALIZATION PLAN.
     The form of the Prepackaged Plan is attached to this Offering Memorandum and Disclosure Statement as Exhibit A. The Prepackaged Plan and this Offering Memorandum and Disclosure Statement should be read and studied in their entirety prior to voting on the Prepackaged Plan. See “Risk Factors — Risks Relating to Consummation of the Prepackaged Plan” for a discussion of risks associated with the Prepackaged Plan and the transactions contemplated thereunder. You are urged to consult your counsel about the Prepackaged Plan and its effect on your legal rights before voting.
Anticipated Events in a Reorganization Case
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the applicable bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the applicable bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

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     The formulation and confirmation of a plan of reorganization is the principal objective of a chapter 11 case. The Prepackaged Plan sets forth the means for satisfying the claims against and interests in the debtor. The Prepackaged Plan we propose provides for the reorganization of our capital structure, thereby providing a platform for us to continue as a viable business enterprise.
Solicitations of Acceptances of the Prepackaged Plan
     Usually, a plan of reorganization is filed and votes to accept or reject the Prepackaged Plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from holders of impaired claims in connection with our reorganization cases.
     Bankruptcy Rule 3018(b) requires that:
•	the Prepackaged Plan be transmitted to substantially all creditors and interest holders entitled to vote on the Prepackaged Plan;

•	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•	the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.
     Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the Prepackaged Plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the Prepackaged Plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the Prepackaged Plan if the Bankruptcy Court determines, after notice and a hearing, that the Prepackaged Plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the Prepackaged Plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the Prepackaged Plan, or that the solicitation was not otherwise in compliance with section 1126(b) of the Bankruptcy Code. If the aforementioned conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the Prepackaged Plan for purposes of confirmation of the Prepackaged Plan under the Bankruptcy Code.
     Under the terms of the Support Agreement, in the event that the conditions to the Exchange Offer are not satisfied or waived by the date on which acceptances are due, we are required to, among other things:
•	file chapter 11 petitions in the Bankruptcy Court and commence the proceedings to confirm the Prepackaged Plan under the Bankruptcy Code; and

•	obtain approval of the Prepackaged Plan and this Offering Memorandum and Disclosure Statement within 30 days after the Petition Date, subject to the schedule of the Bankruptcy Court.
     However, there can be no assurance that the Bankruptcy Court will conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the Prepackaged Plan have been met. The Bankruptcy Court may find that the holders of impaired claims have not properly accepted the Prepackaged Plan if the Bankruptcy Court finds that the solicitation of acceptances of the Prepackaged Plan did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) of the Bankruptcy Code that the solicitation of acceptances of the Prepackaged Plan comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the Prepackaged Plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the Prepackaged Plan before seeking confirmation of the Prepackaged Plan, in which case confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.
     Bankruptcy Rule 3016(b) provides that either a disclosure statement under section 1125 of the Bankruptcy Code or evidence showing compliance with section 1126(b) of the Bankruptcy Code must be filed with the Prepackaged Plan or within the time fixed by the court. This Offering Memorandum and Disclosure Statement is presented to holders of our impaired claims to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). We

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believe that this Offering Memorandum and Disclosure Statement and the solicitation process we undertake will meet these requirements.
     This Prepackaged Plan solicitation is being conducted at this time to obtain the acceptance of each impaired class of claims entitled to vote. If we seek relief under chapter 11 of the Bankruptcy Code by commencing the proceedings to confirm the Prepackaged Plan, we will attempt to use such acceptances as are received to obtain confirmation of the Prepackaged Plan as promptly as practicable. If we commence the proceedings to confirm the Prepackaged Plan, we will promptly seek to obtain an order of the Bankruptcy Court finding that the solicitation of acceptances of the Prepackaged Plan was in compliance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims can be used for purposes of confirmation of the Prepackaged Plan under chapter 11 of the Bankruptcy Code. Subject to our obligations under the Support Agreement, we reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Prepackaged Plan, provided that we may not make any amendment or modification to the Prepackaged Plan prohibited by the Support Agreement. Under the Support Agreement, we are prohibited from waiving any condition to the Prepackaged Plan or making any changes to the terms and conditions of the Prepackaged Plan without the prior consent of the holders of a specified amount of Old Notes.
     As more fully described below, we are soliciting acceptances of the Prepackaged Plan from holders of claims in class 6.
Summary of Classification and Treatment of Claims and Equity Interest Under the Prepackaged Plan

Class	Claim	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Tranche A Term Loan Claims	Unimpaired	Deemed to Accept
3	Tranche B Term Loan Claims	Unimpaired	Deemed to Accept
4	Tranche C Term Loan Claims	Unimpaired	Deemed to Accept
5	Other Secured Claims	Unimpaired	Deemed to Accept
6	Senior Notes Claims	Impaired	Entitled to Vote
7	General Unsecured Claims	Unimpaired	Deemed to Accept
8	Intercompany Claims	Unimpaired	Deemed to Accept
9	Interests in the Debtors	Unimpaired	Deemed to Accept
This table is only a summary of the classification and treatment of claims and interests under the Prepackaged Plan. Reference should be made to the prepackaged plan attached to this Offering Memorandum and Disclosure Statement as Exhibit A for a complete description of the classification and treatment of claims and interests.
Holders of Claims Entitled to Vote; Voting Record Date
     Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the Prepackaged Plan. At a minimum, however, at least one class of impaired claims under the Prepackaged Plan, without including any acceptance of the Prepackaged Plan by any insider of the Debtors, must accept the Prepackaged Plan.
     Classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the Prepackaged Plan are being solicited only from those persons who hold claims in a class that is impaired under the Prepackaged Plan and who are not deemed by the Bankruptcy Code to have rejected the Prepackaged Plan. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.
     The following classes of claims and interests are impaired under the Prepackaged Plan, and all holders of claims in such classes as of the Voting Record Date are entitled to vote to accept or reject the Prepackaged Plan: Class 6 — Senior Notes Claims.
     CLASSES 1, 2, 3, 4, 5, 7, 8 and 9 ARE UNIMPAIRED UNDER THE PREPACKAGED PLAN IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND, ACCORDINGLY, HOLDERS OF

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CLAIMS OR INTERESTS IN SUCH CLASSES ARE DEEMED TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.
     To be entitled to vote to accept or reject the Prepackaged Plan, a holder of an allowed claim in Class 6 must have been the beneficial owner of such claim or interest at the close of business on the Voting Record Date, regardless of whether such claim is held of record on the Voting Record Date in such holder’s name or in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee. If a claim is held in the name of a holder’s broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the Prepackaged Plan by completing the information requested on the Ballot, voting and signing the Ballot and then providing the Ballot to the record holder holding the claim for the beneficial owner’s benefit if the Ballot has not already been signed by the beneficial owner’s nominee or agent. If the Ballot already has been signed by the beneficial owner’s agent or nominee, the beneficial owner can vote on the Prepackaged Plan by completing the information requested on the Ballot, indicating the appropriate vote on the Ballot and returning their Ballot in the enclosed, preaddressed postage paid envelope so it is actually received by the tabulation agent before the Voting Deadline.
     No appraisal rights are available to holders of claims in connection with the Prepackaged Plan.
Vote Required for Class Acceptance of the Prepackaged Plan
     As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the Prepackaged Plan meets the “nonconsensual confirmation” standards discussed below under “— Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims,” each impaired class of claims must accept the Prepackaged Plan.
     For a class of impaired claims to accept the Prepackaged Plan, section 1126 of the Bankruptcy Code requires acceptance by holders of claims that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of holders of allowed claims of such class who vote on the Prepackaged Plan.
     If the Prepackaged Plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the Prepackaged Plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the Prepackaged Plan.
Classifications under the Prepackaged Plan
     The principal provisions of the Prepackaged Plan are summarized below. This summary is qualified in its entirety by reference to the Prepackaged Plan attached hereto as Exhibit A. WE URGE ALL CLAIM HOLDERS AND OTHER PARTIES IN INTEREST TO READ AND STUDY CAREFULLY THE PREPACKAGED PLAN.
Classification and Allowance of Claims and Interests
     Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are substantially similar to such claims or interests. The Prepackaged Plan designates eight classes of claims and one class of interests. We believe that we have classified all claims and interests in compliance with the provisions of section 1122 of the Bankruptcy Code. However, once our chapter 11 cases have been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the Bankruptcy Court could determine that a different classification is required for the Prepackaged Plan to be confirmed. In such event, it is our intention to seek to modify the Prepackaged Plan to provide for whatever classification might be required by the Bankruptcy Court and to use the acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the Prepackaged Plan by changing the composition of such class and the required vote for acceptance of the Prepackaged Plan and could potentially require a resolicitation of votes on the Prepackaged Plan.
     The Prepackaged Plan provides for the classification and treatment of claims and interests of our creditors and interest holders allowed under section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the Prepackaged Plan. An allowed claim or allowed interest is a claim or interest that:
•	is reflected in our books and records as liquidated in an amount and not disputed nor contingent and no objection to the allowance of the claim or interest or request to estimate the claim or interest has been interposed within any time period provided under the Prepackaged Plan or by order of the bankruptcy court;

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•	has been adjudicated as an allowed claim or interest; or

•	is specified as an allowed claim or allowed interest under the Prepackaged Plan or any order confirming the Prepackaged Plan, which is referred to as the “Confirmation Order.”
     A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest and is:
•	the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Prepackaged Plan or applicable nonbankruptcy law, which objection or request for estimation has not been withdrawn or resolved; or

•	otherwise specified as “disputed” or a “disputed claim” or a “disputed interest” pursuant to the Prepackaged Plan.
Summary of Distributions under the Prepackaged Plan
     The following is a summary of the distributions under the Prepackaged Plan. While we believe this summary covers the material terms and provisions relating to the distributions under the Prepackaged Plan, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Prepackaged Plan, which is included as Exhibit A hereto and which we incorporate by reference into this document.
     The following describes the Prepackaged Plan’s classification of claims and interests and the treatment that holders of allowed claims and allowed interests would receive for such allowed claims and allowed interests if the Prepackaged Plan is confirmed. Holders of such allowed claims or allowed interests can agree to accept less favorable treatment by settlement or otherwise. If the Prepackaged Plan is confirmed by the Bankruptcy Court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests, whether or not such holder voted to accept the Prepackaged Plan. Moreover, upon confirmation, the Prepackaged Plan will be binding on all of our creditors and holders of equity interests regardless of whether such creditors or holders of equity interests voted to accept the Prepackaged Plan (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of, and in exchange for, such holder’s claims against or interests in us, except as otherwise provided in the Prepackaged Plan.
      Treatment of Unclassified Claims
     The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.
      Administrative Claims
     Under the Prepackaged Plan, administrative claims include claims for the costs and expenses of administration of the bankruptcy cases pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including:
•	the actual and necessary costs and expenses of preserving the estates and operating the businesses of the debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises);

•	all indebtedness or obligations incurred or assumed by the Debtors during the chapter 11 cases, to the extent that the incurrence or assumption of such indebtedness or obligations provides a benefit to the Debtors’ estates;

•	any payments made to cure a default or an assumed executory contract or unexpired lease;

•	all fees and charges assessed against the estates pursuant to 28 U.S.C. section 1930;

•	approved requests for compensation of professionals retained in the chapter 11 cases and the reimbursement of expenses incurred by such professionals;

•	all fees and expenses incurred by the Old Notes indenture trustee;

•	all reasonable Ad Hoc Committee Advisors’ claims;

•	all fees and expenses of the administrative agent under the Existing Credit Agreement; and

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•	all approved requests for compensation or expense reimbursement for making a substantial contribution in the chapter 11 cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code, which collectively we refer to as the “Administrative Claims.”
     To confirm the Prepackaged Plan, allowed Administrative Claims must be paid in full or in a manner otherwise agreeable to the holders of those claims.
      Priority Tax Claims
     Under the Prepackaged Plan, priority tax claims include any claim specified in section 507(a)(8) of the Bankruptcy Code, which collectively we refer to as the “Priority Tax Claims.” Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Priority Tax Claim, each holder of such allowed Priority Tax Claim shall be paid in full in cash in accordance with applicable non-bankruptcy law or otherwise in the ordinary course of business.
      Treatment of Classified Claims
     The following describes the Prepackaged Plan’s classification of the claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of such allowed claims or allowed interests will receive for such claims or interests:
Class 1 — Other Priority Claims
     The claims in Class 1 are of the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority treatment (other than Administrative Claims and Priority Tax Claims), which collectively we refer to as “Other Priority Claims.” Most of these claims already will have been paid by the Debtors in the ordinary course of business or pursuant to orders entered by the Bankruptcy Court.
     Class 1 is unimpaired by the Prepackaged Plan. Each holder of an Other Priority Claim is conclusively presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.
     Except to the extent a holder of an allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of and in exchange for each Other Priority Claim, each holder of such allowed Other Priority Claim will be paid in full in cash on the later of the Plan Effective Date and the date such Other Priority Claim becomes allowed, or as soon as practicable thereafter.
Class 2 — Tranche A Term Loan Claims
     The claims in Class 2 consist of claims arising under Tranche A of our existing credit facility, which collectively we refer to as “Tranche A Term Loan Claims.” On the Plan Effective Date, each holder of a Tranche A Term Loan Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
     Class 2 is unimpaired by the Prepackaged Plan, and Holders of Class 2 Tranche A Term Loan Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 2 Tranche A Term Loan Claims are not entitled to vote to accept or reject the Prepackaged Plan.
Class 3 — Tranche B Term Loan Claims
     The claims in Class 3 consist of claims arising under Tranche B of our existing credit facility, which collectively we refer to as “Tranche B Term Loan Claims.” On the Plan Effective Date, each holder of a Tranche B Term Loan Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
     Class 3 is unimpaired by the Prepackaged Plan, and holders of Class 3 Tranche B Term Loan Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 3 Tranche B Term Loan Claims are not entitled to vote to accept or reject the Prepackaged Plan.
Class 4 — Tranche C Term Loan Claims

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     The claims in Class 4 consist of claims arising under Tranche C of our existing credit facility, which collectively we refer to as “Tranche C Term Loan Claims.” On the Plan Effective Date, the Tranche C Term Loan Claims shall be allowed and deemed to be allowed claims in the cumulative amount of $110 million plus interest and fees due and owing under our existing credit facility.
     Class 4 is unimpaired by the Prepackaged Plan, and holders of Class 4 Tranche C Term Loan Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 4 Tranche C Term Loan Claims are not entitled to vote to accept or reject the Prepackaged Plan.
     In full and final satisfaction, settlement, release, and discharge of and in exchange for each Tranche C Term Loan Claim, each holder of such Tranche C Term Loan Claim shall receive, pursuant to the terms of the Escrow Agreement, which is expressly incorporated and made a part of the Prepackaged Plan, as applicable, (1) cancellation of Intercompany Debt (as such term is defined in the Escrow Agreement), (2) a promissory note from MPG Holdings or (3) an increase in the equity of MPG Newspapers in Morris Publishing through the capital contribution contemplated by the Escrow Agreement.
Class 5 — Other Secured Claims
     The claims in Class 5 consist of all secured claims other than Class 2 Tranche A Term Loan Claims, Class 3 Tranche B Term Loan Claims, and Class 4 Tranche C Term Loan Claims that collectively we refer to as “Other Secured Claims.” Based upon the books and records of the Debtors, Class 5 claims include obligations under equipment leases, mechanics liens, liens of landlords, on accounts, general intangibles or inventory related to properties released by them to the Debtors.
     Class 5 is unimpaired by the Prepackaged Plan. Each holder of an Other Secured Claim is conclusively presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.
     Except to the extent that a holder of an allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each allowed Other Secured Claim, on the later of the Plan Effective Date and the date such Other Secured Claim becomes allowed, or as soon as practicable thereafter, at the sole option of the reorganized Company, each allowed Other Secured Claim will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
Class 6 — Senior Notes Claims
     The claims in Class 6 consist of all claims of the holders of the Old Notes arising under the Old Notes Indenture, which collectively we refer to as “Senior Notes Claims.” On the Plan Effective Date, Senior Notes Claims shall be allowed in the aggregate amount of (i) $278,478,000 plus (ii) all accrued and unpaid interest at the non-default contract rate and fees due and owing under the Old Notes and the Old Notes Indenture plus (iii) all other obligations due and owing under the Old Notes and the Old Notes Indenture.
     Class 6 is impaired by the Prepackaged Plan. Each holder of a Senior Note Claim is entitled to vote to accept or reject the Prepackaged Plan.
     On the Plan Effective Date, in full and final satisfaction and discharge of and in exchange for each allowed Senior Note Claim, each holder of a Senior Note Claim shall receive its pro rata share of 100% of the New Notes.
Class 7 — General Unsecured Claims
     The claims in Class 7 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with the Debtors that are being rejected and other general unsecured claims, which collectively we refer to as the “General Unsecured Claims.”
     Class 7 is unimpaired by the Prepackaged Plan. Each holder of a General Unsecured Claim is deemed to accept the Prepackaged Plan.
     Except to the extent that a holder of an allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each General Unsecured Claim, each allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an allowed General Unsecured Claim that is not due and payable on or before the Plan Effective Date will receive payment in full in cash of the unpaid portion of such allowed General Unsecured Claim on the latest of (1) the Plan Effective Date, (2) the date such allowed

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General Unsecured Claims becomes due and payable in the ordinary course of business and (3) as otherwise agreed to by the Debtors and the holder of such claim; provided, however, that the debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Plan Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Plan Effective Date.
Class 8-Intercompany Claims
     The claims in Class 8 consist of intercompany claims, which collectively we refer to as the “Intercompany Claims.”
     Class 8 is unimpaired by the Prepackaged Plan. Each holder of an Intercompany Claim is presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.
     On the Plan Effective Date, Intercompany claims shall be (1) reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code at an aggregate cap of $500,000 and/or (2) satisfied in accordance with the terms of the Support Agreement and the Escrow Agreement, both of which are expressly incorporated into and made a part of the Prepackaged Plan, as applicable.
Class 9-Interests in the Debtors
     The claims in Class 9 consist of the ownership interests in the Debtors under the Prepackaged Plan, which collectively we refer to as the “Interests in the Debtors.”
     Class 9 is unimpaired by the Prepackaged Plan. Each holder of an Interest in the Debtors is presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.
     Interests in the Debtors shall be reinstated on the Plan Effective Date.
Confirmation of the Prepackaged Plan
     If we seek to implement the Prepackaged Plan by commencing proceedings to confirm the Prepackaged Plan contemplated by the Support Agreement, we will promptly request that the Bankruptcy Court hold a confirmation hearing (including a determination that the solicitation of acceptances to approve the Prepackaged Plan was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the Prepackaged Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Prepackaged Plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the Prepackaged Plan.
     ANY OBJECTIONS TO CONFIRMATION OF THE PREPACKAGED PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.
     In order for the Prepackaged Plan to be confirmed, and regardless of whether all impaired classes of claims vote to accept the Prepackaged Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Prepackaged Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:
•	except to the extent the Prepackaged Plan meets the “nonconsensual confirmation” standards discussed below under “Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims,” the Prepackaged Plan must be accepted by each impaired class of claims and interests by the requisite votes of holders of claims or interests in such impaired classes;

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•	the Prepackaged Plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the Prepackaged Plan and continue to operate our businesses without the need for further financial reorganization) (see “— Feasibility of the Prepackaged Plan” below); and

•	the Prepackaged Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (1) accepts the Prepackaged Plan or (2) receives at least as much pursuant to the Prepackaged Plan as such holder would receive in our liquidation under chapter 7 of the Bankruptcy Code (see “— Best Interests Test” below).
     In addition, we must demonstrate in accordance with section 1129 of the Bankruptcy Code that:
•	the Prepackaged Plan is proposed in good faith;

•	the Prepackaged Plan complies with the Bankruptcy Code;

•	payments for services or costs and expenses in or in connection with the chapter 11 cases, or in connection with the Prepackaged Plan, have been approved by or are subject to the approval of the Bankruptcy Court;

•	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

•	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the Prepackaged Plan provides for the continued maintenance of retiree benefits, if any, at a certain level.
Acceptance of the Prepackaged Plan
     As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram-down” requirements of section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are conclusively presumed to have accepted the Prepackaged Plan and are not entitled to vote.
Feasibility of the Prepackaged Plan
     The Bankruptcy Code requires that, in order to confirm the Prepackaged Plan, the Bankruptcy Court must find that confirmation of the Prepackaged Plan will not likely be followed by liquidation or the need for further financial reorganization. For the Prepackaged Plan to meet the “feasibility test,” the Bankruptcy Court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the Prepackaged Plan.
     We have analyzed our ability to meet our obligations under the Prepackaged Plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of the proceedings to confirm the Prepackaged Plan. These projections and the significant assumptions on which they are based are included in this Offering Memorandum and Disclosure Statement. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan.” We believe, based on our analysis, that the Prepackaged Plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the Prepackaged Plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the Prepackaged Plan. There can be no assurance that the Bankruptcy Court will agree with our determination. In particular, there can be no assurance that the Bankruptcy Court will accept the projections or the assumptions underlying our determination. See “Risk Factors — Risks Related to Consummation of the Prepackaged Plan — The Bankruptcy Court May Not Confirm the Prepackaged Plan.”
Best Interests Test
     Even if the Prepackaged Plan is accepted by each impaired class of claims, section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the Prepackaged Plan, the Bankruptcy Court must determine that either (1) each member of an impaired class of claims or interests has accepted the Prepackaged Plan or (2) the Prepackaged Plan will provide each non-accepting member of an impaired class of claims or interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under chapter 7 of the Bankruptcy Code. If all members of an impaired class of claims or interests accept the Prepackaged Plan, the best interests test does not apply with respect to that class.

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     The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in the context of a chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative claims and priority claims that may result from the termination of our business and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with section 726 of the Bankruptcy Code, which requires that no junior creditor receive any distribution until all senior creditors are paid in full, and can be compared to the value of the property that is proposed to be distributed under the Prepackaged Plan on the date the Prepackaged Plan becomes effective.
     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including:
•	the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case, we have determined that confirmation of the Prepackaged Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a chapter 7 case would be less than the value of distributions under the Prepackaged Plan because, among other reasons, such distributions in chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial period of time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.
Liquidation Analysis
     THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF THE HYPOTHETICAL CHAPTER 7 LIQUIDATION OF OUR ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF OUR ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.
     Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the best interests test) (see “— Best Interests Test” above), each holder of an allowed claim or allowed equity interest must either (1) accept the Prepackaged Plan or (2) receive or retain under the Prepackaged Plan property of a value, as of the assumed effective date of the Prepackaged Plan, that is not less than the value such non-accepting holder would receive or retain if we were to be liquidated under chapter 7 of the Bankruptcy Code.
     In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Company’s assets under chapter 7. We, with the assistance of our restructuring and financial advisors, have prepared this hypothetical liquidation analysis in connection with this Offering Memorandum and Disclosure Statement. The liquidation analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to our creditors if we were to be liquidated pursuant to a chapter 7 liquidation as an alternative to continued operation of our businesses. Accordingly, asset values discussed herein may be different than amounts referred to elsewhere in this Offering Memorandum and Disclosure Statement, including the Prepackaged Plan. The liquidation analysis is based upon the assumptions discussed herein and elsewhere in this Offering Memorandum and Disclosure Statement.
     UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS. THE LIQUIDATION ANALYSIS WAS NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT

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TO PROSPECTIVE FINANCIAL INFORMATION, BUT IN THE VIEW OF MANAGEMENT WAS PREPARED ON A REASONABLE BASIS, REFLECTS THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENTS, TO THE BEST OF MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED RESULTS OF LIQUIDATION. ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY OUR MANAGEMENT, ESTIMATES AND ASSUMPTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF WE WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS SET FORTH HEREIN AND READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THIS ANALYSIS.
     NEITHER DELOITTE & TOUCHE LLP, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE LIQUIDATION ANALYSIS.
      Significant Assumptions
     Hypothetical recoveries to stakeholders of the Company in a chapter 7 liquidation were determined through multiple steps, as set forth below.
     The liquidation analysis assumes that the actual September 30, 2009 balance sheet is a proxy for the December 31, 2009 balance sheet. It also assumes that the liquidation of the Company would be completed by a chapter 7 trustee during a four month period after the January 19, 2010 anticipated filing date, during which time all of the Company’s major assets would either be conveyed to the respective lien holders or sold and initial distributions to creditors would be made, net of liquidation-related costs. Although the liquidation of some assets might not require four months, other assets would be more difficult to collect or sell, thus requiring a liquidation period that could require substantially longer than four months. The liquidation period would allow for the collection of receivables, the orderly sale of inventory, the orderly sale or abandonment of fixed assets and the orderly wind-down of daily operations. For certain assets, estimates of the liquidation values were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through an orderly disposition.
      Estimate of Net Proceeds
     Estimates were made of the cash proceeds that might be received from the liquidation of our assets listed on our balance sheet, giving due consideration to the effects of the chapter 7 liquidation itself, including (1) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and advisors to such trustee (see below) and (2) the potential erosion in value of assets in a chapter 7 case in the context of the expedited liquidation required under chapter 7.
     In this liquidation analysis, each operating facility is assumed to be shut down and marketed for sale separately. Liquidation values were assessed for general classes by estimating percentage recoveries of the book value of the asset that a chapter 7 trustee might achieve through the disposition.
      Estimate of Costs
     Proceeds from a chapter 7 liquidation would be reduced by administrative costs incurred during the wind-down of our operations, the disposition of assets and the reconciliation of claims against us. These liquidation costs include professional (including attorneys, financial advisors, appraisers and accountants) and trustee fees, commissions, salaries, severance and retention costs, certain occupancy costs, the estimated holding costs for each facility over the relevant period and the estimated costs of shutting down the facilities. Actual liquidation costs may exceed the estimate included in this liquidation analysis, particularly if the wind-down of operations, disposition of assets and reconciliation of claims takes longer than the assumed 4-month wind-down period.

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      Distribution of Net Proceeds under Absolute Priority
     The liquidation analysis assumes that liquidation proceeds would be distributed in accordance with section 726 of the Bankruptcy Code. If a chapter 7 liquidation were pursued for the Company, the amount of liquidation value available to unsecured creditors would be reduced, first, by the costs of the liquidation, including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses, second, by the claims of secured creditors to the extent of the value of their collateral, and third, by the priority and administrative costs and expenses of the bankruptcy estates.
     The liquidation itself would trigger certain priority payments that would be made in full before any distribution of proceeds to pay general unsecured claims or to make distributions in respect of equity interests. The liquidation would likely prompt certain other events to occur, including the rejection of remaining executory contracts and unexpired leases, including numerous real property and equipment leases, and defaults under agreements with customers to provide products and services. Such events would likely create a much larger number of unsecured creditors and would subject the chapter 7 estates to considerable additional claims for damages for breaches of those contracts or for the rejection of those contracts under the Bankruptcy Code. Such claims would also materially increase the amount of general unsecured claims against the Company. No attempt has been made to estimate each and every additional general unsecured claim that might result in the event of a liquidation.
     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, we have determined, as summarized in the charts below and in the section above titled “— Best Interests Test,” that our proposed Prepackaged Plan will provide creditors with a recovery that is not less than what creditors would receive pursuant to a liquidation of our assets under chapter 7.
     The following liquidation analysis should be reviewed with the accompanying footnotes.

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			Hypothetical Recovery
		Sep-09	(Percentage)		(Amount)
	Notes	Balance	Low	High	Low	High	Mid

Cash and Cash Equivalents	A	26,738	100%	100%	$26,738	$26,738	$26,738
Accounts Receivable	B	25,540	48%	69%	12,271	17,526	14,899
Inventories	C	2,157	21%	52%	463	1,113	788
Prepaid and Other Current Assets	D	2,458	46%	68%	1,119	1,673	1,396
Assets Held for Sale	E	2,025	25%	50%	506	1,013	759
Current portion of deferred income taxes	F	715	0%	0%	—	—	—
Income Taxes Receivable	F	5,296	0%	0%	—	—	—

Property, Plant and Equipment
Land and Buildings, net	G	56,404	84%	106%	47,624	59,530	53,577
Equipment, net	G	40,984	5%	10%	1,972	4,248	3,110

Total Property, Plant and Equipment	G	97,388	51%	65%	49,596	63,778	56,687
Intangible Assets	H	7,474	60%	75%	4,484	5,606	5,045
Other Assets	I	5,673	0%	0%	—	—	—
MCC Loan Receivable	J	24,500	100%	100%	24,500	24,500	24,500

Gross Liquidation Proceeds		$199,964			$119,678	$141,946	$130,812

Less:
Shut-down Costs	K				11,600	11,600	$11,600
Trustee Fees	L				3,590	4,258	3,924
Professional Fees	M				3,197	3,419	3,308

Total Liquidation Costs					$18,387	$19,278	$18,832

Net Liquidation Proceeds Available for Secured Debt					$101,291	$122,668	$111,979

CLAIMS RECOVERY ANALYSIS
Secured Claims	N	136,713	74%	90%	$101,291	$122,668	$111,979

Other Secured Claims	O	—	NA	NA	—	—	—
Other Priority Claims	P	22,970	0.0%	0.0%	—	—	—
Senior Note Claims	Q	301,220	0.0%	0.0%	—	—	—
General Unsecured Claims	Q	21,447	0.0%	0.0%	—	—	—
     Footnotes to the Liquidation Analysis
     Unless stated otherwise, the book values used in this liquidation analysis are the net book values of the Company’s assets as of September 30, 2009. Actual results may vary significantly.
     Note A-Cash and Cash Equivalents
     The liquidation analysis is based on the assumption that operations during the liquidation period would not generate additional cash available for distribution. It is assumed that all cash and cash equivalents held in our accounts are available for distribution and thus 100% recoverable.
     Note B-Accounts Receivable
     The analysis of accounts receivable assumes that a chapter 7 trustee would retain certain existing staff of the Company to handle an aggressive collection effort of outstanding trade accounts receivable from customers. Collectible accounts receivable are assumed to include all accounts receivable held by the Company and invoiced to the customer with the exception of all receivables outstanding in excess of 90 days and certain receivables in excess of 60 days.
     The liquidation value of accounts receivable is estimated by applying a discount factor partially based on historical collection trends. The result is assumed to be an estimate of the proceeds that would be available to a secured lender in an orderly liquidation scenario and takes into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Collections during a liquidation of the Company may be further compromised by the likely claims for damages for breaches of or the likely rejection of customer contracts as customers may attempt to set off or recoup outstanding amounts owed to the Company against such claims. These claims are difficult to estimate and no attempt to adjust the recovery for such items has been undertaken. As such, recoveries for accounts receivable may very well be overstated in the liquidation analysis.

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     The liquidation value of accounts receivable is estimated to be approximately 48% to 69% of the net book value of the accounts receivable.
     Note C-Inventories
     Inventories are comprised of certain raw materials, work-in-process goods, and factory supplies. Proceeds from the collection of inventories are estimated based upon the following assumptions: newsprint recoveries are based on the current market pricing for repurchasing wrapped newsprint inventory; plates are assumed to be partially sold for scrap metal at current aluminum scrap prices, with the remainder being sold to other newspaper manufactures at significant discounts to purchase costs; and other supplies, including business office supplies and gasoline, are assumed to be sold in the secondary market at discounted prices. This methodology resulted in a recovery of 21% to 52% of the net book value of inventory.
     Note D-Prepaid and Other Current Assets
     Prepaid and other current assets include prepaid expenses related to inventory and postage, legal retainers, deferred expenses and deferred subscriber discounts. Prepaid inventory is non-refundable and therefore is expected to be delivered and liquidated according to the inventory liquidation analysis described above. Prepaid postage and unused legal retainers are expected to be recovered in full. All other prepaid and current assets are expected to have zero recovery value. Aggregate estimated recoveries for prepaid and other current assets are between approximately 46% and 68%.
     Note E-Assets Held for Sale
     Assets held for sale consist of printing presses and are estimated to have recoveries between approximately 25% and 50%.
     Note F-Deferred Income Taxes and Income Tax Receivables
     The Company does not expect any recovery for its deferred income taxes and does not expect to have any income tax receivable upon liquidation.
     Note G-Property, Plant and Equipment, net
     Our fixed assets consist primarily of land, buildings and improvements, machinery, equipment, furniture, transportation equipment, and computer software and equipment. The recovery rate for facilities (including the value of the land and buildings) is assumed to be equal to 60% to 75% of the most recent fair market value or, if unavailable, property tax value estimates of each facility, which equates to 84% to 106% of net book value. The recovery rate for machinery (which includes printing press and plate making assets) and other equipment (which includes furniture, motor vehicles, computer software and other similar items) is assumed to be 5% to 10% of the net book value based on management recovery estimates. The discount also takes into consideration the difficulty in executing the sale of a large portfolio of commercial properties and machinery and equipment in chapter 7 on an expedited basis given current economic conditions. The total, overall liquidation value for property, plant and equipment is estimated to be approximately 16% to 20% of gross book value, or approximately 51% to 65% of net book value.
     Note H-Intangible Assets, net
     Intangible assets consist primarily of mastheads and licenses on various acquired properties, customer lists, as well as other assets. The Company tested intangible assets for impairment as of December 31, 2008 and no impairment loss was recognized. The recovery rate on intangible assets is assumed to be approximately 60% to 75% of total book value and reflects a discounted valuation to account for an expedited sale in chapter 7.
     Note I-Other Assets
     Other assets include deferred expense related to bonds, deferred expense related to the compensation plan, and other long term receivables. Management estimates no recovery value for these items.

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     Note J-MCC Loan Receivable
     At September 30, 2009, Morris Publishing had an intercompany loan due from Morris Communications of $24.5 million. The recovery rate on the intercompany loan is assumed to be 100%.
     Note K-Shut-Down Costs
     Estimates for corporate payroll and operating costs incurred during the liquidation are based upon the assumption that certain plant and corporate functions would be retained to oversee the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including payroll and tax forms and records. Certain minimum staff would be required at the physical locations to complete the closure of the facilities, to disassemble the equipment and to oversee the sale process for equipment and real estate during the four months of the liquidation period. Estimated wind-down costs of $11.6 million assume that the Company incurs an average of $2.9 million per month for four months in fixed overhead and general and administrative expenses. For purposes of estimating the maximum liquidation value for the Company, no payments for employee retention or incentivization through the chapter 7 liquidation period are assumed to be made.
     Note L-Trustee Fees
     Chapter 7 trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are calculated at a flat rate of approximately 3% of the total liquidation value of the Debtor entities.
     Note M-Professional Fees
     Chapter 7 professional fees include legal, appraisal, broker and accounting fees expected to be incurred during the liquidation period that are not already deducted from liquidation values. Professional fees are assumed to be $1 million for legal advisors, 1% of the total liquidation value for financial advisors and $1 million for other expenses.
     Note N-Secured Claims
     For purposes of the liquidation analysis, management has assumed that Secured Claims will consist primarily of Tranche A term loan, Tranche B term loan, and Tranche C term loan claims. The Secured Claims are estimated to be $136.7 million in the aggregate, including pre-petition accrued and unpaid interest.
     Note O-Other Secured Claims
     For purposes of this liquidation analysis there are no Other Secured Claims estimated.
     Note P-Other Priority Claims
     Other priority claims include estimated accrued compensation and benefit amounts. The accrued compensation and benefit amounts exclude payments made pursuant to first day orders since this analysis assumes that the Company would file chapter 7 cases on January 19, 2010. Furthermore, claims entitled to priority under section 503(b)(9) of the Bankruptcy Code, include estimated Priority Tax Claims and Accounts Payable less than 20 days. Other Priority Claims are estimated to be $23 million.
     Note Q-Senior Notes and General Unsecured Claims
     The liquidation analysis assumes that General Unsecured Claims will consist of pre-petition unpaid, unsecured obligations owed to, among others, vendors, customers, employees (other than priority claims of employees) and litigation parties. The liquidation analysis does not attempt to estimate additional General Unsecured Claims that would arise as a result of the rejection of executory contracts and leases that would otherwise be assumed under the Prepackaged Plan, and our failure to perform under existing contracts. The amount of such additional claims likely would be substantial. For purposes of this liquidation analysis, General Unsecured Claims in the aggregate are estimated to be $21.4 million.
     The liquidation analysis assumes that the Senior Subordinated Notes are pari passu to General Unsecured Claims. The Senior Subordinated Notes Claims are estimated to be $301.2 million (including pre-petition accrued and unpaid interest).

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     General Unsecured Claims and the Senior Notes Claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other claims.
     THESE ESTIMATED LIQUIDATION VALUES ARE SPECULATIVE AND COULD VARY DRAMATICALLY FROM THE AMOUNTS THAT MAY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. IN MANY CASES, OUR ASSETS MIGHT NOT COMMAND SIGNIFICANT PRICES IF PURCHASED FOR USES OTHER THAN THAT FOR WHICH THEY WERE DESIGNED.
     As described above, to estimate the liquidation proceeds we assumed that our assets are disposed of in a straight liquidation during the 4-month wind-down period. Our belief that confirmation of the Prepackaged Plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis with our estimate of the value of the distributions to the holders of claims pursuant to the Prepackaged Plan. In preparing these analyses, we were assisted by Lazard Frères & Co. LLC, referred to as “Lazard,” our financial advisor in connection with the Restructuring.
Alternatives to Confirmation of the Prepackaged Plan
     If the Prepackaged Plan is not confirmed, we or, subject to further determination by the Bankruptcy Court as to extensions of our exclusive period within which to propose a plan of reorganization (which is the first 120 days after the commencement of the chapter 11 case, subject to reduction or extension by the Bankruptcy Court), any other party in interest in our chapter 11 case could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of our businesses, a sale of our business(es) as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the Bankruptcy Court, our reorganization cases may be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In that event, the Bankruptcy Court may grant holders of secured claims relief from the automatic stay to foreclose on their collateral and, accordingly, our valuable assets may be lost.
     In a chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to our creditors in accordance with the priorities set forth in the Bankruptcy Code.
     Because of the difficulties in estimating what our assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or interests might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price which is significantly less than needed to pay our debts in full. We believe that holders of impaired claims and interests would realize a greater recovery under the Prepackaged Plan than would be realized under a chapter 7 liquidation.
Means for Implementing the Prepackaged Plan
     Management
     On the Plan Effective Date, our management, control and operation will become the general responsibility of our board of directors in accordance with applicable non-bankruptcy law. Our board of directors on the Plan Effective Date is described in the section titled “Directors and Management.” The Prepackaged Plan also authorizes us to assume, as may be modified, employment agreements with our executive officers, which will become effective on the Plan Effective Date. For a description of the directors’ and officers’ backgrounds, affiliations, and whether or not such persons are also insiders, see “Directors and Management.”
     We will disclose, prior to the hearing on the confirmation of the Prepackaged Plan, such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider who will be employed or retained by us and such insider’s compensation.
     Cancellation of Existing Securities and Indebtedness

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     As a general matter, on the Plan Effective Date, all notes, indentures, instruments and other documents evidencing the claims or interests classified in Class 6 of the Prepackaged Plan will be cancelled. Without limiting the generality of the foregoing, on the Plan Effective Date, the Old Notes will be cancelled. The Trustee shall maintain any charging lien it may have for any fees, costs and expenses under the New Notes Indenture or other agreements until all such fees, costs, and expenses are paid pursuant to the Prepackaged Plan or otherwise.
     Issuance of New Notes
     On the Plan Effective Date, we will issue, in accordance with the terms of the Prepackaged Plan, $100 million aggregate principal amount of New Notes. All notes to be issued pursuant to the Prepackaged Plan will be, upon issuance, fully paid and non-assessable.
     We expect that the Confirmation Order of the Bankruptcy Court will provide that the issuance of the New Notes will be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code.
Confirmation of the Prepackaged Plan without Acceptance by All Classes of Impaired Claims
     The Bankruptcy Code contains provisions for confirmation of a plan of reorganization even if the plan of reorganization is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These “cram-down” provisions are set forth in section 1129(b) of the Bankruptcy Code. Under the “cram-down” provisions, upon the request of a plan proponent, a bankruptcy court will confirm a plan of reorganization despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:
•	the plan of reorganization does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan of reorganization is fair and equitable with respect to each non-accepting impaired class.
     These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.
     As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the Prepackaged Plan has been structured so as to meet the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.
     The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan of reorganization. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.
     With respect to a class of unsecured claims that does not accept the Prepackaged Plan, we must demonstrate to the Bankruptcy Court that either:
•	each holder of an unsecured claim in the dissenting class receives or retains under such Prepackaged Plan property of a value equal to the allowed amount of its unsecured claim; or

•	the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the Prepackaged Plan.
     Additionally, if applicable, we must demonstrate that the holders of claims or interests that are senior to the claims or interests of the dissenting class of unsecured claims or interests receive no more than payment in full on their claims or interests under the Prepackaged Plan.

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Distributions
     All required distributions under the Prepackaged Plan to holders of allowed claims and interests shall be made by the Debtors or by a disbursing agent, which may be either the Company or a third party acting pursuant to a disbursing agreement. The disbursing agent may designate, employ or contract with other entities to assist in or perform the distributions. The disbursing agent and such other entities will serve without bond.
     The distribution date will mean the date, occurring on or as soon as practicable after the later of (1) the Plan Effective Date and (2) the date when a claim becomes an allowed claim or an interest becomes an allowed interest. Only holders of record of Class 6 Senior Notes Claims as of the distribution record date shall be entitled to receive the distributions provided for holders of Class 6 Senior Notes Claims in the Prepackaged Plan. As of the close of business on the distribution record date, the transfer ledger in respect of the Old Notes will be closed, for purposes of making the distributions required in accordance with the provisions of the Prepackaged Plan. We and the disbursing agent will have no obligation to recognize any transfer of Old Notes occurring after the distribution record date for purposes of such distributions. We and the disbursing agent will recognize and, for purposes of making such distributions under the Prepackaged Plan, deal only with those holders of record reflected on the transfer ledger maintained by the registrar for the Old Notes as of the close of business on the distribution record date.
     Distributions to holders of allowed claims and allowed interests will be made at the address of each such holder as set forth in our books and records, or in the case of holders of Old Notes, distributions may be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable. See “Description of the New Notes — Book-Entry, Delivery and Form.” If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until we or the disbursing agent are notified of such holder’s then-current address, at which time all missed distributions will be made to such holder. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions must be made on or before the expiration of six months after the Plan Effective Date. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to us, and the claim of any holder with respect to such property will be discharged and forever barred.
Conditions to the Effective Date of the Prepackaged Plan
     The effective date of the Prepackaged Plan will not occur until the conditions set forth below have been satisfied or waived:
•	the order confirming the Prepackaged Plan is a final order in form and substance acceptable to the Company and to the Requisite Holders and the administrative agent for the Company’s secured lenders;

•	the Prepackaged Plan and certain related supplemental documents are in form and substance reasonably acceptable to the Company, the Requisite Holders and the administrative agent for the Company’s secured lenders;

•	all actions, documents, certificates and agreements necessary to implement the Prepackaged Plan have been effected or executed and delivered to the required parties and, to the extent required, filed with the appropriate governmental entities in accordance with applicable laws;

•	all other documents and agreements necessary to implement the Prepackaged Plan have been executed and delivered by all necessary parties, and all other required actions have occurred or have been otherwise satisfied or waived;

•	the Support Agreement, the Escrow Agreement and the Company’s tax sharing agreement remain in full force and effect and have not been terminated;

•	the Company has paid all undisputed fee claims of the Ad Hoc Committee Advisors and the indenture trustee; and

•	no event of default has occurred and is continuing under the Existing Credit Agreement, other than an event of default related to the default on the payment of interest when due in respect of the Old Notes.
     We retain the right to waive any condition, other than the Bankruptcy Court’s entry of a Confirmation Order, in our sole and absolute discretion, subject to the terms of the Support Agreement.

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Modification of the Prepackaged Plan
     Except as otherwise specifically provided in the Prepackaged Plan and Support Agreement, we reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and to seek confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Support Agreement, we expressly reserve our rights to revoke, withdraw, alter, amend or modify the Prepackaged Plan, one or more times, after confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, this Offering Memorandum and Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.
     Under the Support Agreement, we are prohibited from waiving any condition to the Prepackaged Plan or making any changes to the terms and conditions of the Prepackaged Plan without the prior consent of the Requisite Holders.
Withdrawal of the Prepackaged Plan
     We reserve the right to revoke or withdraw the Prepackaged Plan prior to the Plan Effective Date of the Prepackaged Plan and to file subsequent plans of reorganization. If we revoke or withdraw the Prepackaged Plan, or if confirmation does not occur, then:
•	the Prepackaged Plan will be null and void in all respects;

•	any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any claim or interest or class of claims or interests), assumption of executory contracts or unexpired leases effected by the Prepackaged Plan, and any document or agreement executed on the authority of the Prepackaged Plan, will be null and void; and

•	nothing contained in the Prepackaged Plan will: (a) constitute a waiver or release of any claims or interests; (b) prejudice in any manner the rights of such Debtor or any other entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by us.
Effect of Prepackaged Plan Confirmation
     Revesting of Assets and Operations of Property
     Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated therein, on and after the Plan Effective Date, all property in each estate, all causes of action (except those released pursuant to the Prepackaged Plan), and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, claims, charges, or other encumbrances (except for liens granted to secure the Tranche A term loan and the Tranche B term loan and claims under the Existing Credit Agreement and the related loan documents, in each case except to the extent that such liens or claims by their terms do not survive termination of the Tranche C term loan and the issuance of the New Notes). On and after the Plan Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any claims, interests, or causes of action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in the Prepackaged Plan, or the substantive consolidation contemplated by the Prepackaged Plan, claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Plan Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Prepackaged Plan, the chapter 11 cases, or otherwise.
Settlement, Release, Injunction and Related Provisions
     Discharges of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Plan Effective Date, of all claims, interests, and causes of action of any nature whatsoever, including any interest accrued on claims or interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or

99-81

properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such claims and interests, including demands, liabilities, and causes of action that arose before the Plan Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim or interest based upon such claim, debt, right, or interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a claim or interest based upon such claim, debt, right, or interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a claim or interest has accepted the Prepackaged Plan. Except as otherwise provided herein, any default by the Debtors or their affiliates with respect to any claim or interest that existed immediately prior to or on account of the filing of the chapter 11 cases shall be deemed cured on the Plan Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all claims and interests subject to the Plan Effective Date occurring, except as otherwise expressly provided in the Prepackaged Plan.
     Except as otherwise provided in the Prepackaged Plan or the Confirmation Order and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Plan Effective Date, all persons who have held, currently hold or may hold a debt, claim or interest discharged under the Prepackaged Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, claim or interest:
•	commencing or continuing in any manner any action or other proceeding against us, our successors or our respective properties;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us, our successors or our properties;

•	creating, perfecting or enforcing any lien or encumbrance against us, our successors or our properties;

•	asserting any setoff, right of subrogation or recoupment of any kind against any obligation due us, our successors or our properties; and

•	commencing or continuing any action in any manner or in any place that does not comply with or is inconsistent with the provisions of the Prepackaged Plan or the Confirmation Order.
     Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.
     Compromise and Settlement of Claims, Interests, and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Prepackaged Plan, the provisions of the Prepackaged Plan shall constitute a good faith compromise of all claims, interests, and controversies relating to the contractual, legal, equitable and subordination rights that a holder of a claim may have with respect to any allowed claim or interest, or any distribution to be made on account of such allowed claim or interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such claims, interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their estates, and holders of claims and interests and is fair, equitable, and reasonable. In accordance with the provisions of the Prepackaged Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Plan Effective Date, the Reorganized Debtors may compromise and settle claims against them and causes of action against other entities.
     Releases of Liens
     Except as otherwise provided in the Prepackaged Plan or in any contract, instrument, release, or other agreement or document created or assumed pursuant to the Prepackaged Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a secured claim, satisfaction in full of the portion of the secured claim that is allowed as of the Plan Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

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     Releases by the Debtors
     Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan, for good and valuable consideration, including the contribution of the following released parties, which shall include:
•	the holders of our term loans;

•	Tranche Manager;

•	each Consenting Holder;

•	the Ad Hoc Committee and each of its members or affiliates;

•	the Debtors’ affiliates, including MCC;

•	the indenture trustee for the Old Notes;

•	each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such;

•	all current and former officers, directors, managers, and employees of the Debtors; and

•	all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such;
to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Prepackaged Plan, on and after the Plan Effective Date, the released parties will be deemed released and discharged by the Debtors, the Reorganized Debtors, and the estates from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or equity interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the chapter 11 cases, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any released party, the restructuring of claims and equity interests prior to or in the chapter 11 cases, the negotiation, formulation, or preparation of the Prepackaged Plan, the Plan Supplement, this Offering Memorandum and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a released party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release any post-effective date obligations of any party under the Prepackaged Plan or any other document or instrument, or that are expressly set forth in and preserved by the Prepackaged Plan or related documents, including, without limitation, any cause of action arising under or related to the Tranche A term loan, the Existing Credit Agreement or the Escrow Agreement.
     Third Party Release
     As of the Plan Effective Date, each of the following:
•	the holders of our term loans;

•	Tranche Manager;

•	each Consenting Holder;

•	the Ad Hoc Committee and each of its members or affiliates;

•	the Debtors’ affiliates, including MCC;

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•	the indenture trustee for the Old Notes;

•	each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such;

•	all current and former officers, directors, managers, and employees of the Debtors; and

•	all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such; and

•	all holders of claims or equity interests, except for holders of any claims or equity interests who: (1) vote to reject the Prepackaged Plan; (2) do not vote to accept or reject the Prepackaged Plan but who timely submit a release opt-out form indicating their decision to not participate in the Prepackaged Plan; or (3) are in a class that is deemed to reject the Prepackaged Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and certain other released parties from any and all claims, equity interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the chapter 11 cases, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any debtor and any released party, the restructuring of claims and equity interests prior to or in the chapter 11 cases, the negotiation, formulation, or preparation of the Prepackaged Plan, this Offering Memorandum and Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation date of the Prepackaged Plan, other than claims or liabilities arising out of or relating to any act or omission of a released party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release any claims of an impaired creditor that rejects the plan and opts out of the releases on the Ballot, any post-effective date obligations of any party under the Prepackaged Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan, or any claims with respect to matters arising under the contribution agreement dated August 7, 2009, by and among MCC Outdoor Holding, LLC, Magic Media, Inc., and FMO Holdings, LLC (including all exhibits and schedules thereto) and all agreements delivered in connection with this contribution agreement and otherwise relating to the contribution and related agreements.
     Exculpation
     Except as otherwise specifically provided in the Prepackaged Plan or Plan Supplement, none of
•	the Debtors;

•	the Reorganized Debtors;

•	the holders of our term loans;

•	Tranche Manager;

•	each Consenting Holder;

•	the Ad Hoc Committee and each of its members or affiliates;

•	the Debtors’ affiliates, including MCC;

•	the indenture trustee for the Old Notes;

•	each of the foregoing party’s current officers, affiliates, partners, directors, managers, employees, agents, current and former members (including ex officio members), advisors and professionals (including any

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attorneys, actuaries, accountants, managed funds, advisors, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such;

•	all current and former officers, directors, managers, and employees of the Debtors; and

•	all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such, which we collectively refer to as the “Exculpated Parties,” shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ out-of-court restructuring efforts, the chapter 11 cases, the formulation, preparation, dissemination, negotiation, or filing of the Offering Memorandum and Disclosure Statement, the Prepackaged Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Offering Memorandum and Disclosure Statement, the Prepackaged Plan, the filing of the chapter 11 cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Prepackaged Plan, including the distribution of property under the Prepackaged Plan, or any other agreement, which we collectively refer to as the exculpated claims, obligation, cause of action, or liability for any exculpated claim, except for gross negligence or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Prepackaged Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.
     Injunction
     Except as otherwise expressly provided in the Prepackaged Plan or for obligations issued pursuant to the Prepackaged Plan, all entities that have held, hold, or may hold claims or equity interests that have been released pursuant to Article VIII.C of the Prepackaged Plan or Article VIII.D of the Prepackaged Plan, discharged pursuant to Article VIII.A of the Prepackaged Plan, or are subject to exculpation pursuant to Article VIII.E of the Prepackaged Plan will be permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the released parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or equity interests; (2) enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such claims or equity interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such entities or the property or estates of such entities on account of or in connection with or with respect to any such claims or equity interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property or estates of such entities on account of or in connection with or with respect to any such claims or equity interests unless such holder has filed a motion requesting the right to perform such setoff on or before the confirmation date, and notwithstanding an indication in a proof of claim or equity interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or equity interests released or settled pursuant to the Prepackaged Plan.
     Retention of Causes of Action
     In accordance with section 1123(b) of the Bankruptcy Code, and except where such causes of action have been expressly released, the Reorganized Debtors will retain and may enforce all rights to commence and pursue, as appropriate, any and all causes of action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such causes of action shall be preserved notwithstanding the occurrence of the Plan Effective Date. The Reorganized Debtors may pursue such causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No entity may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Offering Memorandum and Disclosure Statement to any cause of action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any

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and all available causes of action against them. Except with respect to causes of action as to which the Debtors or Reorganized Debtors have released any person or entity on or prior to the Plan Effective Date, the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all causes of action against any entity, except as otherwise expressly provided in the Prepackaged Plan. Unless any causes of action against an entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all causes of action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such causes of action upon, after, or as a consequence of the confirmation or consummation.
Objections to Claims and Interest/Distributions
     Prosecution of Objections to Claims
     The Debtors or the reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to claims as permitted under the Prepackaged Plan. From and after the Plan Effective Date, the Debtors and the reorganized Debtors may settle or compromise any disputed claim without approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any disputed claim outside the Bankruptcy Court under applicable governing law.
     Procedures Regarding Disputed and Unimpaired Claims
     Except as otherwise provided in the Prepackaged Plan, holders of claims will not be required to file a proof of claim. Instead, the Debtors intend to make distributions, as required by the Prepackaged Plan, in accordance with their books and records in the ordinary course of business, or, in the case of Senior Notes Claims, by means of a book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC and the New Notes Indenture. The Debtors and the Reorganized Debtors, as applicable, reserve all rights to object to any claim for which a proof of claim is filed.
     Unless disputed by a holder of a claim or otherwise provided herein, the amount set forth in the books and records of the Debtors or the records of DTC shall constitute the amount of the allowed claim of such holder. Except as set forth herein, any disputes regarding the validity or amount of the claim will be resolved consensually or through judicial means outside the Bankruptcy Court. The Debtors or Reorganized Debtors may, in their discretion, file with the Bankruptcy Court an objection to the allowance of any claim (or any other appropriate motion or adversary proceeding with respect thereto), and the Debtors or Reorganized Debtors reserve the right to compromise, settle, withdraw, or litigate to judgment any objections to claims for which a proof of claim is filed.
     Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated claim, that estimated amount will constitute either the allowed amount of such claim or a maximum limitation on such claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such claim. Each of the aforementioned objection, estimation, and resolution procedures are cumulative and are not exclusive of one another.
     Pursuant to section 502(a) of the Bankruptcy Code, on the Plan Effective Date all proofs of claim filed on account of claims in an unimpaired class in the chapter 11 cases shall be deemed to be disputed claims without further action by the Debtors. Upon the Plan Effective Date, all proofs of claim filed on account of claims in an unimpaired class against the Debtors, regardless of the time of filing, and including claims filed after the Plan Effective Date, shall be deemed withdrawn. The deemed withdrawal of all such proofs of claim is without prejudice to each claimant’s rights under the Prepackaged Plan to assert such claims in the Bankruptcy Court (so long as the Bankruptcy Court otherwise retains jurisdiction over the proceeding) or in any non-bankruptcy forum as though the Debtors’ cases had not been commenced. All rights, obligations and defenses with respect to unimpaired disputed claims are expressly preserved and may be asserted by the Debtors, Reorganized Debtors or the holders of such unimpaired disputed claims in the Bankruptcy Court or other appropriate non-bankruptcy forum.

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     Retention of Jurisdiction
     The Prepackaged Plan provides that the Bankruptcy Court will retain and have jurisdiction of all matters arising in, arising under, and related to our chapter 11 cases and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code.
     Executory Contracts and Unexpired Leases
     Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan, as of the Plan Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party (including all directors and officers’ liability insurance policies), unless such executory contract or unexpired lease (1) was assumed previously by the Debtors; or (2) previously expired or terminated pursuant to its own terms. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions described above as of the Plan Effective Date.
     Notwithstanding the foregoing paragraph, after the Plan Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any contracts, leases, or other agreements without approval of the Bankruptcy Court.
Treatment of Trade Creditors and Employees during Our Reorganization Case
     PROMPTLY FOLLOWING THE COMMENCEMENT OF THE PREPACKAGED PLAN PROCEEDING, WE INTEND TO SEEK BANKRUPTCY COURT APPROVAL OF VARIOUS MEASURES DESIGNED TO ENSURE THAT OUR TRADE CREDITORS AND EMPLOYEES ARE UNAFFECTED BY THE FILING.
     We intend to seek the approval of the Bankruptcy Court, promptly following the commencement of the proceedings to confirm the Prepackaged Plan, to make payments in the ordinary course of business in respect of claims of trade creditors. There can be no assurance, however, that the Bankruptcy Court will permit the payment of the claims of trade creditors in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID CLAIMS OF TRADE CREDITORS ARE TO BE PAID IN FULL AND THAT THE HOLDERS OF SUCH CLAIMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.
     Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the Prepackaged Plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the Bankruptcy Court, promptly following the commencement of the proceedings to confirm the Prepackaged Plan, to pay all accrued prepetition salaries or wages, and expense reimbursements, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our chapter 11 case (so long as they remain our employees) and to continue paying medical benefits under our health plans. There can be no assurance that the Bankruptcy Court will permit the payment of employee claims and health benefits in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES FOR ALL EMPLOYEE CLAIMS AND BENEFITS TO BE PAID OR HONORED NO LATER THAN THE DATE ON OR AFTER THE DATE THE PREPACKAGED PLAN BECOMES EFFECTIVE WHEN SUCH PAYMENT OR OTHER OBLIGATION BECOMES DUE AND PERFORMABLE. EMPLOYEES SHALL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.
     We intend to seek the approval of the Bankruptcy Court, promptly following the commencement of the proceedings to confirm the Prepackaged Plan, to continue to honor our customer programs in the ordinary course of business. There can be no assurance, however, that the Bankruptcy Court will permit the payment of claims associated with the customer programs. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID OBLIGATIONS ARISING UNDER OUR CUSTOMER PROGRAMS ARE TO BE HONORED AND THAT HOLDERS OF CLAIMS THAT ARISE OUT OF THE CUSTOMER PROGRAMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION ON ACCOUNT OF SUCH CLAIMS.
     We estimate that payments to trade creditors and employees will total approximately $14.8 million over 30 days.

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Other First Day Relief
     In addition to any orders relating to the payment of prepetition claims of trade creditors and employees, we intend to seek certain orders very shortly after commencement of our reorganization cases, including the following (if necessary):
•	an order authorizing us to obtain debtor-in-possession financing or to use cash collateral;

•	an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization cases;

•	an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•	an order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	an order to relieve us from the filing of certain forms and schedules otherwise required by the “U.S. Trustee Operating Guidelines and Reporting Requirements”;

•	an order fixing the dates for the hearings on approval of this Offering Memorandum and Disclosure Statement and the solicitation of acceptances of the Prepackaged Plan and confirmation of the Prepackaged Plan; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the Prepackaged Plan.
     The orders will be sought pursuant to accompanying motions and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the Bankruptcy Court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Prepackaged Plan.
     We expect that the Confirmation Order of the Bankruptcy Court will provide that the issuance of the New Notes distributed under the Prepackaged Plan in respect of the Class 6 Senior Notes Claims that are subject to the Support Agreement shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code. See “Securities Law Matters.”
     To the extent that we do not receive such confirmation, such New Notes may only be offered, resold or otherwise transferred: (1) in a transaction not involving a public offering; (2) pursuant to an exemption from registration promulgated by Rule 144 of the Securities Act; (3) pursuant to an effective registration statement under the Securities Act; or (4) to the Company or our subsidiaries, in each case, in accordance with any applicable U.S. federal or state laws.

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UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR
RESTRUCTURING UNDER THE PREPACKAGED PLAN
     Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the Prepackaged Plan on our results of operations, financial position, and cash flows for the fiscal years ending in 2010, 2011, 2012, and 2013. We prepared these projections to analyze our ability to meet our obligations if we effect the restructuring through the Prepackaged Plan and to assist each holder of a claim in determining whether to vote to accept or reject the Prepackaged Plan. These projections are contained in this Offering Memorandum and Disclosure Statement in connection with the filing of the Prepackaged Plan in order to demonstrate feasibility of the Prepackaged Plan as required in bankruptcy proceedings and, accordingly, should not be taken into account in making your decision to tender your Old Notes in the Exchange Offer. The financial projections should be read in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Financial Information,” “Risk Factors-Risks Relating to the Prepackaged Plan — Our future operational and financial performance may vary materially from the financial projections contained in this Offering Memorandum and Disclosure Statement” and “Capitalization” and our consolidated financial statements contained in Exhibit C. See also, “Where You Can Find Additional Information.”
     While presented with numerical specificity, these projections are based upon a variety of assumptions that we believe are reasonable, reflect the best currently available estimates and judgments and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company contemplated by the Prepackaged Plan. The projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us or any other person that the projections will be realized, and actual results may vary materially from those presented below. See “Risk Factors.” You are cautioned not to place undue reliance on these financial projections.
     WE DO NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE PROJECTIONS AS TO OUR FUTURE REVENUES, EARNINGS OR CASH FLOWS. THE PROJECTIONS SET FORTH BELOW WERE PREPARED BY US AND ARE OUR RESPONSIBILITY AND WERE NOT PREPARED TO CONFORM WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTIONS ARE PREPARED TO CONFORM WITH REQUIREMENTS FOR SUCH INFORMATION IN BANKRUPTCY PROCEEDINGS. IN THE VIEW OF THE COMPANY’S MANAGEMENT, THE PROJECTIONS WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENT, TO THE BEST OF MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS OFFERING MEMORANDUM ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION.
     NEITHER DELOITTE & TOUCHE LLP, NOR ANY OTHER INDEPENDENT ACCOUNTANTS, HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROJECTIONS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.
     THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE DEBTORS, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS IN MANY RESPECTS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.
     THE INCLUSION OF THE PROJECTIONS IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT THE DEBTORS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ADVISORS OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING

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INFORMATION OF ANY KIND, WE CAUTION AGAINST RELIANCE ON SUCH INFORMATION. WE DO NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “RISK FACTORS” AND “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”
Unaudited Condensed Consolidated
Income Statement Projections
for the Twelve Months Ended December 31,
($’s in thousands)

	2010P	2011P	2012P	2013P

NET OPERATING REVENUES	$247,080	$247,021	$248,036	$250,165
OPERATING EXPENSES:
Labor and employee benefits	98,023	99,036	99,036	100,036
Newsprint, Ink & Supplements	23,204	23,204	23,204	23,204
Other operating costs, excluding depreciation and amortization	101,175	100,070	100,446	101,100
Depreciation and amortization expense	11,195	11,194	10,821	10,559

Total operating expenses	233,597	233,504	233,507	234,899

OPERATING INCOME	13,483	13,517	14,529	15,266
INTEREST EXPENSE	886	737	777	813
DEFERRED GAIN ON CANCELLATION OF DEBT	(36,113)	(789)	(1,323)	(1,956)

NET INCOME BEFORE PROVISION FOR TAXES	48,710	13,569	15,075	16,409
PROVISION FOR INCOME TAXES — @39.8%	19,387	5,401	6,000	6,531

NET INCOME	$29,323	$8,169	$9,075	$9,878

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Unaudited Condensed Consolidated Balance Sheet Projections
As of December 31,
($’s in thousands)

	2010P	2011P	2012P	2013P

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,000	$7,000	$7,000	$7,000
Accounts receivable, net of allowance for doubtful accounts	26,145	26,324	26,360	26,659
Inventories	1,921	2,161	2,156	2,161
Other current assets	10,610	10,628	10,631	10,661

Total current assets	45,676	46,113	46,147	46,481

NET PROPERTY AND EQUIPMENT	95,089	94,431	94,029	93,771

OTHER ASSETS:
Intangible assets, net of accumulated amortization	6,461	5,925	5,506	5,204
Total other assets	2,260	2,260	2,260	2,260

Total assets	$149,486	$148,729	$147,942	$147,716

LIABILITIES AND MEMBER’S DEFICIENCY IN ASSETS
CURRENT LIABILITIES:
Accounts payable	$5,650	$5,937	$5,939	$5,986
Accrued interest	1,837	1,837	1,837	1,837
Accrued employee costs	4,791	4,855	4,842	4,904
Other accrued liabilities	17,752	17,812	17,815	17,830

Current portions of long-term debt:
Tranche B Term Loan	337	412	473	8,472
Stated principal amount of New Notes	4,803	5,884	6,764	80,410
Additional cash out flows on New Notes	11,705	9,012	8,379	5,125

Total current portions of long-term debt	16,845	15,308	15,616	94,007

Total current liabilities	46,875	45,749	46,049	124,564
LONG-TERM DEBT:

Existing Credit Agreement
Tranche B Term Loan	7,030	7,355	7,659	—

	7,030	7,355	7,659	—

New Notes Indenture
Stated principal amount of New Notes	93,057	87,174	80,410	—
Additional cash out flows	24,426	16,784	7,082	—

Total cash out flows on New Notes	117,483	103,958	87,492	—

Total long-term debt, less current portions	124,513	111,313	95,151	—

DEFERRED INCOME TAXES	2,189	7,589	13,589	20,120
OTHER LONG TERM LIABILITIES	2,803	2,803	2,803	2,803

Total liabilities	176,380	167,454	157,592	147,487
MEMBER’S (DEFICIENCY) INTEREST IN ASSETS	(26,894)	(18,725)	(9,650)	229

Total liabilities and member’s (deficiency) interest in assets	$149,486	$148,729	$147,942	$147,716

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Unaudited Condensed Consolidated
Cash Flow Statement Projections
for the Twelve Months Ended December 31,
($’s in thousands)

	2010P	2011P	2012P	2013P
OPERATING ACTIVITIES:
Net Income	$29,323	$8,169	$9,075	$9,878
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,195	11,194	10,821	10,559
Deferred income taxes	19,887	5,401	6,000	6,531
Deferred gain on cancellation of debt	(36,113)	(789)	(1,323)	(1,956)
Additional cash out flows on New Notes	(11,705)	(9,546)	(9,012)	(8,379)
Capitalized PIK on New Notes	3,354	—	—	—
Capitalized PIK on Tranche B Term Loan	837	737	777	813
Changes in assets and liabilities
Accounts receivable	2,811	(179)	(36)	(299)
Inventories	(62)	(240)	5	(5)
Prepaids and other current assets	138	(18)	(3)	(30)
Accounts payable	(83)	287	2	47
Accrued employee costs	(106)	64	(13)	62
Other accrued liabilities	(56)	61	3	16

Net cash provided by operating activities	19,420	15,140	16,296	17,237

INVESTING ACTIVITIES:
Capital expenditures	(10,000)	(10,000)	(10,000)	(10,000)

Net cash used in investing activities	(10,000)	(10,000)	(10,000)	(10,000)

FINANCING ACTIVITIES:
Repayments on Tranche A Term Loan	(3,541)	—	—	—
Repayments on Tranche B Term Loan	(385)	(337)	(412)	(473)
Repayments on original stated principal amount of New Notes	(5,494)	(4,803)	(5,884)	(6,764)

Net cash used in financing activities	(9,420)	(5,140)	(6,296)	(7,237)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—
CASH AND CASH EQUIVALENTS, beginning of period	7,000	7,000	7,000	7,000

CASH AND CASH EQUIVALENTS, end of period	$7,000	$7,000	$7,000	$7,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid	$—	$—	$—
Interest expense deductible for income tax purposes	$12,591	$10,283	$9,788	$9,192
Summary of Significant Assumptions.
     Effective Date
     The projections have been prepared based on the assumption that the consummation of the Recapitalization Plan (including the Exchange Offer) is on December 31, 2009, the last day of our 2009 fiscal year.
      Critical Accounting Policies and Estimates
     The preparation of the consolidated financial projections required us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent assets and liabilities. We evaluated our estimates, including those related to allowances for doubtful accounts, intangible assets, management fees, and income taxes. We based our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates.
     Accounting policies followed in these projections are the same as those followed in our historical financial statements included in this Offering Memorandum and Disclosure Statement.
      Effects of Consummation of the Recapitalization Plan
     In determining the projections, we estimated the pro forma effects of completing the transactions contemplated by the Recapitalization Plan. These pro forma effects included estimating the troubled debt restructuring accounting treatment that would be accorded these transactions, as well as the accounting treatment that would be accorded the issuance of the New Notes. These transactions are highly complex and require significant estimations and judgment in application. The actual entries recorded upon the close of these transactions may vary significantly from the estimates included in the projections.

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     If the Exchange Offer is completed on the terms described in this Offering Memorandum and Disclosure Statement, the carrying value of the Old Notes, including accrued interest net of unamortized loan costs, will exceed the principal and maximum potential interest to be paid on the New Notes. On the date of the consummation of the Exchange Offer, we will recognize a gain on the cancellation of the Old Notes.
     In accordance with accounting for troubled debt restructuring, the carrying value of the New Notes will be its principal and maximum potential interest. The terms of the New Notes specify that the maximum interest rate may be reduced under certain conditions and all excess cash flows, as described in “Description of the New Notes — Redemptions and Repurchases — Mandatory Redemption with Excess Free Cash Flow,” shall be applied to the principal of the New Notes. Upon the realization of either of these future conditions that reduce the maximum amount payable on the New Notes, we will recognize additional gains on the debt restructuring.
     If we emerge from bankruptcy under the terms of the Prepackaged Plan, as described in this Offering Memorandum and Disclosure Statement, equity interests in Morris Publishing will not change and we will not be eligible to apply fresh start accounting. Historical cost basis for all assets and liabilities will be carried forward.
      Income Statement Assumptions
      Operating Revenue Assumptions:
(1)	Print advertising:
a.	Retail Advertising Revenue: The outlook for overall ad-spending for all media remains gloomy through 2010 but is expected to rebound somewhat in 2011. However, newspapers will continue to decline due to secular factors, including internet competition. Our projections for print advertising reflect that decline and show a significant decline in 2010 compared to 2009 in the high single digits with 2011 declining less than 1% and remaining at that level in the later years. Insert advertising is projected to decline in the high single digits in 2010 compared to 2009 and decline in the low single digits in the later years.

b.	National Advertising Revenue: We expect national print advertising revenue to continue to decline through 2011 and remain flat compared to the prior year beginning in 2012.

c.	Classified Automotive: Auto market advertising is expected to begin recovery in 2010 with consistent single digit growth through the projection period. However, growth is projected to be minimal due to the assumed movement of auto market advertisers to competitive web-based products.

d.	Classified Real Estate: The real estate market is expected to continue to perform weakly in the near term. Projections reflect real estate advertising bottoming out in 2011 and beginning to recover in 2013. The movement of real estate advertisers to competitive web-based products is expected to hinder future print revenue growth.

e.	Classified Employment: We expect classified employment print revenue to continue to shift online in 2010. The projections reflect flat revenues in this area beginning in 2011.
(2)	Online Advertising Revenue: Online advertising consists of display, banner, rich media, directories, classified or other advertising on Web sites associated and integrated with print publications and on third party affiliated Web sites, such as Yahoo!. Historically, the majority of online advertising dollars came from classifieds, with the Internet accounting for about 13-15% of all help wanted revenues. In addition, a small portion of online revenue came from retail and national advertising. Recent trends have shown shifts from print to online advertising, with the majority of growth coming from classified advertisements. We anticipate this trend to continue and online advertising revenue to grow at a modest rate beginning in 2010.

(3)	Circulation Revenues: The newspaper industry has faced circulation and readership declines over the past 25 years, with a large part of the decline due to a decline in evening newspapers, and the emergence of nightly news broadcasts, 24-hour news channels, and the Internet. Given these trends, we expect circulation revenue growth to moderately decline through the projection period.

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     Operating Expense Assumptions:
(1)	Direct Compensation: Direct compensation consists largely of (a) salary and wages and (b) commission and bonuses. The projections assume direct compensation is unchanged from 2009 through the projection period.

(2)	Employee Benefits: Employee benefits consist of employee insurance and other fringe benefits. Management assumed employee insurance would be in line with historical averages, or approximately 3%-4% of total annual revenue.

(3)	Newsprint, Ink and Supplements: Newsprint prices are volatile and fluctuate based upon factors that include foreign currency exchange rates and both foreign and domestic production capacity and consumption. We have not entered into derivative contracts for newsprint and given the unpredictability of prices newsprint costs are projected to be unchanged from 2009. Operating expenses related to ink and supplements have been projected to remain unchanged from 2009.

(4)	Other Expenses: Other expenses are related to features, art and news services, services of outsiders, carrier and agent delivery, utilities, management fees, advertising expense, supplies, bad debt and collection fees, postage and freight and other operating expenses. We project annual operating expenses based on historical levels and expect the majority of these costs to remain flat with certain exceptions.
     Interest Expense Assumptions: The projections assume that we utilize our excess unrestricted cash balances to repay $16.2 million of the $19.7 million aggregate principal amount of Tranche A term loan on the date of the consummation of the Exchange Offer, with the remaining $3.5 million being repaid during the first and second quarter of 2010. The Tranche B term loan, which had an aggregate principal amount outstanding of $6.8 million as of October 15, 2009, the date of the Existing Credit Agreement, remains outstanding and becomes pari passu with the New Notes, with all of the interest PIK. See “— Deferred Gain on the Cancellation of Debt Assumptions” below for the accounting of interest payments on troubled debt restructurings.
     Deferred Gain on the Cancellation of Debt Assumptions: The projections assume we recognize a gain on the cancellation of the Old Notes of $113.8 million as of December 31, 2009, the date of the consummation of the Exchange Offer. At December 31, 2009, the total amount of potential estimated future cash out flows on the New Notes in excess of the $100 million in stated principal amounts of the New Notes (assuming 100% participation in the Exchange Offer) was $83.9 million based upon an assumed maximum interest rate of 15% per year, with 50% PIK interest. The actual amounts of future cash payments may be lower if, as expected, the floating interest rate on the New Notes is reduced and/or if principal payments are made prior to maturity.
     In our projections, the amount of the additional cash flows on the New Notes is reduced each year based upon the actual maximum interest rate and amount of PIK interest in effect during that period and the actual annual cash out flow. The reduction in the additional cash out flows is recorded as deferred gains within our unaudited condensed consolidated income statement projections.
     Income Tax Expense Assumptions: The projections assume that no income taxes are paid. The income tax provision recognizes no gain on cancellation of debt and reflects no tax attribute reductions as a result of the cancellation of debt.
      Cash Flow Assumptions
     Cash Flow from Operating Activities. Cash flows from operating activities result from our net income, adjusted for non-cash charges, the additional cash out flows (excluding principal repayments) on our New Notes, and changes in working capital. Investments in working capital are based off of historical ratios.
     Cash Flow from Investing Activities. The primary investing activity is capital expenditures. Management projects minimum annual capital expenditure maintenance activities of $10 million going forward.
     Cash Flow from Financing Activities. Cash flows from financing activities are based on the debt principal repayments called for under the Recapitalization Plan.
      Balance Sheet Assumptions
     Cash. The projections assume a cash balance of $7 million to fund working capital needs as specified in the offering.

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     Debt. The projections reflect the post-emergence debt balances outlined in the Prepackaged Plan. The projections assume that we do not enter into the Working Capital Facility and that Tranche B term loans are not refinanced along with the Tranche A term loans within 150 days of the Restructuring (in which event the refinanced Tranche B loan becomes senior to the New Notes). The Tranche A term loans are assumed to be repaid in full out of our beginning unrestricted cash balance and our excess cash flows during the first and second quarters of 2010.
     However, if the Tranche B term loan is refinanced along with the Tranche A term loan within 150 days after the consummation of the Restructuring, then the entire refinanced debt (including the portion representing the Tranche B term loan) will be senior to the New Notes, with the excess cash flows being applied first to the accrued interest and principal amount outstanding of senior debt before any principal payments are made on the New Notes.
     In the event of the refinancing of the Tranche B term loan, we would project the refinanced Tranche B term loan to be repaid in 2010 and 2011, rather than over 90% of such payments being applied pari passu to the New Notes, resulting in corresponding increases in the projected principal amount of New Notes outstanding for each period presented in our projections.

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